Exhibit 99.1

Annual Report 2016

uniQure N.V.

Amsterdam, April 14, 2017

Table of Contents

			Page

A	Report of the Board of Directors		2

	1	Introduction	2
	2	Financial results	22
	3	Risk factors	27
	4	Governance and compliance	31
	5	Statement of the Board of Directors	42

B	Consolidated Financial Statements uniQure N.V. for the year ended December 31, 2016		43

C	Company-only Financial Statements uniQure N.V. for the year ended December 31, 2016		85

D	Other Information		93

A                                       Report of the Board of Directors

1                                         Introduction

a)                                     Forward-looking statements

This Annual Report and the Consolidated Financial Statements contain “forward-looking statements” as defined under U.S. federal securities laws. Many of these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” and similar expressions.

Our actual results or experience could differ significantly from the forward-looking statements. These statements are subject to various risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under “Risk Factors” and elsewhere in this Annual Report and in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. You should carefully consider that information before you make an investment decision.

You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the Annual Report to reflect later events or circumstances or to reflect the occurrence of unanticipated events. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

b)                                     History and development of uniQure

uniQure N.V. (“uniQure” or the “Company”) is a biopharmaceutical company which was founded in 1998 by scientists who were investigating Lipoprotein Lipase Deficiency (“LPLD”) at the Academic Medical Center of the University of Amsterdam. The Company initially operated through its predecessor company, Amsterdam Molecular Therapeutics Holding N.V. (“AMT”). The Company was incorporated in January 2012 to acquire and continue the gene therapy business of AMT which is domiciled in the Netherlands. Effective February 10, 2014, in connection with its initial public offering, the Company converted into a public company with limited liability and changed its legal name from uniQure B.V. to uniQure N.V. The Company is registered with the Dutch Trade Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel en Fabrieken) in Amsterdam, the Netherlands under number 54385229. The Company’s headquarters is in Amsterdam, the Netherlands, and its registered office is located at Meibergdreef 61, Amsterdam 1105 BA, the Netherlands, and its telephone number is +31 20 240 6000.

uniQure is registered with the Dutch Trade Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel en Fabrieken) in Amsterdam, the Netherlands under number 54385229. Our corporate seat is in Amsterdam, the Netherlands, and our registered office is located at Meibergdreef 61, Amsterdam 1105 BA, the Netherlands, and our telephone number is +31 20 240 6000. Our website address is www.uniqure.com. Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “QURE”.

c)                                      Business overview

We are a leader in the field of gene therapy, seeking to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. We are advancing a focused pipeline of innovative gene therapies that have been developed both internally and through partnerships, such as our collaboration with Bristol Myers-Squibb focused on cardiovascular diseases. We have established clinical proof-of-concept in our lead indication hemophilia B and achieved preclinical proof-of-concept in Huntington’s disease. We believe our validated technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost and time to market. We produce our AAV-based gene therapies in our own facilities with a proprietary, commercial-scale, consistent, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

In November 2016, we announced the completion of our strategic review process aimed at refocusing our pipeline, reducing operating costs and delivering long-term shareholder value. The strategic restructuring plan includes the following key elements:

•                  Prioritizing the development of our product candidates in hemophilia B and Huntington’s disease, as well as those programs associated with our collaboration with Bristol-Myers Squibb in cardiovascular disease. We intend to initiate late stage development of our product candidate for hemophilia B, pending discussions with regulatory authorities and to file investigational new drug (“IND”) applications for Huntington’s disease and S100A1 following the completion of ongoing IND-enabling studies.

•                  Deprioritizing investments in our gene therapy programs targeting Sanfilippo B and Parkinson’s disease and initiating discussions with collaborators regarding potential options, including the transition or partnering of these programs.

•                  Leveraging our manufacturing capabilities and next-generation vector and promoter platform to generate new best-in-class products, with an emphasis on rare and orphan diseases.

•                  Consolidating our manufacturing activities at our Lexington, MA facility.

•                  Maintaining a smaller, but fully integrated research and development organization in Amsterdam, the Netherlands.

•                  Eliminating the previous organizational structure based on therapeutic areas of focus and realigning the organization around core program teams.

Update on research and development activities during 2016

A summary of our key development targets as of December 31, 2016, is provided below:

Development Stage
Product/ Product Candidate	Vector	Gene	Indication	Collaborator	Pre- clinical	Phase I/II	Phase III	Approved	Comments
Core Programs
AMT-060	AAV5	Human Factor IX (“hFIX”)	Hemophilia B	Chiesi (in EU and other select countries)	✓	✓			uniQure Phase I/II clinical study completed
AMT-130	AAV5	HTT	Huntington’s disease	—	✓				Achieved preclinical proof of concept and selected lead candidate
AAV Delivering S100A1	Un-disclosed	S100A1	Congestive Heart Failure	BMS	✓				Currently preparing an European Medicines Agency (“EMA”) / U.S. Food and Drug Administration (“FDA”) compliant pharmacology/ toxicology test plan
Validation Program
Glybera (EU)	AAV1	Lipoprotein Lipase (“LPL”)	LPLD	Chiesi (in EU and other select countries)	✓	✓	✓	✓	Phase IV study ongoing

AMT-060 for Hemophilia B

Hemophilia B Disease and Market Background

Hemophilia B is a serious and rare inherited disease in males characterized by insufficient blood clotting. The condition can lead to repeated and sometimes life-threatening episodes of external and internal bleeding following accidental trauma or medical interventions. Severe hemophilia is characterized by recurrent episodes of spontaneous joint bleeds that cause long-term damage to the joints resulting in disabling arthropathy. Bleeds may be fatal if they occur in the brain. The deficient blood clotting results from the lack of functional human Factor IX (“hFIX”). Treatment of hemophilia B today consists of prophylactic or on-demand protein replacement therapy, in which one to three times weekly intravenous administrations of plasma-derived or recombinant hFIX are required to prevent bleeding and once daily infusions in case bleeding occurs. Hemophilia B occurs in approximately 1 out of 30,000 live male births.

Our Development of AMT-060

We are developing AMT-060, a gene therapy for the treatment of hemophilia B. We are targeting

•                  long-term safety,

•                  sustained, therapeutically relevant increases in FIX activity levels, and

•                  a reduction in both consumption of FIX replacement therapy and bleeding rates.

We are enrolling male patients from multiple countries with either severe (<1%) or moderately severe (<2%) hemophilia B on prophylactic (precautionary) or on-demand FIX replacement therapy, but in either case with a severe bleeding phenotype. We have entered into a co-development agreement with Chiesi Farmaceutici S.p.A. (“Chiesi”) for the development and commercialization of AMT-060 in the European Union and other specified countries.

AMT-060 consists of the AAV5 vector carrying a human Factor IX (“FIX”) gene cassette that we have exclusively licensed from St. Jude. We produce this vector with our insect cell-based manufacturing process. We are designing this therapy for systemic administration through intravenous infusion in a single treatment. We are observing a therapeutic benefit from AMT-060 that is superior to patients’ previous prophylactic FIX replacement therapy regimen, even in patients with advanced joint disease who still experienced many bleeds despite prophylaxis with FIX.

Phase I/II Clinical Trial

In the third quarter of 2015, we initiated our Phase I/II clinical trial of AMT-060 in patients with severe or moderately-severe hemophilia B.

The study is a 5-year, open-label, uncontrolled, single-dose, dose-ascending multi-center trial that includes two cohorts, with the low-dose cohort using a treatment of 5x1012 gc/kg and the second-dose cohort using 2x1013 gc/kg. It is administered, without immunosuppressant therapy, through the peripheral vein in a single treatment session for approximately 30 minutes. All patients are screened for pre-existing anti-AAV5 antibodies before treatment, and Data Monitoring Committee reviews are conducted after each of the first two patients in each cohort as well as prior to dosing in the second cohort.

We enrolled a total of five patients into the low dose cohort in the third quarter 2015. Another five patients were enrolled into the high dose cohort between March and May 2016.

We presented the most recent data from the study on December 5, 2016, at the 58th annual meeting of the American Society of Hematology (“ASH”).

Data from the second-dose cohort showed a dose response with improvement in disease state in all five patients, including the discontinuation of prophylactic FIX infusions in all four patients that previously required chronic replacement therapy. As of the data cutoff date for the ASH presentation, only one unconfirmed spontaneous bleed was reported during an aggregate of 94 weeks follow-up after discontinuation of prophylactic FIX replacement therapy, representing a reduction in the annualized spontaneous bleed rate of 76% compared to the one-year period prior to administration of AMT-060. Through up to 6 months of follow-up among the five patients in the second-dose cohort, the mean steady-state FIX activity was approximately 7% of normal, with expression up to a FIX activity of 13% of normal.

All five patients in the low-dose cohort, whose bleedings were previously uncontrolled despite being managed with prophylactic therapy, continue to maintain constant and clinically meaningful levels of FIX activity for up to 52 weeks post treatment, resulting in a complete cessation of spontaneous bleedings in the last 14 weeks of observation. Among the four patients that discontinued prophylactic FIX infusions, the annualized spontaneous bleed rate was reduced by 59% compared to the one year period prior to administration of AMT-060. Additionally, the annualized consumption of FIX concentrate following AMT-060 administration was reduced by more than a cumulative total of 1,329,000 international units (85%) compared to their pre-trial usage levels. The one patient who remained on prophylactic FIX therapy in the low-dose cohort experienced a 45% reduction in spontaneous bleeds and also requires materially less FIX concentrate after treatment with AMT-060.

AMT-060 continues to be well-tolerated, and there have been no severe adverse events. Three out of the total of 10 patients (two in the second-dose cohort and one previously reported from the low-dose cohort) experienced mild, asymptomatic elevations of alanine aminotransferase (“ALT”) and received a tapering course of corticosteroids per protocol. Importantly, the temporary elevations in ALT were not associated with any loss of endogenous FIX activity or T-cell response to the AAV5 capsid.

No patients across either cohort have developed inhibitory antibodies against FIX and no patients screened in the study tested positive for anti-AAV5 antibodies.

On January 30, 2017, we received a Breakthrough Therapy designation by the FDA for our AMT-060 program. This designation is based on results from the ongoing Phase I/II clinical trial.

Huntington’s Disease

Huntington’s disease (“HD”) is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities and cognitive decline, resulting in complete physical and mental deterioration over a 12 to 15 year period. The median survival time after onset is 15 to 18 years (range: 5 to >25 years). Causes of death include pneumonia (~33%), other infections, heart disease (~25%), suicide (~7%), choking, physical injury (e.g., falls), and malnutrition. HD is caused by an inherited defect in a single gene that codes for protein called Huntingtin (“HTT”). The prevalence of HD is 2.71 per 100,000 in the general population, similar in men and women, and it is therefore considered as rare disease. Despite the ability to identify HD mutation carriers decades before onset, there is currently no available therapy that can delay onset or slow progression of the disease. Although some symptomatic treatments are available, they only are transiently effective despite significant side effects.

Our product candidate AMT-130 consists of an AAV5 vector carrying an artificial micro-RNA which silences the Huntingtin gene. The therapeutic goal is to inhibit the production of the mutant protein. Findings published the peer-reviewed journal Molecular Therapy-Nucleic Acids provide preclinical proof of concept for AMT-130 and demonstrate the potential of a one-time administration of AAV5-delivered gene therapy into the CNS to silence HTT. The paper, titled “Design, Characterization, and Lead Selection of Therapeutic miRNAs Targeting Huntingtin for Development of Gene Therapy for Huntington’s Disease” describes multiple approaches to silencing HTT using expression cassette-optimized artificial microRNAs (“miHTTs”).

Several miHTT scaffolds were incorporated in an AAV5 vector using our established baculovirus-based manufacturing platform and administered to a humanized mouse model. The data demonstrate strong silencing of mutant HTT and total HTT silencing in vitro and in vivo. Furthermore, it was shown that HTT knock-down efficiency could be increased to 80% by using optimized miHTT scaffolds. These efficient knock down data were also observed in a larger animal species, mini pigs, a model that is explored as a large animal model for HD.

In parallel, studies for HTT silencing and bio distribution were initiated in non-human primates during 2016. The results of both large animal studies will be used to design the safety program of AMT-130 to support the filing of an investigative new drug application with the FDA.

S100A1 for Congestive heart failure

Collaboration with Bristol-Myers Squibb (“BMS”)

In April 2015, we entered into an agreement with BMS that provides exclusive access to our gene therapy technology platform for multiple targets in cardiovascular (and other) diseases (“Collaboration and License Agreement”). The collaboration included our proprietary gene therapy program for congestive heart failure which aims to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also included the potential for a target exclusive collaboration in other disease areas. In total, the companies may collaborate on ten targets, including S100A1.

We are leading the discovery, non-clinical, analytical and process development effort and are responsible for manufacturing of clinical and commercial supplies using our vector technologies and industrial, proprietary insect-cell based manufacturing platform, while BMS leads development and regulatory activities across all programs and is responsible for all research and development costs. BMS will be solely responsible for commercialization of all products from the collaboration.

In July 2015, three additional targets for development in cardiovascular indications were agreed with BMS. The development process for two of these new targets commenced in 2016 with producing initial material for research and development.

Congestive heart failure is the inability of the heart to supply sufficient blood flow to meet bodily demand for oxygen and nutrition. CHF is a rapidly progressing disease affecting 26 million people worldwide, with patients suffering from severe heart failure facing a 5-year mortality rate of over 50%. According to the American Heart Association, the prevalence of CHF is expected to double or triple by 2030. Maladaptive changes in the molecular composition of the diseased heart muscle contribute to its loss of contractile function, lethal tachyarrhythmia, energetic deficit, and maladaptive growth. Currently, there is no effective long-term or causative treatment for this disease.

S100A1 is intended to fill this therapeutic gap by improving cardiac function and targets a novel molecular regulatory mechanism that differs from previous therapeutic attempts to enhance cardiac muscle function, such as beta-AR agonists (e.g., dobutamine) or calcium sensitizers. S100A1 neither utilizes, nor relies on, components of the ß-adrenergic system to improve cardiac performance and conveys a cAMP-independent heightened systolic and diastolic contractile state. As such, S100A1 is intended to be fully compatible with current HF treatments due to its novel and independent mode of action. S100A1’s upstream position as a “master regulator” of a Ca2+-driven network in cardiomyocytes integrating contractility, metabolism, rhythm stability and growth, makes S100A1 a unique therapeutic target among other regulatory proteins in the heart.

S100A1 protein is downregulated in human CHF molecular analysis characterized the S100A1 protein as an upstream “master” regulator of the cardiomyocyte-calcium driven network. S100A1 deficient hearts show accelerated progression to severe heart failure and increase mortality after cardiac damage. Elevated cardiomyocyte S100A1 protein levels are protective and prolong survival in mouse CHF models.

In 2015, we agreed with BMS to perform non-clinical studies that are expected to support an IND filing. Based on this plan, several non-clinical studies were performed in 2016:

•                  Pharmacokinetic and bio distribution studies utilizing the same baculovirus-derived material that will be used in the clinical trials; and

•                  Exploratory studies to assess the need for anterograde occlusion as part of the investigational product delivery method and assess the impact of neutralizing antibodies (“NAbs”) on therapeutic activity of S100A1.

The non-clinical studies target to obtain safety and efficacy data required for filing of an investigative new drug application with the FDA.

Glybera for LPLD

In October 2012, the European Commission granted marketing authorization for Glybera® under exceptional circumstances as a treatment for adult patients diagnosed with familial lipoprotein lipase deficiency (“LPLD”) confirmed by genetic testing, and suffering from severe or multiple pancreatitis attacks despite dietary fat restrictions.

Glybera is a gene therapy that is designed to restore the LPL enzyme activity required to enable the processing, or clearance, of fat-carrying chylomicron particles formed in the intestine after a fat-containing meal. The product consists of an engineered copy of the human LPL gene packaged with a tissue-specific promoter in a non-replicating AAV1 vector, which has a particular affinity for muscle cells. In order to improve activity, we use a naturally occurring variant of the LPL gene that has higher enzyme activity than the normal version of the gene that encodes the protein. We produce Glybera using our insect cell-based manufacturing process. Clinicians administer Glybera in a one-time series of up to 60 intramuscular injections in the legs. The patient is administered spinal anesthesia or deep sedation during the procedure. In addition, an immunosuppressive regimen is recommended from three days prior to and for 12 weeks following Glybera administration.

In the European Union, we have been granted orphan drug exclusivity for Glybera for treatment of LPLD until October 2022. The first commercial patient in Europe was treated with Glybera in September 2015.

The FDA has also granted orphan drug designation to Glybera for the treatment of LPLD. In November 2015, we announced that we are no longer pursuing the approval of Glybera in the U.S.

To fulfill the key conditions of the approval of Glybera by the EMA, we were required to implement a patient registry prior to commercial launch and to conduct post-approval clinical trials of Glybera. The patient registry was put in place in May 2014. In 2015, we completed a non-interventional healthy volunteer study to establish post-prandial chylomicron clearance test curves in 8 normal individuals following fat-containing standardized meal.

We currently plan to enroll 12 patients with LPLD into a phase IV study. We anticipate that the trial will be conducted as a multicenter trial including sites in the United States and Canada. The EMA has approved an initial protocol for this clinical trial in 12 patients. We also developed an improved manufacturing process for Glybera, which addresses our post-approval commitments and received EMA approval in January 2016.

Other Early-Stage Research

We are pursuing the research of several other gene therapy candidates targeting rare and orphan diseases. Our focus is on genetic diseases affecting the liver, including hemophilia A, as well as various CNS disorders.

Vector Development

We are seeking to develop next-generation vectors with increased potency to target liver indications in which high relative percentage increases in the secretion of a protein above the disease state would be required for therapeutic benefit. One approach we are using is directed evolution, which involves a vector selection process in which libraries of mutant variants are screened for optimal properties. These next-generation vectors may be used in the development of a gene therapy for hemophilia A as well as other therapeutic indications. In January 2014, we entered into a collaboration and license agreement with 4D for the discovery and optimization of next-generation AAV vectors targeting the liver and the brain.

Collaborations

Bristol-Myers Squibb Collaboration

In April 2015, we entered into a series of agreements with BMS, a publicly traded pharmaceutical company, regarding a collaboration that provides BMS with exclusive access to our gene therapy technology platform for multiple targets in cardiovascular and potentially other diseases.

Collaboration and License Agreement

With respect to the Collaboration and License Agreement with BMS, we refer to the section above.

We have received a total of $140.0 million to date from BMS, including an upfront payment of $50.0 million at the closing of the collaboration, which occurred in May 2015, a $15.0 million payment for the selection of three collaboration targets, in addition to S100A1, and approximately $75.5 million in two equity investments. We will be eligible to receive additional payments for further designation of new collaboration targets and upon the achievement of research, development and regulatory milestones, including up to $254.0 million for the lead S100A1 therapeutic and up to $217.0 million for each other gene therapy product developed under the collaboration. We will also be eligible to receive net-sales-based milestone payments and tiered single to double-digit royalty payments on product sales.

Equity Agreements

In June 2015, BMS acquired 1.1 million ordinary shares, or 4.9% of our outstanding ordinary shares following the issuance, at a purchase price of $33.84 per share for aggregate consideration of $37.6 million. In August 2015, BMS acquired an additional 1.3 million ordinary shares at a purchase price of $29.67 per share for aggregate consideration of $37.9 million. Immediately after the second equity investment, BMS held 9.9% of our outstanding ordinary shares.

We have also granted BMS two warrants. Pursuant to each agreement, BMS may at its option acquire an additional number of shares equal to up to 5.0% of our outstanding ordinary shares (10.0% in the aggregate) immediately after each such issuance at a premium to the market. The exercise of each warrant is conditioned upon the designation of a specified number of additional collaboration targets and payment of related fees by BMS, as well as a minimum number of collaboration programs under development.

The total number of ordinary shares that may be acquired by BMS pursuant to these agreements is equal to 19.9% of the total number of ordinary shares outstanding following such issuances.

We also entered into an Investor Agreement with BMS regarding the rights and restrictions relating to the ordinary shares to be acquired by BMS. We have granted BMS certain registration rights that allow BMS to require us to register our securities beneficially held by BMS under the Exchange Act. BMS may make up to two such demands (or three, in the event that either warrant is exercised) for us to register the shares, provided that we may deny such demand if (i) the market value of the shares to be registered is less than $10 million (provided however, if BMS holds less than $10 million worth of our shares, we must comply with their demand for registration), (ii) we certify to BMS that we plan to effect a registration within 120 days of their demand or we are engaged in a transaction that would be required to be disclosed in a registration statement and that is not reasonably practicable to be disclosed at that time, or (iii) we have already effected one registration statement within the twelve months preceding BMS’s demand for registration. In addition, upon the occurrence of certain events, we must also provide BMS the opportunity to include the shares they hold in any registration statement that we effect independent of any demand registration.

We have also granted BMS certain information rights under the Investor Agreement, although these requirements may be satisfied by our public filings required by U.S. securities laws.

Pursuant to the Investor Agreement, without our consent, BMS may not (i) acquire a number of shares such that the number of shares that BMS beneficially holds is greater than the percentage acquired, or which may be acquired, after giving effect to each of the tranches under the Share Subscription Agreement and the two warrants; (ii) propose, offer or participate in any effort to acquire us or one of our subsidiaries; (iii) propose, offer or participate in a tender offer for our shares or any exchange of shares that would effect a change of control of our company; (iv) seek to control or influence our governance or policies; (v) join or participate in any group regarding the voting of our ordinary shares; or (vi) take certain other similar actions. BMS may still, among other things, make a non-public, confidential proposal to enter into a business combination or similar transaction with our company. These stand still restrictions will terminate upon the occurrence of certain events including, but not limited to, the acquisition of a certain material number of shares by a third party, if we enter into a merger agreement or similar transaction with a third party, or upon the passage of a defined period of time subsequent to the acquisition of shares pursuant to the Share Subscription Agreement or the warrants.

BMS is also subject to a lock-up pursuant to the Investor Agreement. Without our prior consent, BMS may not sell or dispose of its shares until the later of (i) the fourth anniversary of the purchase of the first tranche of shares pursuant to the Share Subscription Agreement (or fifth anniversary if the Collaboration Agreement is extended), or (ii), in respect of each ordinary share acquired pursuant to the Share Subscription Agreement and the warrants, the first anniversary of issuance of each such ordinary shares. However, this lock-up may terminate sooner in the event the Collaboration Agreement is terminated.

The Investor Agreement also requires BMS to vote all of our ordinary shares it beneficially holds in favor of all items on the agenda for the relevant general meeting of shareholders of our company as proposed on behalf of our company, unless, in the context of a change of control or similar transaction, BMS has itself made an offer to our company or our supervisory or management boards in connection with the transaction that is the subject of the vote, in which case it is free to vote its shares at its discretion. This voting provision will terminate upon the later of the date on which BMS no longer beneficially owns at least 4.9% of our outstanding ordinary shares, the closing of a transaction that provides BMS exclusive and absolute discretion to vote our shares it beneficially holds, or the termination of the Collaboration Agreement for breach by us.

Chiesi Hemophilia B Commercialization and Development Agreement

We have entered into an agreement with Chiesi, a family-owned Italian pharmaceutical company, for the co-development and commercialization of our hemophilia B program. We have retained full rights in the United States, Canada and Japan under this agreement. We received a €17.0 million upfront payment under this agreement, as well as a €14.0 million investment in our ordinary shares, both in July 2013. This agreement provides us with research funding for further development of our hemophilia B product candidate, and further provides that we will also receive payments from Chiesi for any commercial quantities of our hemophilia B product candidate we manufacture and supply to them, if we receive regulatory approval for such product candidate. We estimate that the amount we would retain, net of cost of goods sold, including third party royalties and related amounts, will be between 25% and 35% of the revenues from sales of such product by Chiesi, varying by country of sale.

Chiesi Glybera Commercialization

We will receive payments from Chiesi for the quantities of Glybera we manufacture and supply to them. Based on our estimates, we anticipate we will retain in the range of 20% to 30% of the net sales of Glybera by Chiesi in the European Union and other countries under our agreement, net of the cost of goods sold, including the royalties and other obligations we owe to third parties. In addition, we are required to repay 20% of the gross amount received from Chiesi related to Glybera sales in repayment of a technical development loan from the Dutch government.

Early-Stage Collaborations

4D Molecular Therapeutics

In January 2014, we entered into a collaboration and license agreement with 4D for the discovery and optimization of next-generation AAV vectors. Under this agreement, 4D has granted us an exclusive, worldwide license, with the right to grant sublicenses, to 4D’s existing and certain future know-how and other intellectual property, including certain patent rights 4D has exclusively licensed from the Regents of the University of California, to develop, make, use and sell certain AAV vectors and products containing such AAV vectors and gene constructs, for delivery of such gene constructs to CNS or liver cells for the diagnosis, treatment, palliation or prevention of any disease or medical condition. Under this collaboration, the 4D team, including Dr. David Schaffer, 4D’s co-founder and Professor of Chemical and Biomolecular Engineering at the University of California, Berkeley, has established a laboratory to identify next generation AAV vectors. In addition, in connection with our entry into this collaboration, Dr. Schaffer became a member of our Board.

We funded a three-year (2014-2016) research collaboration, which has been extended for an additional year, under a mutually agreed research plan. We are entitled to select a specified number of AAV variants from the research collaboration. We have exclusive rights to further research, develop, manufacture and commercialize the selected AAV variants, as well as AAV vectors and products containing such AAV variant and gene constructs, or licensed products. During the research collaboration and throughout the term of the agreement, 4D has agreed to work exclusively with us to research, develop, manufacture and commercialize AAV variants, AAV vectors and products containing AAV vectors and gene constructs, for delivery of gene constructs to CNS or liver cells for the diagnosis, treatment, palliation or prevention of any disease or medical condition.

Our research collaboration with 4D is guided by a joint research steering committee. Our payment obligations under the agreement include the research collaboration funding described above as well as payments for the achievement of specified preclinical, clinical and regulatory milestones of up to $5,000,000 for each licensed product that we develop under the collaboration. We have also agreed to pay 4D royalties equal to a single-digit percentage of net sales, if any, of licensed products by us or our affiliates. We also pay 4D a low to upper-low double-digit percentage of any sublicensing income we receive, subject to a floor of a low single-digit percentage of net sales, if any, by sublicensees of certain licensed products.

Synpromics

In January 2015, we entered into an agreement with Synpromics, a UK-based biotechnology company, pursuant to which we intend to jointly fund research relating to the development of optimized viral promoters. Under the agreement, we have agreed to fund a specific testing program on liver promoters, with payments based on the achievement of specified milestones. Following the conclusion of the non-clinical testing phase, further milestones and payments have been agreed through the clinical phase of development and commercialization of products consisting of promoters developed under this agreement.

The research is directed at the discovery of alternative small liver-specific promoters for sustainable and increased expression of larger therapeutic genes fitting the package capacity of AAV vectors. Under the agreement, we will exclusively own the foreground IP that will be obtained following the assembly of synthetic promoters conceived under Synpromic’s patent-protected technology and have the sole right to pursue uniQure patent rights that cover the synthetic promoters. All rights are limited to AAV gene therapy in the liver field. We will on request grant Synpromics an exclusive, sublicensable license to the IP outside this field

Intellectual Property

Introduction

We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection in the United States, Europe and other countries for novel components of gene therapies, the chemistries and processes for manufacturing these gene therapies, the use of these components in gene therapies and other inventions and related technology that are important to our business, such as those relating to our technology platform. We also rely on trade secrets and careful monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of AAV-based gene therapies.

We are heavily dependent on the patented or proprietary technology of third parties to develop and commercialize our products. We must obtain licenses from such third parties on commercially reasonable terms, or our business could be harmed, possibly materially. For example, we license from third parties essential parts of the therapeutic gene cassettes as well as the principal AAV vectors we use and key elements of our manufacturing process. We anticipate that we will require additional licenses in the future.

Because most patent applications throughout the world are confidential for 18 months after the earliest claimed priority date, and since the publication of discoveries in the scientific and patent literature often lags behind actual discoveries, we cannot be certain that we were the first to invent or file applications for the inventions covered by our pending patent applications. Moreover, we may have to participate in post-grant proceedings in the patent offices of the United States or foreign jurisdictions, such as oppositions, reexaminations or interferences, in which the patentability or priority of our inventions are challenged. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

Our intellectual property portfolio consists of owned and in-licensed patents, licenses, trademarks, trade secrets and other intellectual property rights.

Patent Portfolio

Our gene therapy programs are protected by patents and patent applications directed to various aspects of our technology. For example, our gene therapy programs are protected by patents and patent applications with composition-of-matter or method of use claims that cover the therapeutic gene, the promoter, the viral vector capsid or other specific parts of these technologies. We also seek protection of core aspects of our manufacturing process, particularly regarding our baculovirus expression system for AAV vectors in insect cells. In addition, we have filed manufacturing patent applications with claims directed to alternative compositions-of-matter and manufacturing processes to seek better protection from competitors.

We file the initial patent applications for our commercially important technologies in both Europe and the United States. For the same technologies, we typically file international patent applications under the Patent Cooperation Treaty (“PCT”) within a year. We also may seek, usually on a case-by-case basis, local patent protection in Canada, Australia, Japan, China, India, Israel, South Africa, New Zealand, South Korea and Eurasia, as well as South American jurisdictions such as Brazil and Mexico.

Our intellectual property portfolio includes the following rights:

•                  16 patent families that we own;

•                  9 patent families that we exclusively in-license; and

•                  5 patent families that we non-exclusively in-license.

The geographic breakdown of our owned patent portfolio is as follows:

•                  11 issued U.S. patents;

•                  8 granted European Patent Office patents;

•                  2 pending PCT patent application;

•                  7 pending U.S. patent applications;

•                  11 pending European Patent Office patent applications; and

•                  36 pending and 35 granted patent applications in other jurisdictions.

The patent portfolios for our manufacturing platform and most advanced programs are summarized below.

Owned Manufacturing Patents

We own a patent family directed to large scale production of AAV vectors in insect cells. The family includes two issued patents in the United States, an issued patent in Japan and pending applications in the United States and other jurisdictions. The standard 20-year term for patents in this family will expire in 2027. This patent family relates to first-generation technology developed by uniQure and is used in Glybera.

Furthermore, we own two patent families directed to improving AAV vectors and covering AAV vectors manufactured at large scale relating to our second-generation technology used in all our other programs. One patent family contains pending applications in the United States, Europe, Japan and other jurisdictions, and issued patents in the United States, Japan, Australia, China and other jurisdictions. The standard 20-year term for patents in this family will expire in 2028. The other patent family contains an issued patent in the US and a pending patent in Europe. The standard 20-year term for patents in this family will expire in 2031.

In addition, we own a family of patent applications relating to a proprietary baculovirus removal process which contributes to obtain regulatory compliant AAV vector products. This family includes a granted patent in Europe and pending applications in the United States, Europe, Japan and other jurisdictions. The standard 20-year term for patents in this family, if issued, will expire in 2032. This patent family relates to technology used in Glybera and further product development programs.

We own a PCT-application, which covers AAV5 administration technology through intrathecally delivery routes. The standard 20-year term of patents in this family will expire in 2034.

We recently filed a patent application covering technology that is related to methods to suppress immunological responses to AAV vectors. The standard 20-year term of patents in this family will expire in 2035.

Owned Product-related Patents

S100A1

We hold patents related to our S100A1 product candidate in heart and skeletal muscle diseases. The patents have been granted in Europe, Canada, Japan and the US, the term of which will expire in 2020.

Our subsidiary uniQure GmbH has also developed and the Technology Transfer group at Heidelberg University has filed a second medical use patent application relating to the therapeutic window and effective dosages of S100A1 in heart disease. We exercised our option to license the patent in January 2017.

Glybera

We co-own with the University of British Columbia (“UBC”) a patent family relating to the lipoprotein lipase variant LPL-S447X transgene used in Glybera, including issued patents in Europe and Japan. The standard 20-year term for patents in this family will expire in 2020. UBC exclusively licensed its patent rights to Xenon, which has granted us the sublicense described below.

Licenses

We have obtained exclusive or non-exclusive rights from third parties under a range of patents and other technology that we use in our product and development programs, as described below. Our agreements with these third parties generally grant us a license to make, use, sell, offer to sell and import products covered by the licensed patent rights in exchange for our payment of some combination of an upfront amount, annual fees, royalties, a percentage of amounts we receive from our licensees and payments upon the achievement of specified development, regulatory or commercial milestones. Some of the agreements specify the extent of the efforts we must use to develop and commercialize licensed products. The agreements generally expire upon expiration of the last-to-expire valid claim of the licensed patents. Each licensor may terminate the applicable agreement if we materially breach our obligations and fail to cure the breach within a specified cure period.

Technology Used for Multiple Programs

We are exploiting technology from the third party sources described below in more than one of our programs.

National Institutes of Health—AAV production

In 2007, we entered into a license agreement with the NIH, which we amended in 2009 and 2013. The patents under this license cover basic technology to produce AAV vectors in insect cells. Under the license agreement, the NIH has granted us a non-exclusive license to patents relating to production of AAV vectors, to make, use, sell, offer to sell and import specified plasmids, which are small DNA molecules that are physically separate from, and can replicate independently of, chromosomal DNA within a cell, or other materials, which we refer to as AAV products. We may only grant sublicenses under this agreement with the NIH’s consent, which may not be unreasonably withheld. We are exploiting this technology for our Glybera and hemophilia B programs. The standard 20-year term for the underlying patents will expire in 2022.

Payment obligations to the NIH under this license agreement include a low single-digit percentage royalty on the sale of AAV products by us or on our behalf; a maximum sub-teen double-digit percentage of sublicensing income; potential additional development milestone fees for the initiation of each clinical trial, which would total in the aggregate $0.3 million for one Phase I, Phase II and Phase III trial; potential regulatory milestone fees totaling $0.8 million for the first marketing approvals in specified countries or jurisdictions; and an annual maintenance fee of $0.01 million creditable against royalties. We do not have to pay royalties or milestone fees under this agreement if we have to pay royalties or milestone fees under our 2011 agreement with the NIH, described below, for the same product. Under the license agreement, we have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any territory, subject to a specified notice period.

National Institutes of Health—AAV5

In 2011, we entered into another license agreement with the NIH, superseding an earlier agreement. Under this agreement, the NIH granted us an exclusive, worldwide license to patents relating to AAV5 for use in therapeutic products to be delivered to the brain or liver for treatment of human diseases originating in the brain or liver, but excluding arthritis-related diseases, and a non-exclusive, worldwide license to patents relating to AAV5 for all other diseases, in each case to make, use, sell, offer to sell and import products within the scope of the specified patent claims. We refer to the products licensed under this agreement as AAV5 products. We may grant sublicenses under this agreement only with the NIH’s consent, which may not be unreasonably withheld. We are currently exploiting this technology for our programs on hemophilia B and Huntington’s Disease syndrome. In November 2016, we amended our exclusive license agreement with the NIH in order to explicitly indicate that the exclusive license rights for AAV5-based therapeutic products to be delivered to the brain or liver are covered by any method of administration such as direct tissue, systemic delivery or any other means.

Payment obligations to the NIH under this license agreement include royalties equal to a low single-digit percentage of net sales of AAV5 products, if any, by or on behalf of us or our sublicensees; a single to sub-teen double-digit percentage of sublicensing income; potential additional development milestone fees for the initiation of each clinical trial, which would total in the aggregate $0.3 million for one Phase I, Phase II and Phase III trial; total potential regulatory milestone fees of $1.7 million for the first marketing approvals in specified countries or jurisdictions; and an annual maintenance fee of $0.02 million creditable against royalties. If an AAV5 product is also covered by our 2007 agreement with the NIH, our obligation to pay royalties on net sales and our obligation to pay milestone fees only apply under this 2011 agreement and not the 2007 agreement. We have agreed to meet benchmarks in our development efforts, including as to development events, clinical trials and marketing approval, within specified timeframes.

The NIH may terminate this agreement in specified circumstances relating to our insolvency or bankruptcy. We may terminate this agreement for any reason, in any country or territory, subject to a specified notice period.

Protein Sciences

In 2016, we revised our existing license contract with Protein Sciences Corporation for the use of its expresSF+ (“SF+”) insect cell line and associated technology for human therapeutic and prophylactic uses (except Influenza) to provide us with a royalty free, perpetual right and license to the licensed technology in the field of AAV-based gene therapy.

Technology Used for Specific Development Programs

Hemophilia B

St. Jude Children’s Research Hospital

In 2008, we entered into a license agreement with St. Jude, which we amended in 2012. Under the license agreement, St. Jude has granted us an exclusive license, with a right to sublicense, to patent rights relating to expression of hFIX in gene therapy vectors, to make, import, distribute, use and commercialize products containing hFIX covered by a valid patent claim in the field of gene therapy for treatment or prophylaxis of hemophilia B. In addition, we have a first right of negotiation regarding any patent applications that are filed by St. Jude for any improvements to the patent rights licensed to us. The U.S. patent rights will expire in 2028 and the European patents will expire in 2025.

We have agreed to pay St. Jude a royalty equal to a low single-digit percentage of net sales, if any, by us or our sublicensees of products covered by the licensed patent rights, and a portion of certain amounts we receive from sublicensees ranging from a mid-single digit to a mid-teen double-digit percentage of such amounts. We have also agreed to pay St. Jude one-time milestone fees totaling $0.65 million upon the achievement of specified development and regulatory milestones, and an annual maintenance fee of $0.01 million creditable against royalties and milestones in the same year. We have agreed to use commercially reasonable efforts to diligently develop and commercialize products licensed under this agreement.

The agreement will remain in effect until no further payment is due relating to any licensed product under this agreement or either we or St. Jude exercise our rights to terminate it. St. Jude may terminate the agreement in specified circumstances relating to our insolvency. We may terminate the agreement for convenience at any time subject to a specified notice period.

Huntington’s disease

Benitec, Galapagos and CSHL

In 2012, we entered into a non-exclusive license agreement with Benitec Australia Limited with the option to convert to exclusivity. Under the non-exclusive agreement, we obtain sublicensable rights to Benitec’s patented ddRNAi technology for the development, manufacturing and commercialization are limited to AAV vectors comprising the Benitec’s ddRNAi technology targeting the Huntingtin gene.

In March 2015, the agreement was amended and extended to patent rights obtained from Benitec through a sublicense derived from Galapagos. Galapagos’ technology comprises potential additional RNAi-technology to develop an AAV-vector for Huntington’s disease. Under the agreement, Benitec is eligible for specified milestone payments and single-digit royalties on products that include Benitec’s technology. In the event such products also include Galapagos’ technology, an additional low, single-digit royalty payment will be payable.

In December 2015, we have concluded a license agreement with Cold Spring Harbor Laboratory (“CSHL”). Under the agreement, CSHL has granted us an exclusive, sublicensable license to develop and commercialize Products including certain of CSHL’s patented RNAi-related technology for the treatment or prevention of Huntington’s disease.

Under the agreement, annual fees, development milestone payments and future single-digit royalties may be payable.

Glybera

We exclusively in-license from Aventis Pharma S.A., subsequently acquired by Sanofi, a patent family co-owned by UBC and Sanofi that relates to the use of AAV-LPL vectors for LPL-deficiency, including issued patents in Europe and other jurisdictions and two pending U.S. patent applications. The standard 20-year term for patents in this family expired in 2015. Product protection will be extended by this license until 2020 in those European countries where a supplementary protection certificate (“SPC”), will be granted. In some European countries, Sanofi has applied for SPCs on the basis of their patent EP0946741 and our market authorization for Glybera. In Italy, an SPC has been granted to Sanofi by the Italian Patent and Trademark Office (“PTO”) but we believe that not all of the relevant information was made known to the PTO at that time. Accordingly, we believe that the Glybera product produced by our proprietary manufacturing methods does not infringe upon the claims presented in EP0946741.

We non-exclusively in-license a patent family from the Salk Institute that relates to a genetic promoter that enhances the expression of LPL-S447X delivered to the target tissues. This family includes four issued patents in the United States that have standard 20-year terms that will expire in 2017, and issued patents in Europe and other jurisdictions that have standard 20-year terms that will expire in 2018.

We non-exclusively in-license a patent family relating to the AAV1 capsid from AmpliPhi Biosciences, Inc. or AmpliPhi. This family includes three issued patents in the United States, and one each in Europe and Japan, as well as issued patents elsewhere and a pending application in the United States. The standard 20-year term for patents in this family will expire in 2019. The University of Pennsylvania exclusively licensed its patent rights to AmpliPhi, which has granted us a sublicense.

Trade Secrets

In addition to patents and licenses, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of the process by which we manufacture our gene therapies are based on unpatented trade secrets and know-how. We seek to protect our proprietary technology and processes and obtain and maintain ownership of certain technologies, in part, through confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial collaborator. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

uniQure and Glybera are registered trademarks in various jurisdictions including the United States and the European Union. We intend to seek trade mark protection for other product candidates as and when appropriate.

Competition

The biotechnology and pharmaceutical industries, including in the gene therapy field, are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions.

We are aware of numerous companies focused on developing gene therapies in various indications, including AGTC, Abeona Therapeutics, Adverum Biotechnologies, Asklepios BioPharmaceutical, Audentes Therapeutics, Avalanche Biotech, AveXis, Bayer, BioMarin, Bioveratiy, bluebird bio, Dimension Therapeutics, Errant Gene Therapeutics, Expression Therapeutics, Freeline Therapeutics, Genethon, Genzyme, GlaxoSmithKline, Homology Medicines, Lysogene, Megenics, Milo Therapeutics, Nightstarx, Pfizer, REGENXBIO, Renova Therapeutics, Retrosense Therapeutics, Sangamo BioSciences, Shire, Solid Biosciences, Spark Therapeutics, Takara, and Voyager, as well as several companies addressing other methods for modifying genes and regulating gene expression. Although companies and research institutions in the gene therapy field tend to focus on particular target indications, any advances in gene therapy technology made by a competitor may be used to develop therapies competing against Glybera or one of our product candidates. We may also face competition with respect to the treatment of some of the diseases that we are seeking to target with our gene therapies from protein pharmaceuticals under development at pharmaceutical and biotechnology companies such as Amgen, Bayer, Biogen, BioMarin, Genzyme, Novartis, Novo Nordisk, Pfizer, Shire, and numerous other pharmaceutical and biotechnology firms.

We also compete with existing standards of care, therapies and symptomatic treatments, as well as any new therapies that may become available in the future for the indications we are targeting.

Many of our current or potential competitors, either alone or with their collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

The key competitive factors affecting the success of all of our programs are likely to be their efficacy, safety, convenience, price and the availability of reimbursement from government and other third party payers. We also believe that, due to the small size of the patient populations in the orphan indications we target, being first to market will be a significant competitive advantage. We believe that our advantages in vector and manufacturing technology will allow us to reach market in a number of indications ahead of our competitors, and to capture the markets in these indications.

Government Regulation and Reimbursement

Government authorities in the United States, European Union and other countries extensively regulate, among other things, the approval, research, development, preclinical and clinical testing, manufacture (including any manufacturing changes), packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, reimbursement, and import and export of pharmaceutical products, biological products and medical devices. We believe that all of our product candidates will be regulated as biological products, or biologics, and in particular, as gene therapies, and will be subject to such requirements and regulations under U.S. and foreign laws. For other countries outside of the United States and the European Union, marketing approval and pricing and reimbursement requirements vary from country to country. If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, fines, refusal to approve pending applications, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Regulation in the United States

In the United States, the FDA regulates biologics under the Public Health Service Act (“PHSA”) and the Federal Food, Drug, and Cosmetic Act (“FCDA”) and regulations and guidance implementing these laws. Obtaining regulatory approvals and ensuring compliance with applicable statutes and regulatory requirements entails the expenditure of substantial time and financial resources, including payment of user fees for applications to the FDA. All of our current product candidates are subject to regulation by the FDA as biologics. An applicant seeking approval to market and distribute a new biologic in the United States must typically undertake the following:

•                  completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s current Good Laboratory Practice (“cGLP”) regulations;

•                  submission to the FDA of an Investigational New Drug (“IND”) which allows human clinical trials to begin unless the FDA objects within 30 days;

•                  approval by an independent institutional review board (“IRB”) before each clinical trial may be initiated;

•                  performance of adequate and well-controlled human clinical trials in accordance with the FDA’s or EMA’s good clinical practices (“GCP”) to establish the safety, potency, purity and efficacy of the proposed biological product for each indication;

•                  preparation and submission to the FDA of a Biologics License Application (“BLA”);

•                  payment of substantial product and establishment user fees;

•                  approval of the BLA by the FDA, in consultation with an FDA advisory committee, if deemed appropriate by the FDA;

•                  satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity; and

•                  compliance with any post-approval commitments, including Risk Evaluation and Mitigation Strategies (“REMS”), and post-approval studies required by the FDA.

Human Clinical Studies in the US under an IND

Clinical trials involve the administration of the investigational biologic to human subjects under the supervision of qualified investigators in accordance with cGCP requirements. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of an IND. A clinical trial may not proceed in the US unless and until an IND becomes effective, which is 30 days after its receipt by the FDA unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. The protocol and informed consent documents must also be approved by an IRB. The FDA, an IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Information about certain clinical trials, including results, must be submitted within specific timeframes for listing on the ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•                  Phase I: The biological product is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early understanding of its effectiveness.

•                  Phase II: The biological product is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase III: The biological product is administered to an expanded patient population in adequate and well-controlled clinical trials to generate sufficient data to statistically confirm the potency and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labelling of the product.

FDA Guidance Governing Gene Therapy Products

The FDA has issued various guidance documents regarding gene therapies, which outline additional factors that the FDA will consider at each of the above stages of development and relate to, among other things, the proper preclinical assessment of gene therapies; the chemistry, manufacturing, and control information that should be included in an IND application; the design and analysis of shedding studies for virus or bacteria based gene therapies; the proper design of tests to measure product potency in support of an IND or BLA application; and measures to observe delayed adverse effects in subjects who have been exposed to investigational gene therapies when the risk of such effects is high.

If a gene therapy trial is conducted at, or sponsored by, institutions receiving NIH funding for recombinant DNA research, a protocol and related documentation must be submitted to, and the study registered with, the NIH Office of Biotechnology Activities (“OBA”) pursuant to the NIH Guidelines for Research Involving Recombinant DNA Molecules prior to the submission of an IND to the FDA. In addition, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. The NIH will convene the Recombinant DNA Advisory Committee (“RAC”), a federal advisory committee, to discuss protocols that raise novel or particularly important scientific, safety or ethical considerations at one of its quarterly public meetings. The OBA will notify the FDA of the RAC’s decision regarding the necessity for full public review of a gene therapy protocol. RAC proceedings and reports are posted to the OBA web site and may be accessed by the public.

Compliance with cGMP Requirements

Manufacturers of biologics must comply with applicable cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Manufacturers and others involved in the manufacture and distribution of such products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Discovery of problems may result in a government entity placing restrictions on a product, manufacturer, or holder of an approved BLA, and may extend to requiring withdrawal of the product from the market. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specification.

FDA Programs to Expedite Product Development

The FDA has several programs to expedite product development, including fast track designation and breakthrough therapy designation. Under the fast track program, the sponsor of a biologic candidate may request the FDA to designate the product for a specific indication as a fast track product concurrent with or after the filing of the IND for the product candidate. The benefits include greater interactions with the FDA, eligibility for accelerated approval based on a surrogate endpoint, eligibility for priority review of the BLA, and rolling review of sections of the BLA. The FDA may also take certain actions with respect to products designated as breakthrough therapies, including holding meetings with the sponsor and the review team throughout the development process, providing timely advice to and communication with the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team, and taking certain steps to design the clinical trials in an efficient manner.

Moreover, under the provisions of the Food and Drug Administration Safety and Innovation Act (“FDASIA”), enacted in 2012, a sponsor can request designation of a product candidate as a breakthrough therapy. A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious or life threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for the fast track program features as described above, intensive guidance on an efficient development program beginning as early as Phase 1 trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative, cross disciplinary review.

Submission of a BLA

The results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting a license to market the product for one or more indications. The submission of a BLA is subject to an application user fee, currently exceeding $2.4 million, and the sponsor of an approved BLA is also subject to annual product and establishment user fees, currently exceeding $98,000 per product and $513,000 per establishment. These fees are typically increased annually. The FDA has agreed to specified performance goals in the review of BLAs.

Most such applications are meant to be reviewed within ten months from the filing acceptance date (typically 60 days after date of filing), and most applications for priority review products are meant to be reviewed within six months of the filing acceptance date (typically 60 days after date of filing). The FDA will assign a date for its final decision for the product (the PDUFA date) but can request an extension to complete review of a product application,

The FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the biological product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. Many drug applications receive complete response letters from the FDA during their first cycle of FDA review.

If the FDA approves a product, it may limit the approved indications for use of the product; require that contraindications, warnings or precautions be included in the product labeling; require that post-approval studies, including Phase IV clinical trials, be conducted to further assess a biologic’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including Risk Evaluation and Mitigation Strategies (“REMS”). The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Following approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and the FDA review and approval. The product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. Other post-approval requirements include reporting of cGMP deviations that could affect the identity, potency, purity and overall safety of a distributed product, reporting of adverse effects, reporting new information regarding safety and efficacy, maintaining adequate record-keeping, and complying with electronic record and signature requirements.

Biosimilars and Exclusivity

The Biologics Price Competition and Innovation Act of 2009 which amended the Public Health Service Act (“PHS”) authorized the FDA to approve biosimilars under Section 351(k) of the PHS. Under the Act, a manufacturer may submit an application for licensure of a biologic product that is biosimilar to or interchangeable with a previously approved biological product or reference product. In order for the FDA to approve a biosimilar product, it must find that it is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the reference product and proposed biosimilar product in safety, purity or potency. A finding of interchangeability requires that a product is determined to be biosimilar to the reference product, and that the product can be expected to produce the same clinical results as the reference product. An application for a biosimilar product may not be submitted to the FDA until four years following approval of the reference product, and it may not be approved until 12 years thereafter. These exclusivity provisions only apply to biosimilar companies and not companies that rely on their own data and file a full BLA. The twelve year exclusivity market period in the U.S. for biologics has been controversial and may be shortened in the future.

Orphan Drug Exclusivity

Under the Orphan Drug Act, the FDA may designate a biological product as an orphan drug if it is intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a biological product available in the United States for treatment of the disease or condition will be recovered from sales of the product. If a product with orphan designation receives the first FDA approval, it will be granted seven years of marketing exclusivity, which means that the FDA may not approve any other applications for the same product for the same indication for seven years, unless clinical superiority is demonstrated in a head-to-head trial. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The FDA has granted orphan drug designation to Glybera for treatment of LPLD, meaning that it will receive orphan drug exclusivity if it is the first product approved for that indication.

Pediatric Exclusivity

Pediatric exclusivity provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity in the US, including orphan exclusivity and exclusivity against biosimilars. This six-month exclusivity may be granted if the FDA issues a written request to the sponsor for the pediatric study, the sponsor submits a final study report after receipt of the written request, and meets the terms and timelines in the FDA’s written request.

Regenerative Advanced Therapy Designation

The 21st Century Cures Act became law in December 2016 and created a new program under Section 3033 in which the FDA has authority to designate a regenerative therapeutic product as a regenerative advanced therapy (“RAT”) eligible for accelerated approval. A drug is eligible for a RAT designation if: 1) it is a regenerative medicine therapy which is a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, except those products already regulated under Section 361 of the PHS, 2) the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and 3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such disease or condition. A RAT must be made with the submission of an IND or as an amendment to an existing IND. FDA will determine if a product is eligible for RAT designation within 60 days of submission.

FDA Regulation of Companion Diagnostics

We may seek to develop companion diagnostics for use in identifying patients that we believe will respond to our gene therapies. FDA officials have issued draft guidance to address issues critical to developing in vitro companion diagnostics, such as biomarker qualification, establishing clinical validity, the use of retrospective data, the appropriate patient population and when the FDA will require that the companion diagnostic and the drug be approved simultaneously. The draft guidance issued in July 2011 states that if safe and effective use of a therapeutic product depends on an in vitro diagnostic device, then the FDA generally will require approval or clearance of the diagnostic device by the Center for Devices and Radiological Health at the same time that the FDA approves the therapeutic product.

Anti-Kickback Provisions and Requirements

The U.S. federal anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, have also been alleged by government agencies to violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Coverage, Pricing and Reimbursement

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third party payers are also increasingly challenging the prices charged for medical products and services and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third party payers do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

As a result, the marketability of any product which receives regulatory approval for commercial sale may suffer if the government and third party payers fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on drug pricing. Coverage policies, third party reimbursement rates and drug pricing regulation may change at any time. In particular, the Patient Protection and Affordable Care Act contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for one or more products that receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Regulation in the European Union

Product development, the regulatory approval process and safety monitoring of medicinal products and their manufacturers in the European Union proceed broadly in the same way as they do in the United States. Therefore, many of the issues discussed above apply similarly in the context of the European Union. In addition, drugs are subject to the extensive price and reimbursement regulations of the various EU member states. The Clinical Trials Directive 2001/20/EC, as amended (and to be replaced by the Clinical Trial Regulation EU 536/2014 in October 2018), provides a system for the approval of clinical trials in the European Union via implementation through national legislation of the member states. Under this system, approval must be obtained from the competent national authority of an EU member state in which the clinical trial is to be conducted. Furthermore, a clinical trial may only be started after a competent ethics committee has issued a favorable opinion on the CTA, which must be supported by an investigational medicinal product dossier with supporting information prescribed by the Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents. The sponsor of a clinical trial, or its legal representative, must be based in the European Economic Area. European regulators and ethics committees also require the submission of adverse event reports during a study and a copy of the final study report.

Marketing approval

Marketing approvals under the European Union regulatory system may be obtained through a centralized or decentralized procedure. The centralized procedure results in the grant of a single marketing authorization that is valid for all—currently 28—EU member states. Pursuant to Regulation (EC) No 726/2004, as amended, the centralized procedure is mandatory for drugs developed by means of specified biotechnological processes, and advanced therapy medicinal products as defined in Regulation (EC) No 1394/2007, as amended. Drugs for human use containing a new active substance for which the therapeutic indication is the treatment of specified diseases, including but not limited to acquired immune deficiency syndrome, neurodegenerative disorders, auto-immune diseases and other immune dysfunctions, as well as drugs designated as orphan drugs pursuant to Regulation (EC) No 141/2000, as amended, also fall within the mandatory scope of the centralized procedure. Because of our focus on gene therapies, which fall within the category of advanced therapy medicinal products (“ATMPs”) and orphan indications, our products and product candidates are expected to qualify for the centralized procedure.

In the marketing authorization application (“MAA”) the applicant has to properly and sufficiently demonstrate the quality, safety and efficacy of the drug. Guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs have been issued and include, among other things, the preclinical studies required to characterize ATMPs; the manufacturing and control information that should be submitted in a MAA; and post-approval measures required to monitor patients and evaluate the long term efficacy and potential adverse reactions of ATMPs. Although these guidelines are not legally binding, we believe that our compliance with them is likely necessary to gain and maintain approval for any of our product candidates. The maximum timeframe for the evaluation of an MAA under the centralized procedure is 210 days after receipt of a valid application subject to clock stops during which the applicant deals with EMA questions.

The European Commission may grant a so-called “marketing authorization under exceptional circumstances”. Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information.

Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:

•                  the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;

•                  the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radio-pharmaceutical, by an authorized person; and

•                  the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.

A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a regular marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal. A marketing authorization under exception circumstances will normally not lead to the completion of a full dossier and hence is unlikely to become a normal marketing authorization.

The European Union also provides for a system of regulatory data and market exclusivity. According to Article 14(11) of Regulation (EC) No 726/2004, as amended, and Article 10(1) of Directive 2001/83/EC, as amended, upon receiving marketing authorization, new chemical entities approved on the basis of complete independent data package benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application during the eight year period. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the innovator is able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical test, preclinical tests and clinical trials. The EMA has also issued guidelines for a comprehensive comparability exercise for biosimilars, and for specific classes of biological products.

Additional rules apply to medicinal products for pediatric use under Regulation (EC) No 1901/2006, as amended. Potential incentives include a six-month extension of any supplementary protection certificate granted pursuant to Regulation (EC) No 469/2009, however not in cases in which the relevant product is designated as an orphan medicinal product pursuant to Regulation (EC) No 141/2000, as amended. Instead, medicinal products designated as orphan medicinal product may enjoy an extension of the ten-year market exclusivity period granted under Regulation (EC) No 141/2000, as amended, to twelve years subject to the conditions applicable to orphan drugs.

Manufacturing and manufacturers’ license

Pursuant to Commission Directive 2003/94/EC as transposed into the national laws of the member states, the manufacturing of investigational medicinal products and approved drugs is subject to a separate manufacturer’s license and must be conducted in strict compliance with cGMP requirements, which mandate the methods, facilities, and controls used in manufacturing, processing, and packing of drugs to assure their safety and identity. Manufacturers must have at least one qualified person permanently and continuously at their disposal. The qualified person is ultimately responsible for certifying that each batch of finished product released onto the market has been manufactured in accordance with cGMP and the specifications set out in the marketing authorization or investigational medicinal product dossier. cGMP requirements are enforced through mandatory registration of facilities and inspections of those facilities. Failure to comply with these requirements could interrupt supply and result in delays, unanticipated costs and lost revenues, and subject the applicant to potential legal or regulatory action, including but not limited to warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil and criminal penalties.

Advertising

In the European Union, the promotion of prescription medicines is subject to intense regulation and control, including a prohibition on direct-to-consumer advertising. All medicines advertising must be consistent with the product’s approved summary of products characteristics, factual, accurate, balanced and not misleading. Advertising of medicines pre-approval or off-label is prohibited. Some jurisdictions require that all promotional materials for prescription medicines be subjected to either prior internal or regulatory review & approval.

Other Regulatory Requirements

A holder of a marketing authorization for a medicinal product is legally obliged to fulfill a number of obligations by virtue of its status as a marketing authorization holder (“MAH”). The MAH can delegate the performance of related tasks to third parties, such as distributors or marketing collaborators, provided that this delegation is appropriately documented and the MAH maintains legal responsibility and liability.

The obligations of an MAH include:

•                  Manufacturing and Batch Release. MAHs should guarantee that all manufacturing operations comply with relevant laws and regulations, applicable good manufacturing practices, with the product specifications and manufacturing conditions set out in the marketing authorization and that each batch of product is subject to appropriate release formalities.

•                  Pharmacovigilance. MAHs are obliged to establish and maintain a pharmacovigilance system, including a qualified person responsible for oversight, to submit safety reports to the regulators and comply with the good pharmacovigilance practice guidelines adopted by the EMA.

•                  Advertising and Promotion. MAHs remain responsible for all advertising and promotion of their products, including promotional activities by other companies or individuals on their behalf and in some cases must conduct internal or regulatory pre-approval of promotional materials.

•                  Medical Affairs/Scientific Service. MAHs are required to disseminate scientific and medical information on their medicinal products to healthcare professionals, regulators and patients.

•                  Legal Representation and Distributor Issues. MAHs are responsible for regulatory actions or inactions of their distributors and agents.

•                  Preparation, Filing and Maintenance of the Application and Subsequent Marketing Authorization. MAHs must maintain appropriate records, comply with the marketing authorization’s terms and conditions, fulfill reporting obligations to regulators, submit renewal applications and pay all appropriate fees to the authorities.

We hold the marketing authorization under exceptional circumstances granted for Glybera in the European Union, and we may hold any future marketing authorizations granted for our product candidates in our own name, or appoint an affiliate or a collaborator to hold marketing authorizations on our behalf. Any failure by an MAH to comply with these obligations may result in regulatory action against an MAH and ultimately threaten our ability to commercialize our products.

Reimbursement

In the European Union, the pricing and reimbursement mechanisms by private and public health insurers vary largely by country and even within countries. In respect of the public systems, reimbursement for standard drugs is determined by guidelines established by the legislator or responsible national authority. The approach taken varies from member state to member state. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits and may limit or restrict reimbursement. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products and some of EU countries require the completion of studies that compare the cost-effectiveness of a particular product candidate to currently available therapies in order to obtain reimbursement or pricing approval. Special pricing and reimbursement rules may apply to orphan drugs. Inclusion of orphan drugs in reimbursement systems tend to focus on the medical usefulness, need, quality and economic benefits to patients and the healthcare system as for any drug. Acceptance of any medicinal product for reimbursement may come with cost, use and often volume restrictions, which again can vary by country. In addition, results-based rules or agreements on reimbursement may apply.

Orphan Drug Regulation

We have been granted orphan drug exclusivity for Glybera for treatment of LPLD until October 2022, subject to the conditions applicable to orphan drug exclusivity in the European Union. Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish:

•                  that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the Community when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

•                  that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

Regulation (EC) No 847/2000 sets out further provisions for implementation of the criteria for designation of a drug as an orphan drug. An application for the designation of a drug as an orphan drug must be submitted at any stage of development of the drug before filing of a marketing authorization application.

If an EU-wide community marketing authorization in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, as amended, the European Union and the member states will not, for a period of 10 years, accept another application for a marketing authorization, or grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indication, in respect of a similar drug.

This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for orphan drug designation are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity. Notwithstanding the foregoing, a marketing authorization may be granted, for the same therapeutic indication, to a similar drug if:

•                  the holder of the marketing authorization for the original orphan drug has given its consent to the second applicant;

•                  the holder of the marketing authorization for the original orphan drug is unable to supply sufficient quantities of the drug; or

•                  the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

Regulation (EC) No 847/2000 lays down definitions of the concepts similar drug and clinical superiority, which concepts have been expanded upon in subsequent Commission guidance. Other incentives available to orphan drugs in the European Union include financial incentives such as a reduction of fees or fee waivers and protocol assistance. Orphan drug designation does not shorten the duration of the regulatory review and approval process.

Employees

As of December 31, 2016, we had a total of 251 employees. Pursuant to our previously announced strategic restructuring plan, we anticipate that we will reduce our overall headcount by approximately 50-55 positions in 2017. As of December 31, 2016, 35 employees had an M.D. or Ph.D. degree, or the foreign equivalent. We are in the process of establishing a works council in the Netherlands.

2      Financial results

Restructuring

Following the completion of our strategic review in November 2016, we announced a restructuring plan for our operations and organization. As part of our restructuring plan, we intend to terminate between 50 and 55 non-executive employees and four executives during 2017. We accrued $1.1 million related to termination benefits offered to executive employees, expected to be paid in 2017. We also entered into termination agreements with non-executive employees in January 2017, for which the related termination benefits of $0.5 million in aggregate will be recognized over the relevant remaining service period during 2017. In addition to the cash payments of termination benefits, we incurred $0.2 million non-cash share-based payment expenses related to the accelerated vesting of performance share units granted to the terminated executives. These changes are expected to reduce annual operating expenses by $5.0 to $6.0 million from 2018 onwards.

As a result of consolidating our manufacturing activities into our Lexington site, we expect we will not utilize all of the capacity of our new Amsterdam facility, which we are obliged to rent until May 2032. While we will seek to sublet any unused capacity within our new Amsterdam facility, we concluded that the benefits of using this corporate facility are not estimable and, as such, did not recognize a loss contingency for the floors not utilized.

Extera

In December 2013, the International Court of Arbitration at the International Chamber of Commerce (“ICC”) received a formal request for arbitration from Extera Partners LLC (“Extera Partners”), alleging a fee due in respect of consulting services provided to us in connection with a partnering transaction with Chiesi Farmaceutici S.p.A. (“Chiesi”) in April 2013. In April 2016, we were notified of a partial award of the ICC. The ICC partially found in Extera Partners’ favor and held that it was entitled to $0.7 million (plus interest) in success fees in respect of consideration received to date in connection with the relevant partnering transactions. In July 2016, the ICC awarded a one-off settlement to Extera in respect of potential future revenues. In December 2016, we and Extera Partners agreed to settle the arbitration case for an amount of $2.9 million (including legal and related settlement costs). We recorded a$1.4 million provision for our estimate of legal and related settlement costs in 2015 and $1.5 million in 2016, which are presented in selling, general and administrative expenses.

Hercules Loan Facility

On May 6, 2016, we executed a second amended and restated loan agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”). The Loan Agreement extends the maturity date from June 30, 2018 to May 1, 2020. The Loan Agreement includes a total commitment from Hercules of up to $40.0 million, of which $20.0 million is currently outstanding. We have not drawn down any additional loan amounts under the Loan Agreement as amended. The interest rate is adjustable and is the greater of (1) 8.25% or (2) 8.25% plus the prime rate less 5.25%. Under the Loan Agreement, the interest rate will initially be 8.25% per annum with a backend fee of 4.85% and facility fee of 0.75% of the outstanding loan amounts. The interest-only payment period under the Loan Agreement is also extended and set at 18 months from May 6, 2016, but can be extended to 24 months upon us raising a cumulative $30.0 million in up-front corporate payments and/or proceeds from equity financings (the “Raisings”) and to 30 months upon us raising a cumulative $50.0 million from Raisings. The term loan will mature on May 1, 2020.

Transition to One-Tier board

At our Annual General Meeting on June 15, 2016, the shareholders resolved to amend the articles of association of uniQure by which the two-tier Management Board and Supervisory Board structure transitioned to a single Board of Directors with executive and non-executive directors. The adoption of a single Board of Directors enables us to more deeply integrate executive and non-executive board members and reflects the corporate governance standards most familiar to the majority of our shareholder base.

The shareholders also approved the proposals to:

•                  Appoint Mr. Daniel Soland, the Company’s Chief Executive Officer, and Mr. Matthew Kapusta, the Company’s Chief Financial Officer, as executive directors; and

•                  Appoint Dr. Sander van Deventer, Ms. Paula Soteropoulos, Dr. David Schaffer, Mr. Will Lewis, Mr. Philip Astley-Sparke, and Mr. Jack Kaye as non-executive directors. As part of the governance transition, Mr. Ferdinand Verdonck and Mr. Joseph Feczko resigned from the board.

Mr. Soland has subsequently left the Company and Mr. Kapusta has been appointed Chief Executive Officer.

Protein Sciences license

On June 16, 2016, we revised our existing license contract with Protein Sciences Corporation for the use of its expresSF+ (SF+) insect cell line to provide us with a royalty free, perpetual right and exclusive license to the licensed technology in the field of AAV-based gene therapy.

Results of operations

Comparison of the twelve months ended December 31, 2016, and 2015.

	Years ended December 31,
	2016	2015	2016 vs 2015
	$ in thousands
License revenues	5,093	3,146	62%
Collaboration revenues	20,183	7,243	179%
Total revenues	25,276	10,389	143%
Operating Expenses:
Research and development expenses	(71,533)	(53,951)	33%
Selling, general and administrative expenses	(25,895)	(21,220)	22%
Impairment of intangible assets	(459)	(13,036)	-96%
Total operating expenses	(97,887)	(88,207)	11%
Other income	1,465	779	88%
Loss from operations	(71,146)	(77,039)	-8%
Finance income	2,885	614	370%
Finance expense	(3,080)	(4,677)	-34%
Finance income / (expense) - net	(195)	(4,063)	-95%
Loss before income tax benefit / (expense)	(71,341)	(81,102)	-12%
Income tax benefit / (expense)	(51)	465	-111%
Net loss	(71,392)	(80,637)	-11%
Other comprehensive income / (loss), net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments	(871)	(1,597)	-45%
Total comprehensive loss	(72,263)	(82,234)	-12%

Revenues

License revenues increased, as we started amortizing the non-refundable upfront payment and target designation fees received from BMS in the second and third quarter of 2015 in addition to the upfront fees received from Chiesi in 2013.

Effective May 2015, our research activities associated with S100A1 for heart failure are being conducted on behalf of BMS. During the period from May 21, 2015 to December 31, 2015, we generated $2.3 million in collaboration revenues compared to $13.0 million for the year ended December 31, 2016.

Collaboration revenue generated from our co-development of AMT-060 and services provided for Glybera for the year ended December 31, 2016, were $7.2 million, compared to $4.9 million for the year ended December 31, 2015. The fluctuation is explained by the level of out-of-pocket eligible for reimbursement by Chiesi under the co-development.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2016, were $71.5 million, compared to $54.0 million for the year ended December 31, 2015.

•                      Our R&D expenses increased to $46.6 million in 2016 from $33.1 million in 2015 as result of the Phase I/II study of AMT-060 we initiated in 2014, the intensification of our activities to support the research of S100A1 following our collaboration with BMS commencing in May 2015, as well as progressing the research activities associated with AMT-130 in Huntington’s disease and our collaboration with 4D to develop next-generation vector serotypes;

•                      We incurred operating expenses related to the build-out and certification of our Lexington plant of $20.7 million in 2016 compared to $15.5 million in 2015;

•                      We incurred operating expenses related to the rental of temporary research space in Amsterdam (beginning in October 2015) and the build out of our new facility in Amsterdam (commencing in March 2016). These expenses were $4.4 million in 2016 compared to $1.1 million in 2015;

•                      We recorded $1.1 million in termination benefits related to our restructuring announced in November 2016;

•                      We recorded $0.1 million in 2016 and $1.4 million in 2015 in share-based compensation expenses related to our collaboration with 4D Molecular Therapeutics, which commenced in January 2014; and

•                      We recorded a gain related to the change in fair value of the contingent consideration owed to the sellers of InoCard of $1.1 million in 2016 compared to a loss of $1.3 million in 2015.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2016, were $25.9 million, compared to $21.2 million for the year ended December 31, 2015.

•                      Our expenses related to employees, contractors and consultants in 2016 were $10.6 million compared to $12.0 million in 2015. Our general and administrative costs increased in 2016 and 2015 due to our investments in finance, information technology and human resources to accommodate the growth in our employee base and strengthening of our operating processes and internal controls over financial reporting;

•                      We incurred $2.1 million of share-based compensation payments in 2016 compared to $3.5 million in 2015;

•                      We incurred $5.9 million of professional fees in 2016 compared to $6.4 million in 2015. We regularly incur accounting, audit and legal fees associated with operating as a public company. In addition, we incurred significant fees in 2016 related to the conversion of our financial reporting from IFRS to U.S. GAAP, as well as fees associated with the Extera arbitration proceedings and the refinancing of our loan facility in May 2016. In 2015, we incurred legal fees related to the Extera arbitration proceedings, the closing of our follow-on offering in April 2015, the completion of the BMS transaction in May 2015 as well as advisory fees to enhance our internal controls over financial reporting;

•                      Following the commencement of Glybera commercialization in September 2015, we incurred costs associated with the Glybera global registry and Phase IV study as selling cost (previously, these costs were classified as R&D expenses). In 2016 we incurred $3.2 million of such expenses compared to $0.7 million for the four month period from September to December 2015; and

•                      We incurred costs related to the partial award and settlement of the Extrera arbitration proceedings of $1.5 million in 2016 compared to $1.4 million in 2015.

Impairment loss

In 2015 we recorded an $13.0 million impairment loss after our distribution partner Chiesi disclosed certain reimbursement-related developments that are expected to have an adverse impact on the future cash flows generated by the commercialization of Glybera. The impairment loss was recorded in relation to capitalized development cost and certain other related intangible assets. In 2016, we fully wrote-off the remaining $0.5 million carrying amount of Glybera intangibles.

Finance income / (expense) - net

Our Finance income / (expense), net, for the years ended December 31, 2016, and 2015 was as follows:

	Years ended December 31,
	2016	2015	2016 w 2015
	$ in thousands
Finance income:
Interest income	70	121	(51)
Foreign exchange gains	1,940	—	1,940
Derivative gains	875	493	382
Total finance income:	2,885	614	2,271
Finance expense:
Interest expenses on Hercules borrowing	(2,174)	(2,419)	245
Foreign exchange losses	(906)	(2,242)	1,336
Interest expense on financing lease	—	(16)	16
Total finance expense:	(3,080)	(4,677)	1,597
Finance income / (expense) - net	(195)	(4,063)	3,868

Our interest income consists of interest income earned on our cash and cash equivalents.

We hold monetary items and enter into transactions in foreign currencies, predominantly in euros and U.S. dollars. We recognize foreign exchange losses and gains related to changes in these foreign currencies. We recognized a net gain of $1.0 million in the year ended December 31, 2016, compared to a net loss of $2.2 million for 2015.

We issued warrants to Hercules in 2013 and to BMS in 2015. We recognize changes in the fair value of these warrants within finance income / (expense). In the year ended December 31, 2016, we recognized a gain of $0.9 million compared to a gain of $0.5 million in 2015.

During 2016, an amount of $2.2 million, compared with $2.4 million for 2015, was recorded as interest expense in relation to the Original, the 2014 Amended and the 2016 Amended Facility.

Corporate income taxes

During 2015, we transferred intangible assets to a Dutch entity. Given their history of losses, the Dutch entities do not recognize deferred tax assets. Following the transfer, we released the deferred tax liability related to the transferred intangible assets to profit and loss.

Cash Flow and Cash Position

As of December 31, 2016, we had cash and cash equivalents of $132.5 million. We expect cash and cash equivalents to fund operations into 2019. The table below summarizes our consolidated cash flow data for years ended December 31:

	Years ended December 31,
	2016	2015	2016 vs 2015
	$ in thousands
Cash and cash equivalents at the beginning of the period	221,626	64,688	156,938
Net cash (used in) provided by operating activities	(72,189)	23,072	(95,261)
Net cash used in investing activities	(17,785)	(11,414)	(6,371)
Net cash generated from financing activities	2,445	148,478	(146,033)
Foreign exchange impact	(1,601)	(3,199)	1,598
Cash and cash equivalents at the beginning of the period	132,496	221,625	(89,129)

We have incurred losses and cumulative negative cash flows from operations since our business was founded by our predecessor entity AMT Therapeutics (“AMT”) Holding N.V. in 1998. We had a net loss of $71.4 million in 2016 and $80.6 million in 2015. As of December 31, 2016, we had an accumulated deficit of $388.6 million.

Net Cash (used in)/generated by operating activities

Net cash used in operating activities was $72.2 million for the year ended December 31, 2016, compared to $23.1 million of cash generated for the year ended December 31, 2015.

Our cash generated in the year ended December 31, 2015, includes a $50.0 million upfront payment received from BMS following the inception of our collaboration in May 2015 and a $15.0 million payment in August 2015 associated with the designation of the second, third and fourth collaboration targets. Excluding these payments, our cash used in operating activities was $72.2 million for the year ended December 31, 2016, compared to $41.9 million in 2015.

The increase in cash used in operating activities during the year ended December 31, 2016, reflects $5.2 million (2015: $8.6 million) of additional expenditures related to the certification and operation of our Lexington facility; $0.5 million (2015: $4.0 million) of additional expenditures related to our preclinical product candidates (the portion that is not funded by our collaboration partners), offset in part by a reduction of $1.9 million in expenditures related to our quality management systems and organization (2015: increase of $6.6 million).

In 2016, we also made a $2.9 million payment related to the settlement of the Extera arbitration.

Net cash used in investing activities

In 2016, we used $17.8 million in our investing activities compared to $11.4 million in 2015.

	Years ended December 31,
	2016	2015
	$ in thousands
Build out of Lexington facility	1,837	4,772
Build out of Amsterdam facilities	14,064	2,835
Acquisition of licenses and patents	1,884	3,807
Total investments	17,785	11,414

In 2016, we invested $13.0 million in our new facility in Amsterdam (including a $0.6 million deposit) and $1.9 related to an exclusive license from Protein Science Corporation.

In 2015, we invested $2.8 million to upgrade our Amsterdam manufacturing facility and our temporary research facility in Amsterdam.

Net cash generated from financing activities

During the year ended December 31, 2016, we received $2.6 million from the exercise of options to purchase ordinary shares in relation to our share incentive plans, compared to $2.9 million in the year ended December 31, 2015.

We received net proceeds associated with the issuance of shares to BMS of $37.6 million in June 2015 and $37.9 million in August 2015.

We received net proceeds of $82.5 million associated with our follow-on offering in April 2015.

Equity

Shareholders’ equity at December 31, 2016, amounted to $63.6 million compared to $128.7 million for December 31, 2015; a total of 25.3 million shares were issued and outstanding at December 31, 2016.

We had a net loss of $71.4 million in 2016 and $80.6 million in 2015. As of December 31, 2016, we had an accumulated deficit of $388.6 million.

Outlook 2017

In 2017 we plan to:

•                  Drive our hemophilia B program towards late stage clinical development;

•                  Continue non-clinical and preclinical studies that are expected to support an IND filing for the S100A1 gene therapy program for the treatment of congestive heart failure, which is currently being developed with BMS;

•                  Advance multiple research programs related to gene therapy candidates targeting liver-directed and CNS disorders;

•                  Continue IND-enabling studies for our gene therapy program for the treatment of Huntington’s disease; and

•                  Implement our strategic restructuring which includes the consolidation of GMP manufacturing into our Lexington site; and

•                  Recruit senior management and build out our clinical, medical and regulatory capabilities, primarily in the U.S.

We believe our cash-on-hand of $132.5 million as of December 31, 2016, will be sufficient to fund operations into 2019 as we intend to significantly reduce capital expenditures in 2017 and 2018 and realize operational cost savings from the strategic restructuring initiated in November 2016.

3                                         Risk Factors

The business is exposed to specific industry risks, as well as general business risks. The following discussion summarizes our strategic, operational, financial, financial reporting and compliance risks. The risks faced by uniQure during 2016 are not limited to this list; more information on risks we are exposed to is available in notes 3 and 4 to our consolidated financial statements and a more comprehensive description of the risks below and others can be found in our Annual Report filed on Form 10-K for the year ending December 31, 2016, which was filed with the Securities Exchange Commission on March 15, 2017, and a copy of which is available from our website.

a)                                                 Risks Related to the Development of Our Product Candidates

•                  We may encounter substantial delays in and impediments to the progress of our clinical trials or fail to demonstrate the safety and efficacy of our product candidates.

•                  Our progress in early-stage clinical trials may not be indicative of long-term efficacy in late-stage clinical trials, and our progress in trials for one product candidate may not be indicative of progress in trials for other product candidates.

•                  Fast track product, breakthrough therapy, priority review, or RAT designation by the FDA for our product candidates may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

•                  We may not be successful in our efforts to use our gene therapy technology platform to build a pipeline of additional product candidates.

•                  Our strategy of obtaining rights to key technologies through in-licenses may not be successful.

•                  Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain marketing approvals for our product candidates.

b)                                                 Risks Related to Our Manufacturing

•                  Delays in qualifying our U.S. manufacturing facility for clinical production activities could delay our development and commercialization plans and thereby limit our revenues and growth.

•                  Our manufacturing facilities are subject to significant government regulations and approvals. If we fail to comply with these regulations or maintain these approvals our business will be materially harmed.

•                  Gene therapies are complex and difficult to manufacture. We could experience production or technology transfer problems that result in delays in our development or commercialization schedules or otherwise adversely affect our business.

•                  Our use of viruses, chemicals and other hazardous materials requires us to comply with regulatory requirements and exposes us to significant potential liabilities.

c)                                                  Risks Related to Regulatory Approval

•                  We cannot predict when or if we will obtain marketing approval to commercialize a product candidate.

•                  The FDA will require us to conduct comparability studies evaluating the products manufactured at our Amsterdam facility with those to be manufactured at our new Lexington, Massachusetts facility. Those studies and their results could substantially delay or preclude our ability to commercialize our product candidates in the United States.

•                  The risks associated with the marketing approval process are heightened by the status of our products as gene therapies.

•                  Our failure to obtain or maintain orphan product exclusivity for any of our product candidates for which we seek this status could limit our commercial opportunity, and if our competitors are able to obtain orphan product exclusivity before we do, we may not be able to obtain approval for our competing products for a significant period of time.

•                  As appropriate, we intend to seek all available periods of regulatory exclusivity for our product candidates. However, there is no guarantee that we will be granted these periods of regulatory exclusivity or that we will be able to maintain these periods of exclusivity.

•                  We are subject to costly post-approval obligations, review and other regulatory requirements for Glybera in the European Union.

d)                                                 Risks Related to Our Dependence on Third Parties

•                  If our collaboration with BMS is not successful or if BMS designates or develops fewer targets than permitted under our collaboration agreement, our development plans, financial position and opportunities for growth may be adversely affected.

•                  We rely on third parties for important aspects of our development programs. If these parties do not perform successfully or if we are unable to maintain any of our collaboration arrangements, or enter into new collaborations, our business could be adversely affected.

e)                                                  Risks Related to Our Intellectual Property

•                  We rely on licenses of intellectual property from third parties, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms or at all, and our licensors may be unable to obtain and maintain patent protection for the technology or products that we license from them.

•                  Our intellectual property licenses with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

•                  If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

•                  If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our ability to successfully commercialize our products may be impaired.

•                  We may become involved in lawsuits to protect or enforce our patents or other intellectual property or third parties may assert their intellectual property rights against us, which could be expensive, time consuming and unsuccessful.

•                  Our reliance on third parties may require us to share our trade secrets, which could increase the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

f)                                                   Risks Related to Our Financial Position and Need for Additional Capital

•                  We have incurred significant losses to date, expect to incur losses over the next several years and may never achieve or maintain profitability.

•                  We will likely need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may force us to delay, limit or terminate our product development efforts or other operations which could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

•                  Our existing and any future indebtedness could adversely affect our ability to operate our business

•                  We may be required to sublease space in excess of our requirements at our Amsterdam site.

g)                                                 Risks Related to Other Legal Compliance Matters

•                  Our relationships with customers and third party payers will be subject to applicable anti-kickback, anti-bribery, fraud and abuse and other laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

•                  If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

•                  Product liability lawsuits could cause us to incur substantial liabilities and to limit commercialization of our therapies.

h)                                                 Risks Related to Employee Matters and Managing Growth

•                  Our future success depends on our ability to retain key executives and technical staff and to attract, retain and motivate qualified personnel.

•                  We have initiated a restructuring of our operations, as a result of which we will reduce our overall headcount in the Netherlands while continuing to expand our key capabilities in the United States and, as a result, may encounter difficulties associated with organizational change.

i)                                         Internal risk management and control system

We have developed an internal risk management and control system that is tailored to the risk factors that are relevant to us. Our controls frequently entail involvement of the Board and Senior Management. The internal risk management and control systems were discussed in the Board.

The Board is responsible for designing, implementing and operating our internal risk management and control systems. The objective of these systems is to manage in an effective and efficient manner the significant risks to which we are exposed. Our internal risk management and control systems are designed to provide reasonable assurance that these objectives are met. Such systems can never provide absolute assurance regarding achievement of our objectives, nor can they provide absolute assurance that material errors, losses, fraud, and the violation of laws or regulations will not occur. A summary of the risks that could have prevented us from realizing our objectives is included in the section ‘Risk Factors’ of this report.

Our internal risk management and control systems make use of various measures including:

•                  Annual strategic evaluations of the business;

•                  Periodic operational review meetings of the Leadership Team comprising the executive directors of the Board and Senior Management;

•                  Quarterly review of the financial position and prospects as part of the Board meeting;

•                  A planning and control cycle consisting of annual, quarterly and monthly procedures, including subsequent follow-up on achievements of targets set;

•                  A system of internal controls and procedures;

•                  An Audit Committee that meets regularly with the executives and Senior Management as well as the independent auditors.

We maintain records and procedures designed to:

•                  Ensure that records are maintained, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company;

•                  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only by authorized employees in accordance with documented authorizations; and

•                  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Based on the evaluation of our Company’s disclosure controls and procedures as of December 31, 2016, our chief executive officer and interim chief financial officer concluded that our company’s disclosure controls and procedures were effective.

Director’s Annual Report on Internal Control Over Financial Reporting

The Board is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. This rule defines internal control over financial reporting as a process designed by, or under the supervision of, a company’s chief executive officer and chief financial officer and effected by the Board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2016. This assessment was performed under the direction and supervision of our chief executive officer and chief financial officer, and based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our Board’s assessment of the effectiveness of our internal control over financial reporting included testing and evaluating the design and operating effectiveness of our internal controls. In our Board’s opinion, we have maintained effective internal control over financial reporting as of December 31, 2016, based on criteria established in the COSO 2013 framework.

Remediation Plan Measures

During 2016, we implemented remediation measures to resolve a material weakness resulting from a lack of segregation of duties, which we had identified as of December 31, 2015. Our remediation measures included the enforcement of IT access controls related to financial reporting critical applications, the removal of excessive access rights of finance staff to critical IT applications, the segregation of preparatory and review tasks, enabled by the addition of finance and accounting staff, the removal of rights to enter information into our financial reporting system for staff approving bank payments.

We have completed the testing and evaluation of the design and operating effectiveness of the controls, and concluded that the previously reported material weakness has been remediated as of December 31, 2016.

Additional information

The Consolidated Financial Statements for 2016 of the uniQure Group prepared in accordance with U.S. GAAP were also filed with the U.S. Securities and Exchange Commission on March 15, 2017, as part of our Annual Report on Form 10-K for the year ended December 31, 2016, which is available on the Company’s website. Additional information required by Dutch law for the Dutch Statutory Annual Report of uniQure is set out within this document.

4      Governance and compliance

We monitor and assess applicable Dutch and U.S., corporate governance codes, rules, and regulations. We are subject to the 2008 Dutch Corporate Governance Code (the “Code”), as we are a listed company with its statutory seat in the Netherlands. As a Company listed on the NASDAQ Global Select Market (“NASDAQ”) we also are required to comply with U.S. securities laws, including the U.S. Exchange Act, the U.S. Sarbanes-Oxley Act of 2002, as well as NASDAQ listing rules, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”).

Our corporate governance structure is based on the requirements of the Dutch Civil Code, the company’s Articles of Association and the rules and regulations applicable to companies listed on the NASDAQ. These procedures include a risk management and control system, as well as a system of assurance of compliance with laws and regulations.

When in this chapter a reference is made to Articles of Association, this shall be a reference to the Company’s Articles of Association, as adopted on June 16, 2016.

The consolidated financial statements for 2016 of uniQure were also filed with the U.S. Securities and Exchange Commission on March 15, 2017, as part of our Annual Report on Form 10-K for the year ended December 31, 2016, which is available on our website. Additional information required by Dutch law for the Annual Report is set out within this document.

a)             Board

At our Annual General Meeting on June 15, 2016, the shareholders to amend the articles of association of uniQure by which the two-tier Management Board and Supervisory Board structure transitioned to a single Board of Directors with executive and non-executive directors. The adoption of a single Board of Directors enables the Company to more deeply integrate executive and non-executive board members and reflects the corporate governance standards most familiar to the majority of its shareholder base.

At the June 2016 Annual General Meeting the shareholders also approved the proposals to:

•                  Appoint Mr. Daniel Soland, the Company’s Chief Executive Officer, and Mr. Matthew Kapusta, Chief Financial Officer, as executive directors; and

•                  Appoint Dr. Sander van Deventer, Ms. Paula Soteropoulos, Dr. David Schaffer, Mr. Will Lewis, Mr. Philip Astley-Sparke, and Mr. Jack Kaye as non-executive directors;

All members of the Board, both the executive directors and the non-executive directors, are collectively responsible for the management performed by the one-tier Board and the general policy and strategy of the Company. The executive directors manage the day-to-day management of the Company. The non-executive directors focus on the supervision on the policy and functioning of the executive directors and the general state of affairs within the Company. The Board is supported by a Secretary, who is appointed by the Board. The executive directors and non-executive directors are appointed as such by the General Meeting at the binding nomination of the non-executive directors. The General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, provided such majority represents more than half the issued share capital. The Board determines the number of executive directors and non-executive directors, provided that the number of executive directors shall at all times be less than the number of non-executive directors. Only natural persons can be non-executive director. The General Meeting shall at all times be entitled to suspend or dismiss a board member. The Board shall also at all times be entitled to suspend (but not dismiss) an executive director.

The Board shall appoint an executive director as chief executive officer (CEO). The Board shall furthermore appoint a non-executive director to be Chairman of the Board for such period as the Board may decide.

The Board, as well as two executive directors acting jointly, are authorized to represent uniQure externally.

Any newly appointed director of the Board will serve for a maximum of four years and unless a director resigns earlier, his term shall end at the close of the annual General Meeting of Shareholders to be held in the fourth year after the year of his appointment. A director of the Board may be reappointed.

The Articles of Association provide that the Board shall draw up a retirement schedule for the directors of the Board.

The following table sets out information with respect to the executive and non-executive directors of the Board, and their ages and position at uniQure as of the date of this annual report. The business address of our management board members is our registered office address at Meibergdreef 61, Amsterdam 1105 BA, the Netherlands.

Name	Age(1)	Position	Member Since	Term Expires

Matthew Kapusta	44	Executive Director	2016	2019
Philip Astley-Sparke, Chairman	45	Non-Executive Director, Chairman of the Board	2016	2018
Dr. Sander van Deventer	62	Non-Executive Director	2016	2020
David Schaffer	46	Non-Executive Director	2016	2020
Paula Soteropoulos	49	Non-Executive Director	2016	2017
Will Lewis	48	Non-Executive Director	2016	2017
Jack Kaye	73	Non-Executive Director	2016	2020

1)             As of March 31, 2017

Matthew Kapusta, Matthew Kapusta, age 44, joined uniQure as our chief financial officer in January 2015 and was elected to our Management Board at the 2015 annual general meeting. In December 2016 he was appointed our chief executive officer.  Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics from 2011 to 2014, responsible for corporate development, strategic planning and national accounts. Prior to AngioDynamics, he served as Vice President, Finance for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young.

Philip Astley-Sparke, Philip Astley-Sparke, age 45, has served as a member of our Board since June 2015 and as chairman since 2016. He was previously president of uniQure Inc. from January 2013 until February 2015 and was responsible for building uniQure’s US infrastructure. Mr. Astley-Sparke is currently Executive Chairman and co-founder of Replimune Limited, a company developing second-generation oncolytic vaccines. Mr. Astley-Sparke served as vice president and general manager at Amgen, Inc., a biopharmaceutical company, until December 2011, following Amgen’s acquisition of BioVex Group, Inc., a biotechnology company, in March 2011. Mr. Astley-Sparke had been President and Chief Executive Officer of BioVex Group, which developed the first oncolytic vaccine to be approved in the western world following the approval of Imlygic in 2015. He oversaw the company’s relocation to the U.S. from the UK in 2005. Prior to BioVex, Mr. Astley-Sparke was a healthcare investment banker at Chase H&Q/Robert Fleming and qualified as a Chartered Accountant with Arthur Andersen in London. Mr Astley-Sparke has been a venture partner at Forbion Capital Partners, a venture capital fund, since May 2012 and serves as Chairman of the Board of Oxyrane, a biotechnology company.

Dr. Sander van Deventer, Dr. Sander van Deventer, age 62, has served as a member of our Board since April 2012 and served as member of the AMT supervisory board from April 2010 to April 2012. Dr. van Deventer was one of our co-founders. He served as our interim Chief Executive Officer from February to October 2009. He has been Professor of Translational Gastroenterology at the Leiden University Medical Center since 2008 and is a partner of Forbion Capital Partners, which he joined in 2006. He serves on the boards of enGene Inc., Argos Biotherapeutics, gICare Pharma Inc and Hookipa Biotech. He was previously a professor, head of the department of experimental medicine and chairman of the department of gastroenterology of the Academic Medical Center at the University of Amsterdam from 2002 to 2004, and subsequently professor of experimental medicine at the University of Amsterdam Medical School until 2008. Dr. van Deventer is currently a professor at Leiden University Medical Center. He has more than 15 years of experience in biotechnology product development. He is the author of more than 400 scientific articles in peer-reviewed journals, and he serves as an advisor to regulatory authorities including the EMA and FDA. Dr. van Deventer holds a degree in medicine as well as a Ph.D. from the University of Amsterdam.

David Schaffer, David Schaffer, age 49, has served as a member of our Board since January 2014. Dr. Schaffer is Professor of Chemical and Biomolecular Engineering, Bioengineering, and Neuroscience at University of California Berkeley, a position he has held since 2007, as well as Director of the Berkeley Stem Cell Center since 2011. Dr. Schaffer is also co-founder of 4D Molecular Therapeutics, a company specializing proprietary technology for gene therapy products. We entered into a collaboration and license agreement with 4D Molecular Therapeutics in January 2014. Previously, Dr. Schaffer was Assistant Professor from 1999 to 2005 and Associate Professor from 2005 to 2007 at the University of California, Berkeley Department of Chemical Engineering & Helen Wills Neuroscience Institute. He has served on the boards of the American Society for Gene and Cell Therapy and the Society for Biological Engineering. He has more than 20 years of experience in chemical and molecular engineering, and stem cell and gene therapy research, has over 165 scientific publications, and serves on 5 journal editorial boards and 5 industrial scientific advisory boards. Dr. Schaffer holds a bachelor of science degree in Chemical Engineering from Stanford University and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology.

Paula Soteropoulos, Paula Soteropoulos, age 49, has served as a member of our Board since July 2013. Ms. Soteropoulos is president and chief executive officer of Akcea Therapeutics, a position she has held since January 2015. From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a bachelor of science degree in chemical engineering and a master of science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University.

Will Lewis, Will Lewis, age 48, has served as a member of our Board since June 2014. Mr. Lewis is currently President, Chief Executive Officer and member of the Board of Directors of Insmed, a biopharmaceutical company specialized in inhalation therapies for orphan lung diseases. Prior to joining Insmed in 2012, he was President and Chief Financial Officer of Aegerion Pharmaceuticals, Inc., which he also co-founded. At Aegerion, he played a pivotal role in reorienting the company’s strategy to focus on orphan disease indications. He previously worked in the U.S. and Europe in investment banking for JP Morgan, Robertson Stephens and Wells Fargo. During his time in banking, he was involved in a broad range of domestic and international capital raises and advisory work valued at more than $20 billion. He serves on the Board of Directors of Oberlin College and is a member of the Visiting Committees of the Weatherhead School of Management of Case Western Reserve University and The Hawken School. He holds a B.A. from Oberlin College and an M.B.A./J.D. from Case Western Reserve University.

Jack Kaye, Jack Kaye, age 73, has served as a member of our Board since 2016. Mr. Kaye has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. since 2006 and is currently chairman of the Audit Committee and a member of the Compensation Committee of Dyadic International, Inc. Mr. Kaye began his career at Deloitte LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant.

Meetings and board committees

We have established an audit committee, a remuneration committee and a nominating and corporate governance committee. We have adopted a charter for each of these committees.

Meetings

In 2016, the Board, and prior to the transition to the single Board, the Supervisory Board held five in person meetings and one meeting by means of a conference call. During these meetings and also in informal communications among its members, extensive discussions were held to ensure the continuity of high-level management of the Company. The Chairman sets the agenda and ensures that the directors receive accurate information in time. During these formal meetings and discussions, the Board primarily focuses on the objectives and strategy of uniQure, the main risks of its business, the assessment made by the executive directors of the design and effectiveness of the internal risk management and control systems, the progress made on clinical development, corporate governance, the financial budgets the operational plan and the annual and quarterly consolidated financial statements.

Throughout 2016, the Board actively reviewed the progress and planning for the hemophilia B and Huntington’s disease program, as well as our collaboration with BMS. During the second half of 2016, the Board extensively discussed aspects related to the Company’s leadership transition, elements of the company-wide strategic review and executive recruiting and retention.

Attendance at the Board meetings during 2016 was as follows:

	Number of meetings	Meetings attended
Ferdinand Verdonck (Chairman until June 16)	3	3
Sander van Deventer	6	6
Joseph Feczko	3	2
Will Lewis	6	6
David Schaffer	6	5
Philip Astley-Sparke(1)	6	6
Matthew Kapusta	6	6
Paula Soteropoulos	6	6
Dan Soland	3	3
Jack Kaye	3	3

(1): Mr Philip Astley-Sparke was appointed Chairman of the Board effective September 21, 2016

Audit Committee

Our audit committee consists of our non-executive directors Mr. Lewis, Ms. Soteropoulos and Mr. Kaye (Chairman), who joined the Audit Committee following his appointment as non-executive director of the Board at the Annual General Meeting. Mr. Kaye succeeded Mr. Lewis as Chairman, who remained on the Committee as a member. Mr. Verdonck resigned from the Committee upon his resignation as member of the Supervisory Board as of June 15, 2016. Each member satisfies the independence requirements of the NASDAQ listing standards, and Mr. Verdonck and Mr. Kaye qualify as an audit committee financial expert, as defined in Item 9A of Form 10-K and as determined by the Board. The audit committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The audit committee is responsible for:

•                  Recommending the selection of our independent registered public accounting firm;

•                  Reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits;

•                  Reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures;

•                  Reviewing and approving related party transactions; and

•                  Reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm.

The Audit Committee has the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The audit committee met six times during 2016. During these meetings, the committee discussed the (interim) financial statements, the actual financial results of each of the quarters as well as the audit approach and the budget 2017

Remuneration Committee

Our remuneration committee consists of our non-executive directors Mr. van Deventer (Chairman) and Mr. Lewis. Mr. Verdonck resigned from the Committee upon his resignation as member of the Supervisory Board as of June 15, 2016. Each member satisfies the independence requirements of the NASDAQ listing standards. The remuneration committee assists the Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our non-executive and executive directors as well as senior management. Members of our senior management (other than the General Counsel) may not be present at any committee meeting while the compensation of our executive directors is deliberated.

Subject to the terms of the remuneration policy approved by our General Meeting and as required by Dutch law, the remuneration committee is responsible for:

•                  Reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers;

•                  Overseeing the evaluation of the Company’s senior executives;

•                  Reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and

•                  Administering our stock option plans.

•                  The Remuneration Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The Remuneration committee met six times during 2016. The committee discussed the amendment of the 2014 Option plan, the conditions of the long-term incentive awarded in 2016, the revision of the Remuneration Policy, the compensation terms of our newly recruited executives, the terms and conditions of the termination agreements of our executive and non-executive employees leaving in 2017 and assessed the Company’s 2016 financial performance in relation to the performance units issued in 2016 as well as in relation to the 2016 short-term incentive plan.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of our non-executive directors Mr. Lewis (Chairman), Mr. Astley-Sparke (until December 2016) and Mr. van Deventer (since December 2016). Mr. Feczko resigned from the Committee upon his resignation as member of the Supervisory Board as of June 15, 2016. Except for Mr. Astley-Sparke, each member satisfies the independence requirements of the NASDAQ listing standards. The nominating and corporate governance committee assists the board in selecting individuals qualified to serve as an executive or non-executive director of the board and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•                  Identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of Shareholders;

•                  Recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and

•                  Leading the Board in its annual review of the Board’s performance.

The nominating and corporate governance committee met three times during 2016. The committee discussed the replacement of our previous CEO and the appointment of our current CEO as well as the selection of new non-executive members.

b)             Corporate governance

In addition to U.S. securities laws, the NASDAQ listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the 2008 Dutch Corporate Governance Code (the “Code”) a copy of which is available at www.commissiecorporategovernance.nl. The Code contains a number of principles and best practices. The Code, in contrast to U.S. laws, rules and regulations, contains an apply-or-explain principle, offering the possibility to deviate from the Corporate Governance Code and still be in compliance as long as any such deviations are explained. In certain cases, we have not applied the Code’s practices and provisions and in those instances we explain the non-application.

We conduct our operations in accordance with internationally accepted principles of good governance and best practice, while ensuring compliance with the corporate governance requirements applicable in the countries in which we operate. There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code and we apply most of the provisions of the Code. For clarity purposes, we have listed below deviations from the Code and our reasons for deviating.

II.2.4.       If options are granted, they shall, in any event, not be exercised in the first three years after the date of granting. The number of options to be granted shall be dependent on the achievement of challenging targets specified beforehand.

The stock options we grant to our executive and non-executive directors of the Board and to our senior management are exercisable before the third anniversary of the date of grant, which is contrary to best practices provision II.2.4 of the Code. The vesting terms of options vary between one and four years, and begin vesting on the first anniversary of date of grant. We believe our vesting schedules are in line with the practices of our peer group used for executive compensation purposes and necessary to attract and retain the best people.

II.2.5.      Shares granted to management board members without financial consideration shall be retained for a period of at least five years or until at least the end of the employment, if this period is shorter. The number of shares to be granted shall be dependent on the achievement of challenging targets specified beforehand.

The restricted stock units (“RSU”) we granted to one of our former Chief Executive Officer Mr. Aldag, vested after two years. The vesting of these RSUs was not contingent upon performance criteria. Generally, the performance stock units (“PSU”) we grant to senior management are contingent upon achieving specified performance criteria, which are approved by the Board, and any earned shares shall not vest until the third anniversary of the grant date. We believe this compensation practice is in line with the practices of our peer group. In September 2016, we granted our Chief Executive Officer a special grant of PSUs contingent upon certain performance criteria established by the Board. Any shares earned shall vest on December 31, 2017.

II.2.7          Neither the exercise price of options granted nor the other conditions may be modified during the term of the options, except in so far as prompted by structural changes relating to the shares or the company in accordance with established market practice.

By fully accelerating options in restricted cases as part of the termination agreements of certain employees in 2016, we modified the conditions of specific equity grants during the term. We believe these modifications allowed us to achieve the required transformation of the Company.

II.2.12   The remuneration report of the supervisory board shall contain an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the remuneration policy planned by the supervisory board for the next financial year and subsequent years. The report shall explain how the chosen remuneration policy contributes to the achievement of the long-term objectives of the company and its affiliated enterprise in keeping with the risk profile. The report shall be posted on the company’s website.

The Company has not posted a comprehensive report on its website. We engaged an independent, third-party compensation expert to benchmark our remuneration of executive directors and senior management compared to our peer group. Based on this evaluation, we believe our compensation is in line with market practice.

II.2.13 The overview referred to in best practice provision II.2.12 shall in any event contain the following information: items (a) — (j)

The disclosures set out under Note 19 of the consolidated financial statements cover to a large extent the above requirements. As for the year ended December 31, 2016, the Company was a listed company at NASDAQ. The disclosures made by the Company under the applicable listing rules and which are published at http://www.sec.gov are deemed to be appropriate in this respect.

III.2.1. All supervisory board members, with the exception of not more than one person, shall be independent within the meaning of best practice provision III.2.2.

Two members of the Board of Directors are affiliated with Forbion and are therefore not independent within the meaning of the Code. The Company feels this deviation is justified both by their specific knowledge and experience of the Company’s business as well as the significant ownership interest Forbion has in the Company.

III.5.4 The Audit Committee shall in any event focus on supervising the activities of the management board with respect to …

c) compliance with recommendations and observations of internal and independent auditors;

d) the role and functioning of the internal audit function;

The Company feels that its financial reporting is sufficiently monitored by its Audit Committee and has not appointed an internal auditor.

III.7.1 A supervisory board member may not be granted any shares and/or rights to shares by way of remuneration.

The Company granted options, RSUs and PSUs (only to an executive director) to the chairman and other members of the Supervisory Board. uniQure believes that such remuneration is in accordance with the NASDAQ corporate governance requirements and market practice among companies listed in the U.S. uniQure may in the future grant equity to attract and ensure the continued services of the best qualified persons for the Board of Directors. The number of equity rights granted to each director of the Board is assessed in accordance with the Remuneration Policy as adopted by the General Meeting of shareholders. uniQure therefore believes that applying this provision of the Code is not in its best interests.

IV.1.4 The policy of the company on additions to reserves and on dividends (the level and purpose of the addition to reserves, the amount of the dividend and the type of dividend) shall be dealt with and explained as a separate agenda item at the general meeting.

The Company is not permitted by law to pay dividends because it has no retained profits on account of its history of making losses. Therefore, the Company does not intend to discuss the dividend policy at the General Meeting as a separate agenda item.

IV.3.1 Meetings with analysts, presentations to analysts, presentations to investors and institutional investors and press conferences shall be announced in advance on the website and by means of press releases. Provision shall be made for all shareholders to follow these meetings and presentations in real time, for example by means of web casting or telephone lines. After the meetings, the presentations shall be posted on the company’s website.

uniQure announces by press release most corporate presentations held at investor conferences and provides for real time participation via webcast. However, considering uniQure’s size, it would create an excessive burden to provide such access for all investor and analyst meetings and presentations, referred to in the best practice provision. uniQure endeavors to facilitate its shareholders by announcing its business updates on its website and follow such updates, to the extent possible via webcast. uniQure does not issue press releases as a standard practice. uniQure will undertake that presentations are posted on its website immediately after the meetings in question..

IV.3.4 Analysts meetings, presentations to institutional or other investors and direct discussions with the investors shall not take place shortly before the publication of the regular financial information (quarterly, half-yearly or annual reports).

The Company maintains an active program of meetings with investors, which it considers to be in the best interests of the Company and its shareholders. From time to time, these meetings may take place shortly before the publication of regular financial information, but in such circumstances no price-sensitive or material nonpublic information is disclosed.

IV.3.13 The company shall formulate an outline policy on bilateral contacts with the shareholders and publish this policy on its website.

The Company has not formulated such a policy and therefore does not comply. The Company regularly meets with shareholders in one-on-one situations, which it considers to be in the best interests of the Company and its stakeholders. In such meetings no price-sensitive or material, non-public financial information shall be disclosed.

V.3.1 The external auditor and the audit committee shall be involved in drawing up the work schedule of the internal auditor. They shall also take cognizance of the findings of the internal auditor.

Reference is made to the explanation given in relation to best practice provision III.5.4.

V.3.3. If there is no internal audit function, the audit committee shall review annually the need for an internal auditor. Based on this review, the supervisory board shall make a recommendation on this to the management board in line with the proposal of the audit committee, and shall include this recommendation in the report of the supervisory board.

The audit committee meets with the executive directors of the Board prior to the release of the publicly disclosed financial reports, which enables the audit committee to monitor the quality and the completeness of such reports. The audit committee did not formally review the need for an internal auditor.

Gender Diversity

In 2015, Dutch law required companies whose boards do not meet a 30% gender diversity quota to disclose the reason for not having the specified diversity percentage as well as their efforts and intent to obtain such diversity. The Company’s Board currently consists of seven members, one of whom is female. The Board does not believe that increasing its size solely to meet the gender diversity requirement is in the best interest of the Company or its stakeholders. Members of the Board were and will continue to be chosen from based on their job responsibilities, regardless of gender.

c)              Related party transactions

Details of transactions between the Company and members of the Board of Directors and significant shareholders are set out in Note 18 to the consolidated financial statements and are within the meaning of best practice provisions II.3.2, II.3.3, II.3.4, III.6.1, III.6.2 III.6.3 and III.6.4 of the Dutch Corporate Governance Code. There have been no material transactions with shareholders holding more than ten percent of the shares in the Company.

d)             Functioning of the Board of Directors

The members of the Board have discussed their individual functioning, as well as that of the Board as a whole, on a continuing basis. In these discussions, also consideration was given to the composition and profile of the Board, as well as the functioning of its members and committees and the Board’s tasks. The profile sets out the types of expertise the Board must possess. In our view the Board satisfies the defined requirements, and we consider the composition to be adequate for the proper performance of its duties. The Board has appointed from among its members three separate committees with special tasks, the Audit Committee, the Remuneration Committee and the Nominating and Corporate Governance Committee. These committees prepare the decision making of the Board on the relevant matters. The following regulations can be found on the Company’s website: Corporate Governance Guidelines, Disclosure Policy, Insider Trading Policy, Code of Business Conduct and Ethics, Related Party Transaction Policy, Audit Committee Charter, Remuneration Committee Charter and Nominating and Corporate Governance Committee Charter.

e)              Compensation of the Directors of the Board

This report sets out the remuneration policy operated by the Company in respect of the Board.

It is our aim to encourage and reward superior performance by the members of the Board with that performance being measured against achieving corporate goals, strong financial performance and the delivery of value to shareholders.

The Remuneration Committee believes that the current policy retains and motivates the Board appropriately while enforcing a strong pay for performance culture within the company. The Remuneration Committee continues to review the policy on an annual basis to ensure that it is in line with the Company’s objectives and shareholders’ interests.

Details of amounts paid, including the granted Restricted Stock Units (RSUs) to the Executive directors and to the senior management team of the Company are set out in Note 10 to the consolidated financial statements.

Salary

Base salaries are reviewed annually and revised salaries take effect from the start of the financial year. The review process is managed by the Remuneration Committee which each year assesses the market competitiveness of pay primarily in terms of total remuneration, with less emphasis on base salary.

Bonuses

The target bonus for Mr. Kapusta under his employment contract is equal to 40% of base salary. The performance criteria determining the actual level of bonus payable are set by the Board on the recommendation of the Remuneration Committee, by reference to the achievement of the Company’s goals and his individual objectives for the year.

Share Options

The Company grants share options to members of the Board and employees to primarily reward performance, provide retention and enable valued employees and directors to share in the success of the Company. These options are granted under the Company’s share incentive plan.

Board’s Share Options, RSUs and PSUs

Details of Board’s share options, RSUs and PSUs are set out in Note 10 to the consolidated financial statements.

Pensions

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees including its Chief Executive Officer at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation.

f)               Financial statements

The Annual Accounts have been prepared by our CEO and discussed within the Board. The Report of the Independent Auditor, PricewaterhouseCoopers Accountants N.V., is included in the ‘Other Information’ on page 92. The financial statements are being presented for adoption by shareholders at the Annual Meeting. The Board recommends that shareholders adopt these financial statements.

g)             Shareholders and the general meeting of shareholders

The annual General Meeting of Shareholders shall be held within six months after the end of each financial year. The Company’s financial year is equal to a calendar year. The Board or those who are authorized by law or pursuant to the articles of association of the Company may convene the annual General Meeting of Shareholders.

An Extraordinary General Meeting of Shareholders may be convened by the Board or by those who are authorized by law or pursuant to the articles of association of the Company.

In accordance with Dutch law and the articles of association, shareholders representing alone or in aggregate at least one-tenth of the Company’s issued and outstanding share capital can petition a court for authorization to convene a General Meeting of Shareholders after first requesting the Company to convene a general meeting.

A record date shall apply to establish which shareholders are entitled to attend and vote in the General Meeting of Shareholders. Such record date has been set by the Dutch Civil Code on the twenty-eighth day prior to the date of the meeting.

Each of uniQure’s shares is entitled to one vote. Shareholders may vote by proxy. The voting rights attached to any of the shares held by the Company are suspended as long as they are held in treasury.

Decisions of the General Meeting of Shareholders are taken by a simple majority of votes cast, unless Dutch law or the articles of association of the Company provide otherwise.

Amendment of the Articles of Association

The General Meeting of Shareholders may resolve to amend the articles of association at the proposal of the Board.

Issuance of ordinary shares and options

The General Meeting of Shareholders, following a proposal by the Board, is authorized to issue shares or grant rights thereto. Following a proposal by the Board the General Meeting of Shareholders can delegate this authority to the Board. On June 15, 2016, the General Meeting of Shareholders delegated the authority to the Board to issue ordinary shares in the share capital of the Company and to grant rights to subscribe for ordinary shares and to limit or exclude pre-emptive rights in connection therewith:

•                  For a period of 18 months with effect from June 15, 2016. The number of ordinary shares to be issued shall be limited to (i) the authorized share capital of the Company pursuant to the Company’s articles of association in the event of an authorized public offering, or (ii) a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance (less any shares previously issued pursuant to such authority) in connection with other issuances; and

•                  To issue ordinary shares and to grant rights to subscribe for up to 5,601,471 shares under the 2014 Share Incentive Plan.

Pre-emptive rights

Dutch law and the Articles of Association give shareholders pre-emptive rights to subscribe on a pro rata basis for any issue of new shares or upon a grant of rights to subscribe for shares. Such pre-emptive rights do not apply, however, in respect of: (i) shares issued for a non-cash contribution; (ii) shares issued to the Company’s employees; and (iii) shares issued to persons exercising a previously granted right to subscribe for shares.

On June 15, 2016, the General Meeting of Shareholders delegated the authority to issue ordinary shares in the share capital of the Company and to grant rights to subscribe for ordinary shares to the Board for a period of 18 months with effect from June 15, 2016, and to limit or exclude pre-emptive rights in connection therewith. On June 15, 2016, the General Meeting of Shareholders designated the Board as the competent body to issue ordinary shares and to grant rights to subscribe for shares under the 2014 Share Incentive Plan, Amended and Restated effective June 15, 2016, and to limit or exclude pre-emption rights in connection therewith. This authority is limited to a maximum of 1,531,471 shares.

Acquisition of own shares

The Company may acquire its own fully paid shares at any time for nil consideration (om niet). Furthermore, subject to certain provisions of Dutch law and the articles of association, the Company may acquire fully paid shares in the Company’s own capital, within the limits set by Dutch law.

Unless for nil consideration, shares may only be acquired subject to a resolution of the Board and authorized by the General Meeting of Shareholders. Such authorization from the General Meeting of Shareholders for the acquisition of the Company’s shares shall specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which shares may be acquired. Such authorization shall be valid for a period of not more than 18 months and may be extended from time to time for a period of not more than 18 months. On June 15, 2016, the General Meeting of Shareholders furthermore authorized the Board to acquire the Company’s own fully paid ordinary shares up to a maximum of ten percent of the Company’s issued share capital within the limits set by Dutch law and the Company’s articles of association through purchase on the public market or otherwise at a purchase price between the nominal value of the ordinary shares concerned and an amount equal to 110% of the highest price officially quoted for the ordinary shares on any of the official stock markets on which the Company’s ordinary shares are listed during any of 30 banking days preceding the date the repurchase is effected or proposed.

No authorization from the General Meeting of Shareholders is required for the acquisition of fully paid shares for the purpose of transferring these shares to employees under a scheme applicable to such employees. Any shares the Company held in its own capital may not be voted or counted for voting quorum purposes.

Reduction of share capital

Subject to Dutch law, the General Meeting of Shareholders may resolve to reduce the Company’s issued and outstanding share capital by (i) amending the Articles of Association to reduce the nominal value of the shares or (ii) canceling:

•                  shares which the Company holds itself in the Company’s share capital, or

•                  all issued shares against repayment of the amount paid on those shares.

Dividends and other distributions

The Board may determine which part of the profits shall be added to the reserves. The part of the profit remaining after reservation shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

Under the Articles of Association, the Company may make distributions of profit to the Company’s shareholders after adoption of the Company’s annual accounts demonstrating that such distributions are legally permitted. With due observance of applicable law and the articles of association, the Board may resolve to make interim distributions to the Shareholders.

The General Meeting of Shareholders may, at the proposal of the Board, resolve to distribute to the Shareholders a dividend in the form of shares in the share capital of the Company. Each of the Company’s shares entitled its holder to equal ranking rights to dividends and other distributions.

5                                         Statement of the Board of Directors

The Board of Directors is responsible for the preparation of the Annual Accounts and the Annual Report of uniQure N.V. for the year ended December 31, 2016, in accordance with applicable Dutch law and International Financial Reporting Standards (“IFRS”) as adopted by the European Union, (“EU”).

RESPONSIBILITY STATEMENT PURSUANT TO SECTION 5:25C PARAGRAPH 2(C) OF THE DUTCH FINANCIAL MARKETS SUPERVISION ACT (‘Wet op het financieel toezicht’)

Each of the Directors of the Board confirms that to the best of his or her knowledge:

•                  the uniQure N.V. 2016 Annual Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of uniQure N.V. and the entities included in the consolidation;

•                  the uniQure N.V. 2016 Annual Report gives a true and fair view of the state of affairs on December 31, 2016, the course of business during the financial year of uniQure N.V. and of the entities affiliated to it whose data are included in the 2016 Annual Accounts and that the 2016 Annual Report describes the substantial risks with which uniQure N.V. is confronted

Amsterdam, April 14, 2017

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman

Chief Executive Officer and interim Chief Financial Officer	Jack Kaye, Member

Will Lewis, Member

David Schaffer, Member

Paula Soteropoulos, Member

Sander van Deventer, Member

B             Consolidated Financial Statements of uniQure N.V. for the year ended December 31, 2016

uniQure N.V.

Consolidated Statements of Financial Position

	Note	December 31, 2016	December 31, 2015	January 1, 2015
			$ in thousands
Current assets
Cash and cash equivalents	3	132,496	221,626	64,688
Accounts receivable and accrued income	4	3,680	—	—
Accounts receivable and accrued income from related parties	4	5,500	4,129	3,029
Inventories		—	474	244
Prepaid expenses		996	690	627
Other current assets		1,274	1,194	1,167
Total current assets		143,946	228,113	69,755
Non-current assets
Property, plant and equipment	5	35,702	26,011	23,905
Intangible assets other than Goodwill	6	8,324	7,775	19,895
Goodwill	2	465	481	1,631
Other non-current assets	7	1,828	1,243	1,242
Total non-current assets		46,319	35,510	46,673
Total assets		190,265	263,623	116,428

Current liabilities
Accounts payable		5,524	4,059	5,734
Accrued expenses and other current liabilities	8	9,766	9,498	6,994
Borrowings	9	605	5,579	—
Deferred rent	16	684	630	577
Deferred revenue	4	6,142	6,778	1,615
Provisions	8	—	1,445	—
Total current liabilities		22,721	27,989	14,920
Non-current liabilities
Borrowings	9	19,631	14,628	19,956
Deferred rent	16	6,781	6,247	6,877
Deferred revenue	4	75,606	82,593	18,701
Deferred tax liabilities		—	—	1,676
Contingent consideration	3	1,838	2,926	1,767
Other non-current liabilities	3	51	578	163
Total non-current liabilities		103,907	106,972	49,140
Total liabilities		126,628	134,961	64,060
Shareholders’ equity
Share capital		1,593	1,542	1,198
Share premium		424,446	421,904	272,173
Other reserves		26,191	22,417	15,561
Accumulated deficit		(388,593)	(317,201)	(236,564)
Total shareholders’ equity	11	63,637	128,662	52,368
Total liabilities and shareholders’ equity		190,265	263,623	116,428

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Profit or Loss and Other Comprehensive Income

		Years ended December 31,
	Note	2016	2015
		$ in thousands, except for per share data (in $)
License revenues	4	5,093	3,146
Collaboration revenues	4	20,183	7,243
Total revenues		25,276	10,389
Operating expenses:
Research and development expenses	12	(71,533)	(53,951)
Selling, general and administrative expenses	12	(25,895)	(21,220)
Impairment of intangible assets	6	(459)	(13,036)
Total operating expenses		(97,887)	(88,207)
Other income		1,465	779
Loss from operations		(71,146)	(77,039)
Finance income	13	2,885	614
Finance expense	13	(3,080)	(4,677)
Finance income / (expense) - net		(195)	(4,063)
Loss before income tax benefit / (expense)		(71,341)	(81,102)
Income tax benefit / (expense)	14	(51)	465
Net loss		(71,392)	(80,637)
Total other comprehensive income / (loss), net of income tax:
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments net of tax impact of $0.0 million for the year ended December 31, 2016 (2015: $0.0 million)		(871)	(1,597)
Total comprehensive loss		(72,263)	(82,234)

Basic and diluted earnings (loss) per share ($)		(2.85)	(3.65)
Weighted average shares used in computing basic and diluted net loss per common share		25,036,465	22,082,345

The accompanying notes are an integral part of these consolidated financial statements.

uniQure N.V.

Consolidated Statements of Changes in Equity

		Share Capital		Share	Other	Accumulated
	Note	No. of shares	Amount	Premium	Reserves	Deficit	Total Equity
		$ in thousands (except number of shares)
Balance at January 1, 2015		18,092,194	1,198	272,173	15,561	(236,564)	52,368
Net Loss		—	—	—	—	(80,637)	(80,637)
Other comprehensive loss		—	—	—	(1,597)	—	(1,597)
Follow-on public offering		3,000,000	165	83,025	—	—	83,190
Share issuance costs		—	—	(671)	—	—	(671)
Issuance of shares to collaboration partner Bristol-Myers Squibb		2,388,108	132	64,559	—	—	64,691
Exercise of share options	10	847,642	47	2,818	—	—	2,865
Share-based compensation expense	10	—	—	—	8,453	—	8,453
Balance at December 31, 2015		24,327,944	1,542	421,904	22,417	(317,201)	128,662
Net Loss		—	—	—	—	(71,392)	(71,392)
Other comprehensive loss		—	—	—	(871)	—	(871)
Exercise of share options	10	750,408	41	2,542	—	—	2,583
Restricted share units distributed during the period	10	179,068	10	—	—	—	10
Share-based compensation expense	10	—	—	—	4,645	—	4,645
Balance at December 31, 2016		25,257,420	1,593	424,446	26,191	(388,593)	63,637

The accompanying notes are an integral part of these consolidated financial statements

uniQure N.V.

Consolidated Statements of Cash Flows

		Years ended December 31,
	Note	2016	2015
		$ in thousands
Cash flows from operating activities
Net loss		(71,392)	(80,637)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	5, 6	6,578	4,915
Impairment of intangible assets	6	459	13,036
Share-based compensation expense	10	4,645	8,453
Change in fair value of derivative financial instruments	3	(2,945)	845
Unrealized foreign exchange results		(797)	(461)
Change in deferred taxes		51	(465)
Change in lease incentive	16	649	(577)
Deferred revenue and provisions	8	(6,290)	76,707
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	4	(5,917)	(1,680)
Inventories		480	(260)
Accounts payable		344	(152)
Accrued expenses and other current liabilities	8	4,210	5,329
Cash provided by / (used in) operating activities		(69,925)	25,053
Interest paid	13	(2,345)	(2,082)
Interest received	13	81	101
Net cash provided by / (used in) operating activities		(72,189)	23,072
Cash flows from investing activities
Restricted cash	7	(613)	—
Purchase of intangible assets	6	(1,884)	(3,807)
Purchase of property, plant and equipment	5	(15,288)	(7,607)
Net cash used in investing activities		(17,785)	(11,414)
Cash flows from financing activities
Proceeds from issuance of shares	10	2,593	2,865
Proceeds from public offering of shares	10	—	83,190
Share issuance costs	10	—	(671)
Proceeds from issuance of shares to collaboration partner	10	—	63,280
Repayment of financing lease obligations		(148)	(186)
Net cash generated from financing activities		2,445	148,478
Currency effect cash and cash equivalents		(1,601)	(3,199)
Net increase / (decrease) in cash and cash equivalents		(89,130)	156,937
Cash and cash equivalents at the beginning of the year		221,626	64,688
Cash and cash equivalents at the end of the year		132,496	221,625

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.                                      General information

uniQure N.V.

uniQure N.V. (“uniQure” or the “Company”) is a biopharmaceutical company which was founded in 1998 by scientists who were investigating Lipoprotein Lipase Deficiency (“LPLD”) at the Academic Medical Center of the University of Amsterdam. The Company initially operated through its predecessor company, Amsterdam Molecular Therapeutics Holding N.V. (“AMT”). The Company was incorporated in January 2012 to acquire and continue the gene therapy business of AMT in the Netherlands. Effective February 10, 2014, in connection with its initial public offering, the Company converted into a public company with limited liability and changed its legal name from uniQure B.V. to uniQure N.V. The Company is registered with the Dutch Trade Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel en Fabrieken) in Amsterdam, the Netherlands under number 54385229. The Company’s headquarters is in Amsterdam, the Netherlands, and its registered office is located at Meibergdreef 61, Amsterdam 1105 BA, the Netherlands, and its telephone number is +31 20 240 6000. Unless the context indicates otherwise, all references to “uniQure” or the “Company” refer to uniQure and its consolidated subsidiaries.

The Company is a leader in the field of gene therapy, seeking to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. The Company is advancing a focused pipeline of innovative gene therapies that have been developed both internally and through partnerships, such as the Company’s collaboration with Bristol Myers-Squibb focused on cardiovascular diseases. The Company has established clinical proof-of-concept in its lead indication, hemophilia B, and achieved preclinical proof-of-concept in Huntington’s disease. uniQure believes its validated technology platform and manufacturing capabilities provides the Company distinct competitive advantages, including the potential to reduce development risk, cost and time to market. The Company produces its AAV-based gene therapies in its own facilities with a proprietary, commercial-scale, consistent, manufacturing process. The Company believes its Lexington, Massachusetts-based facility is one of the world’s leading, most versatile, gene therapy manufacturing facilities.

Since its inception, the Company has devoted substantially all of its research and development efforts to its product candidates including activities to manufacture product candidates, conduct clinical studies of its product candidates, perform preclinical research to identify new product candidates, support its approved product for LPLD, Glybera, as well as to provide selling, general and administrative support for these operations.

The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “QURE”.

Our Financial Statements were authorized for issue by the board of directors on April 14, 2017 and will be filed at the Trade Register of the Chamber of Commerce in Amsterdam, the Netherlands within eight days after adoption by the 2017 AGM.

Organizational structure of uniQure

uniQure N.V. is the ultimate parent of the following entities:

Entity name
uniQure biopharma B.V.
uniQure IP B.V.
uniQure Manufacturing B.V.
uniQure Assay Development B.V.
uniQure Research B.V.
uniQure non clinical B.V.
uniQure QA B.V.
uniQure Process Development B.V.
uniQure clinical B.V.
Stichting Participatieregeling AMT
uniQure Inc.
uniQure GmbH

2.                                      Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1                               Basis of Preparation

The Company prepared its consolidated financial statements in compliance with International Financial Reporting Standards (“IFRS”) as endorsed by the European Union.

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments and contingent consideration, which are recorded at fair value through profit or loss.

The consolidated financial statements are presented in U.S. dollars ($), except where otherwise indicated. Transactions denominated in currencies other than U.S. dollars are presented in the transaction currency with the U.S. dollar amount included in parenthesis, converted at the foreign exchange rate as of the transaction date.

The consolidated financial statements presented have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2016, and the Company’s budgeted cash flows for the twelve months following the signature date.

Changes in presentation

The Company’s shares are listed on the NASDAQ Global Market subjecting the Company to U.S. Securities and Exchange Commission (“SEC”) rules and regulations. Since January 1, 2017, the Company no longer qualifies as a Foreign Private Issuer under the Securities Exchange Act of 1934 (“Exchange Act”) and the Securities Act of 1933 (“Securities Act”). As such, the Company is required to comply with the reporting requirements applicable to U.S. domestic filers including the filing of consolidated financial statements in accordance with U.S. GAAP. The Company elected to present its U.S. GAAP consolidated financial statements in U.S. dollar ($).

To enhance comparability between the Company’s statutory financial statements, required to be prepared in accordance with IFRS, and reports filed with the SEC, the Company elected to change the presentation currency in its statutory IFRS consolidated financial statements to U.S. dollar. This voluntary change in presentation currency was applied retrospectively. The Company also changed the description of certain line items in its Statement of Financial Position as well as in the Statement of Cash Flows and aligned the presentation of its IFRS consolidated financial statements, where permitted by IFRS, with the presentation in the U.S. GAAP consolidated financial statements. For the same reason the Company also reclassified the below line items in its consolidated statements of financial position (comparative figures are changed to reflect the changes in presentation):

•                  Foreign currency gains and losses on operational items previously presented within “Other gains/losses” are presented in Finance income/expense (2015: gain of $0.0 million);

•                  Revenue generated from manufacturing Glybera as part of the Company’s collaboration with Chiesi Farmaceutici S.p.A. (“Chiesi”) is presented as “Collaboration revenues” instead of “Product sales” (2015: $0.3 million);

•                  Costs of goods sold are not presented separately based on materiality considerations (2015: $0.7 million); and

•                  Other gains and losses related to the Extera arbitration are presented within “Selling, general and administrative expenses” (2015: $1.4 million).

Correction of errors

The Company identified the following immaterial errors in its prior year financial statements:

•                  The Company recorded warrants issued in 2009 and 2012 in relation to convertible loans. The Company continued to record the warrants and changes in their fair value through profit and loss after the warrants contractually expired on conversion of the loans into equity in 2013.The warrants were derecognized in 2016 resulting in a $1.0 million non-cash gain presented in “Finance income”. The consolidated statement of profit or loss and other comprehensive income for 2015 includes a gain of $0.4 million resulting from changes in fair value of the warrants presented in “Finance expense”, the amount the obligations were recorded at in the consolidated statement of financial position as of December 31, 2015, were presented as “Accrued expenses and other current liabilities”;

•                  The Company increased non-cash license revenue for the year ended December 31, 2016, by $0.2million to correct an understatement of “License revenue” in 2015 related to the selection of additional collaboration targets by Bristol-Myers Squibb Company (“BMS”) in 2015 and reduced the “Finance income” for the year ended December 31, 2016, by $1.0m related to the initial 2015 measurement date of the fair value of the warrants under the BMS agreements, which had resulted in an overstatement of deferred income at December 31, 2015, by $0.8 million.

•                  The Company allocated $1.4 million of facility expenses to “Selling, general and administrative expenses” for the year ended December 31, 2015. The 2015 comparative information was adjusted to correctly present this amount within “Research and development expenses”;

•                  The Company finances its US operations through an intercompany loan denominated in U.S. dollar. The foreign currency gains and losses on this intercompany loan are presented in “Other comprehensive income”. The Company did not account for the related tax consequences. As a result, “Other comprehensive income” for the year ended December 31, 2015, was overstated by $0.7 million and “Net loss” was understated by the same amount. The Company recorded a cumulative correction in 2016, resulting in $1.1 million “Deferred tax expense” and an offsetting effect in “Other Comprehensive Income”; and

•                  The previously reported 2015 consolidated statements of cash flows excluded non-cash investing activities of $1.8 million accrued in 2014 and paid in 2015, which was offset by non-cash operating activities. The Company revised the error in the consolidated statements of cash flows for 2015.

Excluding the above corrections the basic and diluted loss per common share were $2.80 per share (instead of a loss of $2.85 per share) in 2016 and a loss of $3.66 per common share (instead of a loss of $3.65 per share) in 2015.

Foreign currency translation

The functional currency of the Company and each of its entities (with the exception of uniQure Inc.) is the euro (€). This represents the currency of the primary economic environment in which the entities operate. The functional currency of uniQure Inc. is the U.S. dollar. The consolidated financial statements are presented in U.S. dollars.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at exchange rates prevailing at reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss.

Upon consolidation, the assets and liabilities of foreign operations are translated into the functional currency of the shareholding entity at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. The consolidated assets and liabilities are translated from uniQure N.V.’s functional currency into the reporting currency U.S. dollar at the exchange rates prevailing at the reporting date; items of income and expense are translated at monthly average exchange rates. Issued capital and share premium are translated at historic rates with differences to the reporting date rate, recorded as translation adjustments in other reserves. The exchange differences arising on translation for consolidation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to the foreign operation is recognized in profit or loss. As the intercompany funding of the Company’s Lexington operations is neither planned nor likely to be settled in the foreseeable future, the associated foreign exchange effect is presented as other reserves.

2.2                               Use of judgements and estimates

In preparing these consolidated financial statements, management made judgements, estimates and assumptions that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Critical judgments, estimates and assumptions in the application of the Company’s accounting policies relate to revenue recognition, research and development expenditures, impairment of non-financial assets, share-based compensation, contingent consideration, restructuring, and corporate income taxes.

Collaboration agreements

The Company currently generates most of its revenue through collaboration agreements. Such agreements may consist of multiple elements and provide for varying consideration terms — reimbursement for services rendered, product sales, non-refundable up-front payment and target designation fees and research and development milestone payments — requiring significant analysis by management to determine the appropriate method of revenue recognition.

Where such arrangements can be divided into separate units of accounting (each unit constituting a separate earnings process), the arrangement consideration is allocated to the different units based on their relative fair values and recognized over the respective performance period. Where the arrangement cannot be divided into separate units, the individual deliverables are combined as a single unit of accounting and the total arrangement consideration is recognized over the estimated collaboration period. Such analysis requires considerable estimates and judgments to be made by management, including the relative fair values of the various elements included in such agreements and the estimated length of the respective performance periods.

Further information on significant collaboration agreements is included in note 4.

Upon the closing of the BMS collaboration in the second quarter of 2015, the Company issued derivative financial instruments to BMS. Refer to note 3.3 for more information on the inputs used in determining the fair value and an analysis of sensitivity from unobservable inputs.

Research and development expenditures

As of each reporting date, the Company estimates the level of service performed by its vendors or other counterparties and the associated costs incurred for the services performed. As part of the process of preparing the Company’s consolidated financial statements, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf, estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of the actual cost. The significant estimates in its accrued research and development costs are related to fees paid to clinical research organizations (“CROs”) in connection with research and development activities for which the Company has not yet been invoiced.

Impairment of non-financial assets

The Company tests goodwill for impairment annually and finite-lived assets when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of impairment testing, the Company groups assets at the lowest levels for which there are separately identifiable cash flows (cash-generating units: “CGU”). The Company determines the recoverable amounts of a CGU with reference to the higher of the value in use and the fair value less costs to sell. Evaluation of events and changes in circumstances, identification of CGUs, allocation of corporate assets and determining a CGUs recoverable amount require management to make judgement and estimates.

Share-based compensation

The Company issues share-based compensation awards, generally in the form of options to purchase ordinary shares, restricted share units and performance based restricted share units to its employees and directors. The Company measures share based compensation expense related to these awards by reference to the estimated fair value of the award at the date of grant or the date on which performance is determined in case the grant is subject to meeting specified performance criteria. Judgements and estimates related to share-based compensation expenses consist of expected number of instruments to vest, discount rates, volatility and exercise behavior. Refer to note 10 for more information of the inputs used in determining the fair value of instruments granted.

At each reporting date, the Company revises its estimate of the number of options that are expected to become exercisable. The Company expects all vested options to be exercised over the remainder of their contractual life. The Company considers the expected life of the options to be in line with the average remaining term of the options post vesting.

Contingent consideration

In July 2014, following the acquisition of InoCard GmbH (“InoCard”), later renamed uniQure GmbH, the Company recorded a contingent consideration obligation. The amounts payable is contingent upon realization of the following milestones:

•                  Successful completion of GLP toxicity and safety study;

•                  First patient dosed in a clinical study; and

•                  Full proof-of-concept of the product in human patients after finalization of a phase I/II study.

The fair value of the contingent consideration is determined at each reporting date based on the available information regarding the expected timing and probability of success of the events triggering the milestone payments. Variations in these estimates could materially impact the fair value of the contingent consideration, changes in fair value are recognized in R&D expenses. Refer to note 3.3 for more information on the inputs used in determining the fair value and an analysis of sensitivity from unobservable inputs.

Corporate income taxes

The Company, which has a history of tax losses, recognizes deferred tax assets arising from unused tax losses to the extent that convincing evidence exists that sufficient taxable profit will be available against which the unused tax losses can be utilized by the fiscal unity. The Company continues to incur tax losses in the United States and the Netherlands. The Company annually analyzes its ability to benefit from those unused tax losses carried forward. As part of these analysis the Company forecasts its taxable profit in the foreseeable future. Management did so far not recognize any deferred tax asset.

Restructuring

In November 2016, the Company announced a restructuring plan for its operations and organization. As part of its restructuring plan, the Company anticipates eliminating approximately 50 to 55 positions by the end of 2017. The Company accrued $1.1 million related to termination benefits offered to executive employees, expected to be paid in 2017. The Company also entered into termination agreements with non-executive employees in January 2017, for which the related termination benefits of $0.5 million in aggregate will be recognized over the relevant remaining service period during 2017. In addition to the cash payments of termination benefits, uniQure incurred certain non-cash share-based payment expenses related to the accelerated vesting of performance share units granted to senior executives leaving the company. These changes are expected to reduce annual operating expenses by $5.0 to $6.0 million from 2018 onwards.

As a result of consolidating its manufacturing activities at its Lexington site, it is expected that uniQure will not utilize all of the capacity of its new Amsterdam facility, which the Company is obliged to rent until May 2032. While uniQure will seek to sublet any unused capacity within its new Amsterdam facility, the Company concluded that the benefits of using this corporate facility are not estimable as such, did not recognize a onerous contract provision for the floors not utilized.

2.3          New standards, amendments and interpretations

New and amended standards adopted by the Company in 2016

No new standards or amendments which materially impact the consolidated financial statements were applied by the Company.

New and amended standards not yet adopted by the Company

A number of new standards and amendments to standards are effective for annual periods ending after December 31, 2016, and earlier application is permitted; however, the Company has not early adopted the following new or amended standards in preparing these consolidated financial statements.

IFRS 9 ‘Financial instruments’

IFRS 9 was issued by the International Accounting Standards Board in July 2014, effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company does not plan to early adopt the new standard.

The Company completed an initial assessment of the potential impact that the adoption of IFRS 9 will have on its consolidated financial statements and concluded that the new standard will not have any material impact on the Company’s consolidated financial statements.

IFRS 15 ‘Revenue from Contracts with Customers’

IFRS 15 addresses revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The standard replaces existing revenue recognition guidance, including IAS 18 ‘Revenue’. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company does not plan to early adopt the new standard.

The Company completed an initial assessment of the potential impact that the adoption of IFRS 15 will have on its consolidated financial statements and concluded that the new standard will not materially impact the amount and timing of revenue recognition.

The Company plans to adopt IFRS 15 in its consolidated financial statements for the year ending December 31, 2018, using the retrospective approach. The Company will apply all the requirements of IFRS 15 to the comparative period presented and adjust its consolidated financial statements.

The Company does not plan to use practical expedients at initial application.

IFRS 16 ‘Leases’

IFRS 16 introduces a single, on-balance sheet lease accounting model for lessees. IFRS 16 replaces existing guidance including IAS 17 and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15 at or before the date of initial application of IFRS 16. The Company does not plan to early adopt the new standard.

The Company started an initial assessment of the potential impact on its consolidated financial statements. So far, the most significant impact identified is that the Company will recognize new assets and liabilities for its operating leases for land and buildings at its Amsterdam and Lexington sites. In addition, the nature of expenses related to those leases will now change as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for right-of-use assets and interest expense on lease liabilities. The Company has not yet decided whether it will use the optional exemptions.

The Company has not yet determined which transition option to apply. The Company has not yet quantified the impact on its reported assets and liabilities from the adoption of IFRS 16. The quantitative effect will depend on, inter alia, the transition method chosen, the extent to which the Company uses practical expedients and recognition exemptions, and any additional leases that the Company might enter into.

The Company expects that adoption of IFRS 16 does not impact its ability to comply with the covenants imposed by the Hercules loan facility.

Other new and amended standards not yet adopted by the Company.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would have a material impact on the Company.

2.4          Consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are entities controlled by the Company that the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date control commences until the date control ceases.

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated.

2.5          Current versus non-current classification

The Company classifies assets and liabilities as current when they are expected to be realized or settled within twelve months after the end of the reporting period (except for liabilities for which the Company does not have an unconditional right to defer settlement of that liability for at least twelve months after the end of the reporting period), when they are realized or settled within the Company’s normal operating cycle or when they are primarily held for trading purposes. Cash and cash equivalents are presented as current unless it is restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

Deferred tax assets and liabilities are classified as non-current.

2.6          Fair value measurement

The Company measures financial instruments such as derivatives and non-financial assets at fair value at each reporting date using valuation techniques that are appropriate in the circumstances and for which sufficient data are available as disclosed in Note 3.3.

2.7          Segment reporting

The Company’s chief operating decision-maker regularly reviews and determines whether a particular component of uniQure’s activities constitutes a separate operating segment by identifying and reviewing the allocation of resources to that component of uniQure’s activities and/or assessing the performance of that particular component of uniQure’s activities. The leadership team is identified as the chief operating decision-maker and reviews the consolidated operating results regularly to make decisions about the resources and to assess overall performance. The leadership team regularly reviews total cash operating expenditures by departmental area. The leadership team has determined that the activities of uniQure are one segment, which comprises the discovery, development and commercialization of innovative gene therapies, and the segmental analysis is the same as the analysis for uniQure as a whole.

2.8          Notes to the Consolidated Statement of Cash Flows

The consolidated statements of cash flows have been prepared using the indirect method. Cash and cash equivalents include bank balances, demand deposits and other short-term highly liquid investments (with maturities of less than three months at time of purchase) that are readily convertible into a known amount of cash and are subject to an insignificant risk of fluctuation in value.

Cash flows denominated in foreign currencies are translated at the average exchange rates for the reporting period. Exchange differences, if any, affecting cash and cash equivalents are presented separately in the consolidated statements of cash flows.

2.9          Intangible Assets

(a)                                 Licenses

Acquired licenses have a finite useful life and are carried at cost less accumulated amortization and impairment losses. Amortization is calculated using the straight-line method to allocate the cost of licenses over their estimated useful lives (generally 20 years unless a license expires prior to that date).

(b)                                 Research and development

Research and development expenditures are expensed as incurred. Development expenses are capitalized prospectively following regulatory approval for commercial production of a target.

(c)           Acquired research & development

Acquired research and development (“Acquired R&D”) represents the fair value assigned to intangible assets in incomplete research projects that the Company acquires through business combinations. The amounts are capitalized and are accounted for as indefinite-lived intangible assets, subject to impairment testing until completion, abandonment of the projects or when the research findings are commercialized through a revenue-generating project. Once commercialized uniQure will determine the then useful life of the intangible asset, generally determined by the period in which the substantial majority of the cash flows are expected to be generated, and begin amortization. In case of abandonment the asset will be impaired.

(d)           Goodwill

Goodwill, originating from the acquisition of InoCard in July 2014, represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. The carrying amount of goodwill for the year ended December 31, 2016, was $0.5 million (2015: $0.5 million).

2.10        Property, plant and equipment

Property, plant and equipment comprise mainly laboratory equipment, leasehold improvements, construction-in-progress (“CIP”), and office equipment. All property, plant and equipment are stated at cost less accumulated depreciation. CIP consists of capitalized expenses associated with construction of assets not yet placed into service. Depreciation commences on CIP based on its useful life or when the asset is ready for its intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, when it is probable that future economic benefits associated with the item will flow to uniQure and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed as incurred. Upon disposal, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss on the transaction is recognized in the consolidated statements of operations and comprehensive loss.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows:

•	Laboratory equipment	between 5 - 10 years
•	Office equipment	between 3 – 5 years

The leasehold improvements at the Company’s Lexington site and its new Amsterdam site are depreciated over ten years.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

2.11        Impairment

Non-financial assets

uniQure identified two CGUs: the Glybera CGU including the capitalized development cost and the related Xenon and AmpliPhi licenses and the Corporate CGU including all other activities of the Company.

The impairment review methodology for the Corporate CGU is based on the fair value less cost of disposal concept, whereby uniQure compares the enterprise value (calculated by multiplying the outstanding shares as per the valuation date with the price of an ordinary share) increased by the Company’s debt and similar items and reduced for the Company’s cash and cash equivalents, with the carrying amount of the cash-generating unit. An impairment loss is recognized to the extent the asset’s carrying amount exceeds its recoverable amount.

Recoverability of the Glybera CGU is determined through application of the value-in-use method. Refer to note 6 for a discussion regarding the impairment charges recorded in 2015 and 2016.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment.

Non-financial assets, other than goodwill, that have been previously impaired are reviewed for possible reversal of the impairment at each subsequent reporting date.

Financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

2.12        Financial instruments, equity

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The Company holds non-derivative financial assets in the loans and receivables category and non-derivative financial liabilities in the other financial liabilities category as well as derivative financial liabilities.

An instrument is classified as a financial liability when it is either (i) a contractual obligation to deliver cash or another financial asset to another entity; or (ii) a contract that will or may be settled in the Company’s own equity instruments and is a non-derivative for which the Company is or may be obliged to deliver a variable number of the Company’s own equity instruments or a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company’s own equity instruments.

The Company classifies a financial instrument, or its components, on initial recognition as a financial liability or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability and an equity instrument.

Loans and receivables

The Company initially recognizes loans and receivables issued on the date when they originate, and derecognizes loans and receivables when the contractual rights to the cash flows expire. Loans and receivables are initially measured at fair value plus any directly attributable transaction costs. Following the initial recognition, they are measured at amortized cost using the effective interest method.

Other financial liabilities

The Company recognizes other financial liabilities on the trade date when the entity becomes a party to the contractual provisions of the instrument, and derecognizes the financial liability when its contractual obligations are discharged or cancelled, or expire. Other financial liabilities are initially measured at fair value less any directly attributable transaction costs. Following the initial recognition, these liabilities are measured at amortized cost using the effective interest method.

Derivative financial instruments

The Company may hold derivative financial instruments from time to time as part of its financing arrangements.

Derivatives are initially measured at fair value; any directly attributable transaction costs are recognized in profit or loss as incurred. Following the initial recognition, derivatives are measured at fair value, and changes therein are recognized within finance income/expense.

Contingent consideration

As part of existing and future purchase agreements and following a purchase price allocation, the Company could present amounts of contingent consideration. These amounts will be reviewed at any reporting cycle and any changes to the fair value of the contingent consideration will be recognized in the consolidated statements of operations and comprehensive loss.

Equity

An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Ordinary shares are classified as equity.

Dividend distributions to the Company’s shareholders are recognized as a liability in uniQure’s Consolidated Statement of Financial Position in the period in which the dividends are approved by its shareholders. To date, uniQure has not paid dividends.

2.13                        Inventories

Inventories are measured at the lower of cost (excluding borrowing costs) and net realizable value. The cost of inventories is based on the first-in, first-out (FIFO) method. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.14                        Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in profit and loss. Tax consequences related to items recognized in other comprehensive income are recognized in other comprehensive income as well.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, temporary differences related to investments in subsidiaries to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future and taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

The Company’s management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate.

Income tax is measured using tax rates enacted or substantively enacted at the reporting date. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse.

Income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.15                        Employee benefits

a)             Pension obligations

uniQure operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by uniQure through payments to an insurance company. uniQure has no legal or constructive obligation to pay further contributions if the plan does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Starting in 2016, the Company operates a qualified 401(k) Plan for all employees at its Lexington, Massachusetts facility in the USA, which offers both a pre-tax and post-tax (Roth) component. Employees may contribute up to 50% of their pre-tax compensation, which is subject to IRS statutory limits for each calendar year. The Company matches $0.50 for every $1.00 contributed to the plan by participants, up to 6% of base compensation. Employer contributions are recognized as they are contributed, as long as the employee is rendering services in that period. If employer contributions are made in periods after an individual retires or terminates, the estimated cost is accrued during the employee’s service period.

b)             Termination benefits

Termination benefits are payable when employment is terminated by uniQure before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without the possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

2.16                        Share-based compensation

Employee share-based compensation plans

The Company operates two share-based payment plans that are equity settled share option plans under which options have been granted in 2012 and 2013 (“2012 Plan”) and from May 2014 onwards (“2014 Plan”). The 2014 Plan allows for various awards such as the granting of options, restricted share units (“RSUs”) and performance share units (“PSUs”). In addition to these two plans the Company from time-to-time offers grants to executives under Rule 5653(c)(4) of the NASDAQ Global Market, as a material inducement to enter into employment of the Company.

The fair value of services received in exchange for the instruments granted is recognized as an expense, with a corresponding adjustment to Other reserves in equity. The total amount to be expensed over the vesting period, if any, is determined by reference to the fair value of the instruments granted and based on the share price and vesting conditions. For share-based payments that do not vest until the employees have completed a specified period of service, uniQure recognizes the services received as the employees render services during the service period. For the allocation of the expenses to be recognized, the Company treats each installment of a graded vesting award as a separate share option grant.

Options

The fair value of options granted is determined at the grant date.

Restricted share units (RSUs)

The fair value of RSUs granted is determined at the grant date by reference to the share-price.

Performance share units (PSUs)

Awards of PSUs are subject to the achievement of specified performance objectives. At each reporting date, the Company estimates the number of PSUs expected to be awarded. The fair value of PSUs is remeasured at every reporting date until performance is determined and the discretion on the final number of awards to be granted is removed.

Other share-based compensation plans

In January 2014, uniQure entered into a collaboration and license agreement with 4D Molecular Therapeutics (“4D”) to discover and optimize AAV vectors. The Company accounts for this option plan as an equity-settled employee plan, the total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted as determined at the January 2014 grant date.

2.17                        Provisions

Provisions are recognized when uniQure has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated.

Provisions are measured at the present value of amounts expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as interest expense.

2.18                        Revenue recognition

The Company primarily generates revenue from its collaboration agreements with its collaboration partners for the development and commercialization of its products.

Revenues comprise the fair value of the consideration received or receivable for the sale of licenses and goods as well as the provision of collaboration services in the ordinary course of the Company’s activities.

The Company recognizes revenue when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Company’s activities, as described below.

Multiple element arrangements are analyzed to determine whether the deliverables within the agreement can be separated or whether they must be accounted for as a single unit of accounting. Deliverables under an agreement are required to be accounted for as separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone basis; and (ii) if the fair value of the component can be measured reliably. The allocation of consideration amongst the deliverables under the agreement is done by reference to the relative fair value of the identified components. If the delivered element does not have stand-alone value or if the fair value of any of the undelivered elements cannot be determined, the arrangement is then accounted for as a single unit of accounting.

License revenues

License revenues consist of up-front payments, target selection payments and milestone payments received from uniQure’s collaboration partners.

See note 4 for a detailed description.

Collaboration revenue

Collaboration revenue consists of revenue generated from collaborative research and development arrangements. Services include the provision of Company staff, consultants or other third-party vendors engaged by the Company in relation to a collaboration program and the manufacturing of gene therapeutic products to the extent these are reimbursed through the respective collaborative research and development program.

Collaboration revenues, which are typically related to reimbursements from collaborators for the Company’s performance of research and development services under the respective agreements, are recognized on the basis of labor hours valued at a contractually agreed rate. Collaboration revenues include reimbursements for related out-of-pocket expenses. Cost reimbursements to which the Company is entitled under agreements are recognized as collaboration revenues when these costs are incurred.

2.19                        Other income

uniQure’s other income consists principally of government and regional grants, subsidies and investment credits. These items are recognized in profit or loss over the period necessary to match them with the costs they are intended to compensate, when it is probable that the Company has complied with conditions attached to the grant and expects to receive the reimbursement.

Grants or investment credits may be repayable if uniQure successfully commercializes a relevant program that was funded in whole or in part by the grant or investment credit within a particular time frame. Prior to successful commercialization or sale, uniQure does not recognize a liability for repayment.

2.20                        Leases

(a)                                 Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are accounted for as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in profit or loss on a straight-line basis over the term of the lease.

(b)                                 Finance leases

Leases for leasehold improvements and equipment where the Company bears substantially all the risks and rewards of ownership are accounted for as finance leases.

3.                                      Financial Risk Management

3.1                               Financial Risk Factors

uniQure is exposed to a variety of financial risks, including credit risk, market risk (e.g. currency risk, interest rate risk and other price risk) and liquidity risk.

uniQure’s risk management policies are established to identify and analyze the risks faced by the Company and are reviewed regularly to reflect changes in market conditions and its activities. Financial risk management is carried out by the finance department, which identifies and evaluates financial risks and hedges these risks if deemed appropriate.

uniQure does not engage in speculative transactions, nor does it issue or hold financial instruments for trading purposes.

a)             Credit Risk

Credit risk is managed on a consolidated basis. Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, outstanding receivables and committed transactions with collaboration partners and security deposits paid to landlords. The Company currently have no debtors other than Chiesi and BMS.

The Company deposited funds as security to landlords related to its facility in Lexington, Massachusetts and its facility in Amsterdam. The deposits are neither impaired nor past due.

uniQure’s cash and cash equivalents are invested in savings and deposit accounts with original maturities of three months or less. Savings and deposit accounts generate a small amount of interest income. Cash and cash equivalents were placed at the following banks:

	As of December 31,
	2016		2015
	Amount	Credit rating	Amount	Credit rating
	$ in thousands		$ in thousands
Bank
Rabobank	132,331	Aa2	221,499	Aa2
Commerzbank	165	Baa3	127	Baal
Total	132,496		221,626

Ratings are by Moody’s

b)             Market Risk

(i)                                    Currency risk

uniQure primarily operates from Lexington, MA in the United States of America and Amsterdam, the Netherlands. uniQure is exposed to foreign exchange risk arising from various currencies, primarily to the U.S. dollar and the euro. uniQure’s U.S. operations are primarily conducted in the U.S. dollar, its exposure to changes in foreign currency is insignificant.

The Company’s Dutch operations hold significant amounts U.S. dollar denominated cash and cash equivalents and borrowings from Hercules, as well as generate collaboration revenue and receive services in U.S. dollar. Foreign currency denominated account receivables and account payables are short-term in nature (generally 30 to 45 days). At December 31, 2016, the Dutch entities owed $5.2 million (2015: $0.2 million) net account receivables denominated in U.S. dollar. Foreign exchange rate movements on these items resulted in $0.6 million gain/loss (2015: $0.0 million gain/loss).

Variations in exchange rates impact earnings and other comprehensive income. At December 31, 2016, if the euro had weakened 10% against the U.S. dollar with all other variables held constant, post-tax loss of the Dutch entities for the year would have been $4.7 million lower (2015: $5.8 million), and other comprehensive loss would have been $3.5 million higher (2015: $8.3 million). Conversely, if the euro had strengthened 10% against the US dollar with all other variables held constant, post-tax loss for the year would have been $4.7 million higher (2015: $5.8 million), and other comprehensive loss would have been $4.5 million lower (2015: $10.5 million). uniQure does not have a formal established practice to manage foreign exchange risk.

(ii)                                Interest rate risk

Borrowings issued at fixed rates expose the Company to fair value interest rate risk. In June 2013, the Company entered into the Hercules Agreement under which its borrowings bear interest at a variable rate with a fixed floor. The 2014 and 2016 amendments of the borrowings did not change this exposure. Long-term borrowing issued at fixed rates exposes the Company to fair value interest rate risk. As of December 31, 2016, the borrowings from Hercules bear interest at the rate of the greater of 8.25% and a rate equal to 8.25% plus the prime rate of interest minus 5.25%.

At December 31, 2016 if interest rates on borrowings had been 1.0% higher/lower with all other variables held constant, pre-tax results for the year would have been $0.2 million (2015: $0.2 million) lower/ higher as a result of changes in the fair value of the borrowings.

(iii)                            Other price risk

uniQure is not exposed to significant price risk.

c)              Liquidity risk

Management considers uniQure’s cash and cash equivalents as of December 31, 2016 are sufficient to carry out the business plans going forward for at least 12 months from the date of these consolidated financial statements. The Company’s approach to managing liquidity is to monitor rolling forecasts of uniQure’s liquidity reserve on the basis of expected cash flow and raise cash if and when needed, either through issuance of shares or through credit facilities.

The table below analyzes the Company’s financial liabilities in relevant maturity groupings based on the term until the contractual maturity date, as of the reporting date:

	Undefined	Less than 1 year	Between 1 -2 years	Between 2 -5 years	Over 5 years
	$ in thousands
At December 31,2015
Borrowings	—	7,690	9,103	7,108	—
Financial lease liabilities	—	146	—	—	—
Accounts payable	—	4,059	—	—	—
Accrued expenses and other current liabilities	—	8,013	—	—	—
Contingent consideration (nominal amount)	15,789	—	—	—	—
Derivative financial instruments	—	1,339	—	578	—
Total	15,789	21,247	9,103	7,686	—

At December 31, 2016
Borrowings	—	2,195	9,098	13,505	—
Accounts payable	—	5,524	—	—	—
Accrued expenses and other current liabilities	—	9,755	—	—	—
Contingent consideration (nominal amount)	15,255	—	—	—	—
Derivative financial instruments	—	11	—	51	—
Total	15,255	17,485	9,098	13,556	—

Disclosed in the table above are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying value balances as the impact of discounting is not significant.

Due to uncertainty of timing of achieving milestones, the amount for contingent consideration in respect of InoCard is classified as undefined in time. As of December 31, 2016, the Company expects having to settle the milestone obligations between 2018 and 2021. When due, the obligations can be settled either in cash or in a variable number of Company shares.

3.2                               Capital risk management

The Company’s objectives in managing capital are to safeguard the Company’s ability to continue as a going concern and to minimize the cost of capital to provide returns for shareholders and benefits for other stakeholders.

uniQure has no firm sources of additional financing, other than its collaboration agreements with Chiesi and BMS. Until such time, if ever, that uniQure can generate substantial revenues from product sales, the Company expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution and licensing arrangements.

The Company is subject to covenants under its Loan Agreement with Hercules, and may become subject to covenants under any future indebtedness that could limit its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, which could adversely impact its ability to conduct its business. In addition, its pledge of assets as collateral to secure its obligations under the Hercules loan agreement may limit its ability to obtain debt financing.

If financing is not available when needed, including through debt or equity financings, or is available only on unfavorable terms, uniQure may be unable to meet its cash needs. If uniQure raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, uniQure may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to it. If uniQure is unable to raise additional funds through equity or debt financings when needed, uniQure may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that the Company would otherwise prefer to develop and market itself, which could have a material adverse effect on its business, financial conditions, results of operations and cash flows.

The total amount of equity as recorded on the Statement of Financial Position is managed as capital by the Company.

3.3                               Fair value measurement

Financial instruments measured at fair value are categorized as follows:

•                  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•                  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

For the year ended December 31, 2016, and 2015 financial instruments at fair value through profit and loss amounted to a gain of $0.8 million and $0.5 million, respectively.

The carrying amounts of financial asset and financial liability are a reasonable approximation of their fair value and therefore information about the fair values of each class is not disclosed.

As of December 31, 2016, and 2015, the contingent consideration and derivative financial instruments are measured at fair value using significant inputs not based on observable market data, and therefore are included in level 3.

The movement in the fair value of these level 3 instruments during the years ended December 31, 2016, and 2015, is as follows:

	Contingent consideration	Derivative financial instruments	Total
	$ in thousands
At January 1, 2015	1,767	1,036	2,803
Issuance of financial instruments	—	2,878	2,878
Allocation to shareholders’ equity	—	(1,424)	(1,424)
(Gains) / losses recognized in profit or loss	1,339	(494)	845
Currency translation effects	(180)	(80)	(260)
At December 31, 2015	2,926	1,916	4,842
(Gains) / losses recognized in profit or loss	(1,080)	(785)	(1,865)
Derecognition of warrants	—	(1,080)	(1,080)
Currency translation effects	(8)	11	3
At December 31, 2016	1,838	62	1,900

Contingent consideration

The acquisition of InoCard in July 2014 included contingent consideration payable to the former shareholders of InoCard (later renamed uniQure GmbH). The maximum, undiscounted contingent consideration assuming achievement of various milestones amounts to $15.3 million. The fair value of the contingent consideration is estimated as the expected (i.e. probability-weighted) present value of the milestone payments and based on a discount rate of 30%.

Key inputs in the present value calculation are not observable in the market such as the probability of success (“POS”) of achieving the various milestones (estimated as probable for the first two milestones as of the balance sheet date) as well as the time at which research milestones are expected to be achieved (ranging from 2018 to 2021, as of the balance sheet date). The fair value of this contingent consideration is re-measured every reporting date with changes recognized in profit or loss for the period (as Research and development expense). As of December 31, 2016, the fair value of contingent consideration was $1.8 million compared to $2.9 million as of December 31, 2015. The reduction is due to a change in the assumptions used to calculate the fair value of the contingent consideration, including delays in the expected timing of milestones that trigger such contingent payments.

Varying, next to the passing of time, the unobservable inputs results in the following fair value changes:

	December 31,	December 31,
	2016	2015
	$ in thousands
Change in fair value
Delay in milestones by 6 months	(209)	(313)
Increasing the POS for the first milestone by 20%	367	585
Decreasing the POS for the first milestone by 20%	(367)	(585)
Reducing the discount rate from 30% to 20%	638	1,228
Increasing the discount rate from 30% to 40%	(309)	(560)

In addition, the fair value of the contingent consideration is affected by the timing of future products sales that will trigger further royalty payments to the former shareholders of InoCard.

Derivative financial instruments

The Company issued various derivative financial instruments related to its collaboration with BMS and in relation to its borrowings from Hercules Technology Growth Capital:

BMS warrants

On April 6, 2015 (“Execution Date”), the Company entered into agreements with BMS. Pursuant to the terms of the agreements on June 12, 2015, the Company issued 1.1 million of its ordinary shares to BMS for aggregate cash proceeds of $37.6 million (“First Closing”), of which $12.2 million (the excess over the market price) was allocated to deferred revenue.

In addition, BMS was required to purchase from the Company a certain number of shares such that prior to December 31, 2015, BMS would own 9.9% of the issued and outstanding ordinary shares of the Company immediately after selecting three additional collaboration targets (“Second Closing”).

The purchase price per ordinary share related to the Second Closing was agreed at 110% of the Volume Weighted Average price (“VWAP”) for the 20 trading days ending on the date that is 5 days prior to the Second Closing. The timing of the investment was at the sole discretion of BMS.

The Company recorded other losses of $0.3 million related to changes in fair value of the derivative financial liability related to the Second Closing between the initial recognition date and August 7, 2015. On August 7, 2015, the Company issued 1.3 million of its ordinary shares to BMS at $29.67 per ordinary share for aggregate cash proceeds of $37.9 million, thereby extinguishing the derivative financial liability at its fair value of $1.4 million at this date and raising $39.3 million equity. After the extinguishment the equity raised from the sale of ordinary shares in excess of the market price of $23.64 per share was recorded in share premium as these amounts result from an investment decision made by BMS.

Additionally, BMS was granted two warrants:

•                  A warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 14.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which the Company receives from BMS the Target Designation Fees (as defined in the collaboration agreements) associated with the first six New Targets (as defined in the collaboration agreements); and (ii) the date on which BMS designates the sixth New Target (“First BMS warrant”),

•                  A warrant allowing BMS to purchase a specific number of uniQure ordinary shares such that its ownership will equal 19.9% immediately after such purchase. The warrant can be exercised on the later of (i) the date on which uniQure receives from BMS the Target Designation Fees associated with the first nine New Targets; and (ii) the date on which BMS designates the ninth New Target (“Second BMS warrant”).

The exercise price in respect of each warrant will be equal to the greater of (i) the product of (A) $33.84, multiplied by (B) a compounded annual growth rate of 10%; and (ii) the product of (A) 1.10, multiplied by (B) the VWAP for the 20 trading days ending on the date that is five trading days prior to the date of a notice of exercise delivered by BMS.

On May 21, 2015 (the “Effective Date”), the Company recorded derivative financial instruments related to the Second Closing and the two warrants at a combined fair value of $2.9 million (liability). The Company evaluated the Stock Purchase Agreement and the Collaboration Agreement (see note 4) as one agreement.

The fair value of the warrants as of December 31, 2016, was $0.1 million (2015: $0.6 million). During the year ended December 31, 2016, the Company recognized a gain of $0.5 million in finance income (2015: $0.9 million gain) related to fair value changes of the BMS warrants.

The Company used Monte-Carlo simulations to determine the fair market value of the BMS warrants. The valuation model incorporated several inputs, including the underlying share price at both the Execution Date as well as at the balance sheet date, the risk-free rate adjusted for the period affected, an expected volatility based on a peer group analysis, the expected yield on any dividends, and management’s expectations on the timelines of reaching certain defined trigger events for the exercising of the warrants, as well as management’s expectations regarding the number of ordinary shares that would be issued upon exercise of the warrants. All of these represent Level 3 inputs. Additionally, the model assumes BMS will exercise the warrants only if it is financially rational to do so.

Varying the unobservable inputs results in the following fair value changes as of December 31, 2016:

	1st BMS warrant	2nd BMS warrant	Total
	$ in thousands
Base case	21	30	51
Increase volatility by 10% to 85%	41	49	90
Extend exercise dates by one year	42	38	80

Exercise of the warrants are expected to occur within 3 and 5 years after the reporting date. The Company classified the derivative financial liabilities as non-current at the reporting date.

Hercules warrants

On June 14, 2013, the Company entered into a loan agreement with Hercules (“Original Facility”). In relation to the Original Facility, warrants were issued to Hercules (see note 9, “Borrowings”). The warrants were not closely related to the host contract and were accounted for separately as a derivative financial liability measured at fair value though profit or loss. The warrants were not impacted by the 2014 and 2016 amendments of the loan. The fair value of this derivative as of December 31, 2016, was $0.0 million (2015: $0.3 million). During the year ended December 31, 2016 uniQure recognized a $0.3 million gain in finance income / (expense) (2015: $0.0 million) related to fair value changes of the Hercules warrants. On December 31, 2016, the number of outstanding warrants is 37,175 (2015: 37,175).

The fair value of the warrant is based on the Black-Scholes model. Assumptions are made on inputs such as risk-free rate, the share price, time to maturity and unobservable inputs such as volatility and foreign exchange to translate to euro, the functional currency of the issuer, in order to determine the fair value per warrant. Varying the unobservable inputs results in the following fair value changes as of December 31, 2016:

	Share price	Volatility	Time to maturity
	$ in thousands
–10%	8	8	9
Base Case	11	11	11
+10%	15	15	13

Other warrants

The Company in prior years issued warrants related to financing arrangements. The warrants in 2015 included instruments extinguished through the 2013 conversion of borrowings into equity.

4.                                      Collaboration arrangements and concentration of credit risk

The Company generates all its collaboration and license revenues from its Collaboration and License Agreement with BMS, its Co-Development Agreement for AMT-060 and its Glybera Commercialization Agreement with Chiesi.

As of June 2015, onwards BMS is considered a related party given its equity investment in the Company. Chiesi was considered a related party given its equity investment in the Company up to December 31, 2015.

Services to the two collaboration partners are rendered by the Dutch operating entity. Total collaboration and license revenue generated from these partners are as follows:

	Years ended December 31,
	2016	2015
	$ in thousands
Bristol Myers Squibb	17,137	4,488
Chiesi Farmaceutici S.p.A	8,139	5,901
Total	25,276	10,389

Amounts owed from these partners in relation to the collaboration are as follows:

	December 31,
	2016	2015
	$ in thousands
Bristol Myers Squibb	5,500	1,009
Chiesi Farmaceutici S.p.A	3,680	3,120
Total	9,180	4,129

BMS collaboration

In May 2015, the Company closed a Collaboration and License Agreement with BMS (the “BMS Agreement”) that provides exclusive access to the Company’s gene therapy technology platform for multiple targets in cardiovascular (and other) diseases. The collaboration included the Company’s proprietary gene therapy program for congestive heart failure which aims to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also included the potential for a target exclusive collaboration in other disease areas. In total, the companies may collaborate on ten targets, including S100A1.

The Company is leading the discovery, non-clinical, analytical and process development effort and is responsible for manufacturing of clinical and commercial supplies using the Company’s vector technologies and industrial, proprietary insect-cell based manufacturing platform, while BMS leads the clinical development and regulatory activities across all programs and reimburses the Company for all research and development efforts. BMS will be solely responsible for commercialization of all products from the collaboration.

The Company evaluated the BMS Agreement and determined that it is a revenue arrangement with multiple elements. The Company’s substantive deliverables under the collaboration agreement include an exclusive license to its technology in the field of cardiovascular disease, research and development services for specific targets chosen by BMS and general development of the Company’s proprietary vector technology, participation in the Joint Steering Committee, and clinical and commercial manufacturing. The Company concluded that the collaboration agreement consists of three units of accounting, including (i)

technology (license and target selections), know-how and manufacturing in the field of gene therapy and development and active contribution to the development through the Joint Steering Committee participations, (ii) provision of employees, goods and services for research activities for specific targets and (iii) clinical and commercial manufacturing. The Company determined that the license does not have stand-alone value to BMS without the Company’s know-how and manufacturing technology through the participation of the Joint Steering Committee and accordingly, they were combined into one unit of accounting.

License revenue — BMS

As of the Effective Date of the collaboration, the Company recorded deferred revenue of $59.3 million, which was equal to the up-front consideration payment of $50.0 million, the ordinary share issuance to BMS for $12.2 million (the excess over the market price), less the fair value of the derivative financial instruments recognized at the Execution date ($2.9 million liability) (see note 3.3, “Fair value measurement”). On July 31, 2015, BMS selected the second, third and fourth collaboration targets, triggering a $15.0 million target designation payment to the Company. The Company is entitled to $16.5 million in aggregate of target designation payments upon selection of the fifth through tenth collaboration target. The Company will be eligible to receive research, development and regulatory milestone payments of up to $254.0 million for the first target and up to $217.0 million for the other selected targets if and when achieved. The Company determined that the contingent payments under the BMS Agreement relating to research, development and regulatory milestones do not constitute substantive milestones and will not be accounted for under the milestone method of revenue recognition. The events leading to these payments solely depend on BMS’ performance. Accordingly, any revenue from these contingent payments would be allocated to the first unit of accounting noted above and recognized over the expected performance period.

License revenue is recognized over an expected performance period of 19 years on a straight-line basis commencing on the Effective Date. The expected performance period is reviewed quarterly and adjusted to account for changes, if any, in the Company´s estimated performance period. The estimated performance period did not change in 2016.

The Company recognized $4.1 million license revenue for the year ended December 31, 2016 (2015: $2.2 million).

Additionally, the Company is eligible to receive net sales-based milestone payments and tiered high single to low double-digit royalties on product sales. These revenues will be recognized when earned. The royalty term is determined on a licensed-product-by-licensed-product and country-by-country basis and begins on the first commercial sale of a licensed product in a country and ends on the expiration of the last to expire of specified patents or regulatory exclusivity covering such licensed product in such country or, with a customary royalty reduction, ten years after such first commercial sale if there is no such exclusivity.

Collaboration revenue — BMS

The Company provides target-specific research and development services to BMS. Collaboration revenue related to these contracted services, is recognized when earned.

The Company generated $13.0 million collaboration revenue for the year ended December 31, 2016 (2015: $2.3 million).

Manufacturing revenue — BMS

The parties entered into a contract for the Company to supply gene therapy products during the clinical and commercial phase to BMS. Revenues from product sales will be recognized when earned. So far the Company did not supply any product to BMS.

Chiesi collaboration

In 2013, the Company entered into agreements with Chiesi, a family-owned Italian pharmaceutical company for the co-development and commercialization of the AMT-060 program and the commercialization of Glybera (“Agreements”). The Company has retained full rights in the United States, Canada and Japan under this agreement. The Company evaluated the collaboration agreement with Chiesi and determined that it is a revenue arrangement with multiple elements. The Company’s substantive deliverables under the collaboration agreement include an exclusive license to its technology in the field of cardiovascular disease, research and development services, and commercial manufacturing. The Company concluded that the collaboration agreement consists of three units of accounting, including (i) co-development and active contribution to the collaboration by providing technology access and know-how in the field of gene therapy, (ii) provision of employees, goods and services for research and development activities and (iii) commercial manufacturing.

License revenue — Chiesi

Upon closing of the Agreements on June 30, 2013, the Company received €17.0 million ($22.1 million) in non-refundable up-front payments. The Company determined that the up-front payments received from Chiesi constituted a single unit of accounting. The up-front payment is amortized on a straight-line basis and presented as license revenue over a period from July 2013, through September 2032, the date of expiration of the last intellectual property protection related to the Company’s manufacturing process at such date.

Collaboration revenue — Chiesi

Chiesi reimburses the Company for 50% of the agreed research and development efforts related to AMT-060, which is presented as collaboration revenue. Once regulatory approval has been obtained, Chiesi will distribute AMT-060 and the Company is entitled to receive a fixed mid double digit royalty as a percentage of Chiesi sales. The Company estimates that the amount it would retain, net of manufacturing costs, third-party royalties and related amounts, will be between 25% and 35% of the revenues from sales realized by Chiesi, varying by country of sale.

The Company generated $7.2 million collaboration revenue for the year ended December 31, 2016, (2015: $4.9 million) from the co-development of AMT-060.

Manufacturing revenue — Chiesi

The parties entered into a contract for the Company to supply Glybera to Chiesi. Revenues from product sales, presented as collaboration revenue, will be recognized when earned. In the year ended December 31, 2016, the Company recognized no revenue from product sales to Chiesi (December 31, 2015: $0.3 million).

5.                                      Property, plant and equipment

	Leasehold	Construction	Laboratory	Office
	improvements	in-process	equipment	equipment	Total
	$ in thousands
Cost	18,323	1,074	8,752	3,092	31,241
Accumulated depreciation	(2,057)	—	(3,792)	(1,487)	(7,336.00)
Carrying amount January 1, 2015	16,266	1,074	4,960	1,605	23,905
Reclassifications	171	(6,030)	5,643	216	—
Additions	14	5,768	804	229	6,815
Depreciation expense	(1,888)	—	(1,801)	(716)	(4,405)
Currency translation effects	(35)	(9)	(191)	(69)	(304)
Carrying amount December 31, 2015	14,528	803	9,415	1,265	26,011
Cost	18,344	803	14,482	3,318	36,947
Accumulated depreciation	(3,816)	—	(5,067)	(2,053)	(10,936)
Carrying amount December 31, 2015	14,528	803	9,415	1,265	26,011
Reclassifications	12,913	(14,494)	1,398	183	—
Additions	491	14,002	1,264	214	15,971
Depreciation expense	(2,120)	—	(2,728)	(693)	(5,541)
Currency translation effects	(603)	2	(128)	(10)	(739)
Carrying amount December 31, 2016	25,209	313	9,221	959	35,702
Cost	30,582	313	14,166	2,711	47,772
Accumulated depreciation	(5,373)	—	(4,945)	(1,752)	(12,070)
Carrying amount December 31, 2016	25,209	313	9,221	959	35,702

Investment in new Amsterdam facility.

In 2016, the Company invested $13.0 million into its new facility located at the Paasheuvelweg in Amsterdam.

Construction-in-progress (“CIP”) as of December 31, 2016, and 2015 predominantly relates to the build-out of the manufacturing facility in Lexington, MA that began at the end of the second quarter of 2013 and additionally includes the build-out of laboratories in Amsterdam.

Total depreciation expense of $5.5 million for the year ended December 31, 2016, (December 31, 2015: $4.4 million) has been charged to research and development expense as it relates to the Company’s manufacturing facility and equipment, and the remainder is charged to selling, general and administrative expense.

6.                                      Intangible assets

		Capitalization	Acquired
	License	of development	research &
	fees	expenses	development	Total
	$ in thousands
Carrying amount January 1, 2015	5,946	8,279	5,670	19,895
Additions	500	2,770	—	3,270
Reductions	(85)	—	—	(85)
Amortization expense	(233)	(95)	(180)	(508)
Impairment	(3,120)	(9,916)		(13,036)
Currency translation effects	(541)	(630)	(590)	(1,761)
Carrying amount December 31, 2015	2,467	408	4,900	7,775
Cost	5,734	10,138	5,080	20,952
Accumulated amortization and impairment	(3,267)	(9,730)	(180)	(13,177)
Carrying amount December 31, 2015	2,467	408	4,900	7,775
Additions	2,376	—	—	2,376
Amortization expense	(736)	(30)	(271)	(1,037)
Impairment	(92)	(367)		(459)
Currency translation effects	(168)	(11)	(152)	(331)
Carrying amount December 31, 2016	3,847	—	4,477	8,324
Cost	7,803	9,794	4,908	22,505
Accumulated amortization and impairment	(3,956)	(9,794)	(431)	(14,181)
Carrying amount December 31, 2016	3,847	—	4,477	8,324

All intangible assets are owned by Dutch entities.

a.              Acquired licenses

The carrying amount of uniQure’ s licenses by licensor is set out below:

	December 31,	December 31,
	2016	2015
	$ in thousands
National Institutes of Health	738	1,176
St. Jude Children’s Hospital	659	687
Protein Sciences Corporation	2,194	84
Other	256	520
Total	3,847	2,467

The amortization expense related to licenses for the year ended December 31, 2016, was $0.7 million (2015: $0.2 million) and is included in research and development expenses.

Protein Sciences Corporation

In 2016, the Company renegotiated its existing license contract with Protein Sciences Corporation for the use of its expresSF+ (SF+) insect cell line to provide the Company with a royalty free, perpetual right and license to the licensed technology in the field of AAV-based gene therapy.

b.              Capitalization of development expenses

On March 21, 2013, the Company started capitalizing development costs relating to Glybera. During 2016, the Company capitalized nil. (2015: $2.8 million).

The Company commenced amortization of both capitalized development cost and associated licenses on September 1, 2015, following the first commercial sale of Glybera. Glybera development cost will be amortized over thirteen years on a straight-line basis. The related licenses will be amortized over the patent periods ending in 2019 and 2020, respectively.

In 2015, the Company recorded a one-time, non-cash impairment charge of $13.0 million related to certain intangible assets specific to Glybera. The impairment charge was calculated using a discounted cash flow model based on the Company’s forecast of net cash flows to be generated by the sale of Glybera in Europe through 2029. The key assumptions in the model include the prevalence of LPLD in Europe, the eligible patient population, the estimated penetration rate of the addressable market, the year of presales, the unit price for Glybera and the applied weighted average cost of capital (WACC). Based on the level of Glybera peak sales and the forecasts provided by the Company’s European commercial partner in 2015, the Company reduced its projected aggregated number of patients to be treated with Glybera.

The Glybera cash generating unit includes the capitalized development cost and the related Xenon and Ampliphi licenses. The impairment loss was allocated pro rata to the intangible assets within the Glybera cash-generating unit. In determining the value-in-use, the Company applied a WACC of 13.5%. The Company performed various sensitivity analysis to assess the impact of changing key assumptions related to the value-in-use. For example, changing the WACC by 1% results in a $0.2 million change in the value-in-use. Changing the aggregate number of expected treatments by 10% results in a $0.7 million change in the value-in-use. Finally, changing the expected unit price of Glybera by 10% results in a $0.8 million change in the value-in-use.

The Company updated its assessment of the carrying amount for commercial developments in 2016 and determined that its investment into the Glybera CGU is not recoverable. The Company impaired the carrying amount of $0.4 million in December 2016.

c.               Acquired R&D

The Acquired R&D asset was acquired as part of the acquisition of InoCard in July 2014 and relates to the S100A1 program. Following the commercialization of S100A1 as part of the collaboration agreement with BMS in May 2015, amortization commenced on the Acquired R&D asset on a straight-line basis over a 19-year period in line with the recognition of license revenue originating from the BMS collaboration.

The amortization expense related to Acquired R&D for the year ended December 31, 2016, was $0.3 million (2015: $0.2 million) and is included in research and development expenses.

7.                                      Other non-current assets

As of December 31, 2016, other non-current assets include a refundable security deposit of €0.6 million ($0.6 million) related to the newly leased premises in Amsterdam and a refundable security deposit related to the Lexington facility of $1.2 million (2015: $1.2 million).

8.                                      Accrued expenses and other current liabilities, Provision

Accrued expenses and other current liabilities include the following items:

	December 31,	December 31,
	2016	2015
	$ in thousands
Accruals for services provided by vendors-not yet billed	4,150	3,717
Personnel related accruals	4,381	3,250
Derivative on long-term debt, current portion	11	259
Warrants related to extinguished convertible loan	—	1,080
Social security and other taxes	1,178	877
Other current liabilities	46	315
Total	9,766	9,498

Restructuring

In November 2016, the Company announced a plan to restructure its activities as a result of a company-wide strategic review with the aim of refocusing its pipeline, consolidating its manufacturing and enhancing overall execution. Following the announcement of the plan, the Company recognized an accrual for termination benefits contractually agreed with four executives of $1.1 million, of which $0.9 million is included in research and development expense and $0.2 million in selling, general and administrative expense. The termination benefits will be paid in the first two quarters of 2017. In addition, the Company incurred $0.2 million of non-cash share-based payment expenses related to the accelerated vesting of performance share units granted to these executives.

The Company entered into termination agreements with non-executive employees in January 2017, the related termination benefits of approximately $0.5 million will be recognized over the relevant remaining service period during 2017.

Provision

On April 5, 2016, the Company was notified of a partial award of the sole arbitrator in its arbitration proceedings with Extera which commenced in 2013. The partial award held that Extera was entitled to €0.6 million ($0.7 million) (plus interest) in success fees in respect of consideration received to date from a partnering transactions entered into with Chiesi in 2013. On July 6, 2016, the sole arbitrator awarded a one-off settlement to Extera in respect of potential future revenues. In December 2016, the Company and Extera agreed to settle the arbitration case for an amount of €2.8 million ($2.9 million) (including legal and related settlement costs), which the Company paid during 2016.

In 2015 the Company recorded a provision of $1.4 million for estimated of legal and related settlement costs, presented in Other gains/(losses) in the Consolidated Statements of Profit or Loss and Other Comprehensive Income and Provisions in the Consolidated Statements of Financial Position.

9.                                      Borrowings

On June 14, 2013, the Company entered into a loan agreement with Hercules (“Original Facility”). This $10.0 million facility agreement was amended and restated on June 26, 2014 (“2014 Amended Facility”).

On May 6, 2016, the Company executed a second amended and restated loan agreement (“2016 Amended Facility”) with Hercules. The 2016 Amended Facility includes a total commitment from Hercules of up to $40.0 million, of which $20.0 million is outstanding as of December 31, 2016, (December 31, 2015: $20.0 million) and extends the maturity date from June 30, 2018 to May 1, 2020. The Company did not draw down any additional amounts. The interest rate is adjustable and is the greater of 1) 8.25% or 2) 8.25% plus the prime rate less 5.25%. Under the 2016 Amended Facility, the interest rate will initially be 8.25% per annum with a back-end fee of 4.85% and facility fee of 0.75% of the outstanding loan amounts. The interest-only payment period is set at November 2017, but can be extended to 24 months upon the Company raising a cumulative $30.0 million in up-front corporate payments and/or proceeds from equity financings (the “Raisings”) and to 30 months upon the Company raising a cumulative $50.0 million from Raisings.

The amortized cost of the 2016 Amended Loan as of December 31, 2016, was $20.2 million (December 31, 2015: $20.2 million) and is recorded net of discount and debt issuance costs. The foreign exchange gain on the borrowings was $0.9 million in 2016 (2015: loss of $2.2 million). The fair value of the loan approximates its carrying amount, given the impact of discounting is insignificant as the loan is amortized at a market conforming interest rate.

During 2016, an amount of $2.2 million, compared with $2.4 million for 2015, was recorded as interest expense in relation to the 2014 Amended and the 2016 Amended Facility.

The 2016 Amended Facility contains covenants that restrict the Company’s ability to, amongst other things, incur future indebtedness and obtain additional financing, to make investments in securities or in other companies, to transfer assets, to perform certain corporate changes, to make loans to employees, officers and directors, and to make dividend payments and other distributions. The Company secured the facilities by pledging the shares in its subsidiaries, substantially all its receivables, moveable assets as well as the equipment, fixtures, inventory and cash of uniQure Inc. Further, the Company has periodic reporting requirements and is required to keep a minimum cash balance deposited in bank accounts in the United States, equivalent to the lesser of the outstanding balance of principal due and 50% of worldwide cash reserves. This restriction on the cash reserves only relates to the location of the cash reserves, but all cash reserves are at free disposal of the Company.

The 2016 Amended Facility contains provisions that include the occurrence of a material adverse effect, as defined therein, which would entitle Hercules to declare all principal, interest and other amounts owed by the Company immediately due and payable. As of December 31, 2016, the Company was in compliance with all covenants and provisions.

The aggregate maturities of the borrowings, including $4.8 million of coupon interest payments and financing fees, for each of the four years subsequent to December 31, 2016, are: $2.2 million in 2017, $9.1 million in 2018, $8.9 million in 2019, and $4.7 million in 2020.

10.                               Share-based compensation

The Company’s shareholders in June 2016 and 2015 approved a further amendment and restatement of the Company’s 2014 Share Incentive Plan (“2014 Plan”), increasing the shares authorized for issuance by 3,000,000 (2015: 1,070,000) to 5,601,471. The Company issued share options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) under the Amended 2014 Plan. In addition, the Company granted options to the shareholders of 4D in connection with their provision of services to the Company, and options to executives under Rule 5653(c)(4) of the NASDAQ Global Market, as a material inducement to enter into employment with the Company.

The Company recognized expenses related to share-based payment transactions of $4.6 million for the year ended December 31, 2016, compared to $8.5 million for the year ended December 31, 2015.

Share-based compensation expense recognized by classification included in the consolidated statements of operations and comprehensive loss is as follows:

	Years ended December 31,
	2016	2015
	$ in thousands
Research and development	2,580	4,967
Selling, general and administrative	2,065	3,486
Total	4,645	8,453
Research and development, excluding 4D	2,497	3,577

Share-based compensation expense recognized by award type is as follows:

	Years ended December 31,
	2016	2015
	$ in thousands
Award type
Share options	3,578	7,215
Restricted share units (“RSUs”)	568	1,238
Performance share units (“PSUs”)	499	—
	4,645	8,453

Share options

The movement in the number of share options outstanding under the plans is as follows:

€

	2012 Plan		2014 Plan		Other plans
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
January 1, 2015	1,527,782	€4.01	1,068,750	$9.40	457,308	€0.05
Granted	—	—	1,366,500	$18.26	200,000	$27.82
Forfeited	—	—	(94,092)	$10.39	—	—
Exercised	(449,838)	€3.98	(92,932)	$9.42	(304,872)	€0.05
December 31, 2015	1,077,944	€4.02	2,248,226	$14.75	352,436	€0.05/$27.82
Reclassification	—	—	(800,000)	$16.00	800,000	$16.00
Granted	—	—	899,178	$11.44	125,000	$12.98
Forfeited	—	—	(407,577)	$16.50	(937,500)	$17.73
Exercised	(510,547)	€3.12	(87,425)	$9.36	(152,436)	€0.05
Expired	(84,391)	€3.07	(39,636)	$12.26	—	—
December 31, 2016	483,006	€5.13	1,812,766	$12.47	187,500	$17.93

Of the 2,483,272 share options outstanding (2015: 3,678,606), 1,185,895 share options (2015: 1,391,426) were vested and exercisable (within limitations of the Company’s Insider Trading Policy). The weighted average life of share options outstanding as of December 31, 2016, is 7.07 years (2015: 6.38 years). The weighted average exercise price of share options vested and exercisable as of December 31, 2016, is €5.13 (2015: €3.83) for the 2012 plan and $12.57 (2015: $9.76) for the 2014 plan.

The share options granted in the year ended December 31, 2016, under the 2014 Plan included 45,000 share options awarded to non-executive members of the Board of Directors (of which 25,000 vest in January 2017), 100,000 share options awarded to Mr. Kapusta following his nomination as interim Chief Executive Officer on September 29, 2016, and 302,500 share options granted to the Management Team.

The share options forfeited in 2016 included 5,000 share options forfeited by non-executive members of the Board of Directors. The 800,000 options granted to the former Chief Executive Officer Mr. Soland on appointment in December 2015 as an inducement grant were reclassified to the Other plans in the table above and in September 2016 Mr. Soland forfeited his inducement grant upon his resignation.

The share options granted in the year ended December 31, 2015, under the 2014 Plan included 800,000 options granted to Mr. Soland, on appointment and 100,000 options granted as an incentive to Mr. Kapusta in August 2015 which were subject to shareholder approval at the 2016 Annual General Meeting and were subsequently approved by the shareholders on June 15, 2016.

The holders of the 4D share options exercised their remaining 152,436 share options outstanding upon vesting in February 2016.

Share options outstanding at the end of the year have the following weighted-average remaining contractual life and ranges of exercise prices:

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	€3.07 - $27.96	539,139
6 years	€10.10	141,319
7 years	$9.35-$9.63	591,301
8 years	$14.71 - $27.96	361,250
9 years	$5.99- $18.21	850,263
At December 31, 2016		2,483,272

Weighted average remaining contractual life	Range exercise price per share	Number of options
0 to 5 years	€0.05 - €3.07 $9.35	971,718
6 years	€3.07	324,503
7 years	€10.10	141,319
8 years	$9.35 - $9.63	679,816
9 years	$14.71 - $27.96	1,561,250
At December 31, 2015		3,678,606

Through January 15, 2015, the Company used the Black-Scholes option-pricing model to value these awards. Thereafter, the Company began using the Hull & White option-pricing model. Model input for the valuation is based on the following key variables:

	Years ended December 31,
Assumptions	2016	2015
Options with change of control and service based vesting conditions	2,483,272	3,678,606
Share price (1)	€3.07- $27.96	€3.07- $27.96
Estimated fair value per option as of grant date	$3.54 - $15.85	$9.31 - $15.85
Expected volatility (2)	75%	75%
Expected term (3)	10 years	6.11 and 10 years
Exercise price	€3.07- $27.96	$14.71 - $27.96
Expected dividend yield (4)	0%	0%
Risk-free rate (5)	0.16% - 2.67%	0.57% - 0.62%

(1)             Closing share price on the grant dates.

(2)             uniQure used an estimated volatility figure, which was determined based on volatility analysis of companies in the same sector and of a similar size.

(3)             In 2013 —December 2016: period from grant until the expected exercise date, thereafter the contractual term of 10 years.

(4)             Company currently does not pay dividends and has no plans to do so.

(5)             Based on Government bonds with a term that is commensurate with the expected term of each option tranche. Also considered is the risk- free rate over the performance period for each option tranche.

Expected option term

uniQure considered various approaches to take into account the effects of expected early exercise whereby the length of the vesting period, the expected share price development, the expected share price volatility and the participants’ employee level within the organization have been analyzed.

For grants up to January 15, 2015, the expected term is based on the midpoint between the vesting date and the contractual term of the option for the entire participant group (i.e. 6.11 years) as input for the Black-Scholes valuation model. Starting February 2015, the Company is using a Hull & White option model. The model captures early exercises by assuming that the likelihood of exercises will increase when the share price reaches defined multiples of the strike price. This analysis is included for the full contractual term.

Expected volatility

Due to the Company’s short history as a publicly traded company up to January 15, 2015, management estimated the expected volatility by reference to four similar publicly traded entities.

Restricted share units (RSUs), performance share units (PSUs)

The movement in the number of RSUs/PSUs issued under the 2014 Plan is as follows:

	Restricted share units	Performance share units	Total
		Number
January 1, 2015	179,068	—	179,068
Granted	—	—	—
December 31, 2015	179,068	—	179,068
Granted	358,678	111,564	470,242
Forfeited	(51,615)	—	(51,615)
Distributed	(179,068)	—	(179,068)
December 31, 2016	307,063	111,564	418,627

The weighted average fair value of the RSU’s granted during 2016 was $9.05 and $5.76 for the PSUs. In determining the fair values no payments of dividends were assumed during the service periods ranging from one to three years.

The RSUs granted for the year ended December 31, 2016, include 25,000 units awarded to non-executive members of the Board of Directors, vesting in January 2017 and 140,000 units awarded to members of the Management Team. In October 2014, the Company granted 179,068 RSUs to its former CEO Mr. Aldag, all of which vested in March 2016. The other RSUs have a vesting period varying from one to three years from grant date.

The PSUs granted for the year ended December 31, 2016, include 111,564 units which will vest on the third anniversary of the grant, subject to the grantee’s continued employment. PSU grants are linked to specific performance criteria as determined by the Board of Directors and will be earned based on the actual achievement of this specific criteria, during the first year following the grant (known as the performance period), as determined by the Board of Directors. The grants include 23,064 units to the executive members of the Board of Directors and 88,500 units granted to other members of the Management Team. The grants of the four executives leaving the Company as a result of the strategic review were accelerated as of December 31, 2016. In September 2016, the Company awarded 61,560 units subject to the successful implementation of the strategic plan to its Chief Executive Officer. As these units are discretionary to the Board’s assessment of 2017 performance, they are not included in the above table.

11.                               Shareholders’ equity

During the twelve months ended December 31, 2016, uniQure recognized $0.9 million losses (2015: $1.6 million losses) as translation adjustments concerning uniQure Inc.; these adjustments are presented in the Statement of Comprehensive Loss as other comprehensive income.

As of December 31, 2016, the Company’s reserves were restricted for the capitalization of development costs of $0.0 million (2015: $0.4 million) and for a currency translation adjustment loss of $8.0 million (2015: loss of $7.2 million). Under Dutch law the legally restricted reserve for the capitalization of development costs is non-distributable to uniQure’s shareholders. The reserve for the currency translation adjustment is reflected in uniQure’s equity, under other comprehensive income.

As of December 31, 2016, the Company’s authorized share capital is €3.0 million (exchange rate as of December 31, 2016, of 1.05204 $ / €; $3.2 million), divided into 60,000,000 ordinary shares, each with a nominal value of €0.05. Under Dutch law, the authorized share capital is the maximum capital that the Company may issue without amending its articles of association.

All shares issued by the Company were fully paid. Besides the minimum amount of share capital to be held under Dutch law, there are no distribution restrictions applicable to the equity of the Company.

In the year ended December 31, 2015, the Company issued shares to BMS upon extinguishment of derivative obligations following the collaboration agreement:

	Ordinary shares		Share	Total shareholders’
	No. of shares	Amount	Premium	equity
	$ in thousands, except share and per share amounts
Issuance of shares at $33.84 per share on June 12, 2015	1,112,319	61	25,366	25,427
Issuance of shares at $29.67 per share on August 7, 2015	1,275,789	71	37,782	37,853
Extinguishment of derivative upon issuance of shares on August 7, 2015	—	—	1,410	1,410
Balance at December 31, 2015	2,388,108	132	64,558	64,690

12.                               Expenses by nature

Operating expenses included the following cost by nature:

	Years ended December 31,
	2016	2015
	$ in thousands
Employee-related expenses	41,278	32,240
Laboratory and development expenses	21,054	10,452
Legal and advisory expenses	11,715	11,502
Office and housing expenses	10,384	7,075
Patents and license expenses	1,348	1,149
Depreciation and amortization expenses	6,578	4,915
Non-employee share-based compensation expenses	83	1,390
Other operating expenses	4,988	6,448
Total	97,428	75,171

Details of employee related expenses are as follows:

	Years ended December 31,
	2016	2015
	$ in thousands
Wages and salaries	24,999	18,241
Social security costs	1,824	1,440
Health insurance	1,099	828
Pension costs - defined contribution plans	1,088	608
Share-based compensation expenses	4,562	7,063
Consultant expenses	5,873	3,037
Other employee expenses	1,833	1,023
Total	41,278	32,240
Number of employees at the end of the period	251	198

13.                               Finance income and expense

	Years ended December 31,
	2016	2015
	$ in thousands
Finance income:
Interest income on cash and cash equivalents	70	121
Foreign exchange gains - net	1,940	—
Derivative gains	875	493
Total finance income:	2,885	614
Finance expense:
Interest expenses on Hercules borrowing	(2,174)	(2,419)
Foreign exchange losses - net	(906)	(2,242)
Interest expense on financing lease	—	(16)
Total finance expense:	(3,080)	(4,677)
Finance income / (expense) - net	(195)	(4,063)

Foreign exchange gains / (losses) — net includes foreign currency gains and losses on cash and cash equivalents, Hercules borrowing and other foreign currency monetary items.

14.                               Income tax expense

No current tax charges or liabilities were recorded in 2016 and 2015 by the Dutch and U.S. operations since these operations were in a loss-making position. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets.

The reconciliation of the Dutch statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2016, and 2015 is as follows:

	December 31, 2016	December 31, 2015
	$ in thousands
Net loss before tax for the period	(71,392)	(81,102)
Expected tax benefit / (expense) at the tax rate enacted in the Netherlands (25%)	17,848	20,275
Difference in tax rates between the Netherlands and foreign jurisdictions	1,905	1,816
Net change in valuation allowance	(18,900)	(19,329)
Non deductible expenses, net	(1,174)	(2,129)
Deductible expenses directly recognized in equity	—	168
Change in fair value of contingent consideration	270	(336)
Tax benefit / (expense) recorded in the period	(51)	465

Current tax benefit / (expense)	(51)	(51)
Deferred tax benefit / (expense)	—	516
Tax benefit / (expense) recorded in the period	(51)	465

Non-deductible expenses predominantly relate to share-based compensation expenses for an amount of $1.2 million in 2016 (2015: $2.1 million).

Since its incorporation in 2013 uniQure Inc. capitalized its startup losses under Sec 195 of the U.S. internal revenue code. Such start-up losses will be amortized over a fifteen years and available to be offset against future taxable income once the entity commenced an active trade or business. On filing it return for the year ended December 31, 2015, uniQure Inc. determined it had started an active trade or business as of January 1, 2015. The temporary differences arising from the capitalization of start-up losses will roll up into future operating losses. uniQure Inc. currently does not expect to utilize the above tax benefits within the foreseeable future and therefore did not recognize a deferred tax asset.

As of December 31, 2016, the Dutch fiscal unity has an estimated $182.0 million (2015: $137.0 million) of taxable losses that can be used in the following nine years. The expiration dates of these Dutch losses carried forward is summarized in the following table. In the years ended December 31, 2016, and 2015, no amounts of unused tax losses expired.

	2017	2018	2019	2020	>2021
	$ in thousands
Loss expiring	21,523	17,579	19,070	17,333	13,043

There are no unrecognized tax benefits for the years ended December 31, 2016 and 2015.

15.                               Basic and diluted earnings per share

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding, assuming conversion of all potentially dilutive ordinary shares. As the Company has incurred losses, all potentially dilutive ordinary shares would have an antidilutive effect, if converted, and thus have been excluded from the computation of loss per share.

	Years ended December 31,
	2016	2015
BMS warrants (1)	3,587,333	3,088,027
Warrants	37,175	170,802
Share options under 2012 Plan	483,006	1,077,944
Share options under 2014 Plan	1,812,766	2,248,226
Share options (other)	187,500	352,436
RSUs and PSUs	418,627	179,068
Total potential dilutive ordinary shares	6,526,407	7,116,503

(1) The number of BMS warrants was determined using management’s best estimate of shares to be issued.

16.                               Operating lease commitments

The Company leases various office space and laboratory space under operating lease agreements, expiring at various dates through 2032. A number of the lease contracts provide the Company with an option to extend the lease term and also provide for annual minimum increases in rent, usually based on a consumer price index.

Lexington, Massachusetts

In July 2013, uniQure entered into a lease for a facility in Lexington, Massachusetts, United States. The term commenced in November 2013. The lease for this facility terminates in 2024, and subject to the provisions of the lease, may be renewed for two subsequent five-year terms. The Company expects to complete the qualification of its approximately 53,000 square feet manufacturing facility in 2017. The future aggregate minimum lease payments under the non-cancellable term of the lease amount to $14.4 million. The lease payments will be recognized as an expense on a straight-line basis over term of the lease, taking into account the lease incentives in a total amount of $7.3 million as received from the landlord. This results in a monthly expense of $92,680. During 2016, the Company expensed a total amount of $1.1 million (2015: $1.1 million). As of December 31, 2016, the Company recorded a total deferred rent of $6.2 million (2015: $6.9 million), with a current element of $0.7 million (2015: $0.6 million).

Paasheuvelweg, Amsterdam

In March 2016, the Company entered into a 16-year lease for a facility in Amsterdam, the Netherlands and amended this agreement in June 2016. The term commenced in March 2016, with an option to extend for further periods of five years. The Company intends to initiate the consolidation of its three Amsterdam sites into the new site in early 2017. The lease for this facility terminates in 2032. Following the completion of its restructuring by the end of 2017, the Company will seek to sublease parts of the facility. The future aggregate minimum lease payments under the non-cancellable term of the lease amount to $23.4 million.

Meibergdreef and Academisch Medisch Centrum (“AMC”) campus, Amsterdam

uniQure leases two facilities of approximately 26,000 square feet in aggregate from the AMC, located at Meibergdreef in Amsterdam, the Netherlands. uniQure agreed with AMC to terminate the agreements effective June 1, 2017, for one facility and effective December 31, 2017 for the other facility. The future aggregate minimum lease payments under the non-cancellable term of the lease amount to $0.3 million.

In April 2014, uniQure also entered into a lease with the AMC for an office facility of approximately 7,100 square feet, located on the AMC campus. The minimum lease period terminates in December 2017. The future aggregate minimum lease payments under the non-cancellable term of the lease amount to $0.2 million.

In April 2015, uniQure entered into a lease with Jan Snel B.V. for laboratory facility of approximately 9,300 square feet, also located on the AMC campus. The minimum lease period terminates in September 2018. The future aggregate minimum lease payments under the non-cancellable term of the lease amount to $1.0 million.

The lease expenditure charged to the Statement of Comprehensive Loss amounts to $4.4 million in the year ended December 31, 2016 (2015: $1.8 million).

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Years ended December 31,
	2016	2015
	$ in thousands
Not later than 1 year	2,852	3,138
Later than 1 year and not later than 5 years	13,840	8,780
Later than 5 years	22,663	6,898
Total	39,355	18,816

17.                               Commitments and Contingent liabilities

a.                                      Royalties and milestones

In the course of its business the Company enters as a licensee into contracts with other parties with regard to the development and marketing of its pipeline products. Among other payment obligations, the Company is obligated to pay royalties to the licensors based on future sales levels and milestone payments whenever specified development, regulatory and commercial milestones are met. As both future sales levels and the timing and achievement of milestones are uncertain, the financial effect of these agreements cannot be estimated reliably.

b.                                      Grant commitments

From October 1, 2000 until May 31, 2005, the Company’s predecessor entity received a technical development loan from the Dutch government in relation to the development of Glybera. This grant includes a repayment clause in the event the Company generates revenues from the related project. The Company received total grants of €3.6 million ($3.8 million) relating to eligible project costs in the grant period. The grant amount received bears interest of 5.7% per annum and must be repaid in the period January 1, 2008 through December 31, 2019 as a percentage of revenues, which are derived from product sales of Glybera. If future royalty payments are not sufficient to repay the grant on or prior to December 31, 2019, or if there are no revenues generated, the remaining balance will be forgiven. Repayment obligations continue to apply if the product is not commercialized or transferred to others. The total amount of the contingent commitment as of December 31, 2016, was €6.4 million or $6.8 million (2015: €6.1 million ($6.6 million)), comprising the original total amount of the grant together with interest accruing up to December 31, 2015. If the grant becomes repayable then it shall be accounted as a change in accounting estimate.

18.                               Related-party transactions

In the period ended December 31, 2016, and 2015, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants. In 2014, as part of a collaboration agreement between the Company and 4D Molecular Therapeutics (“4D”), the Company entered into a share-based payment transaction with the shareholders of 4D (see note 10). One of 4D’s managing directors currently serves as non-executive member on the Board of Directors. (see notes 2.16 and 10).

uniQure treats shareholders holding more than 5% of uniQure ordinary shares as related parties. Between January 1, 2015, and December 31, 2016, the following parties beneficially held more than 5% of uniQure’ s ordinary shares:

Bristol Myers Squibb

Chiesi Farmaceutici S.p.A (until January 1, 2016)

Forbion Capital Partners

Gilde Healthcare Partners

Coller Capital (until June 30, 2016)

Funds affiliated with Forbion Capital partners have a material interest in the Company. In addition, Mr. van Deventer who serves as non-executive member on the Board of Directors is a partner of Forbion.

Chiesi ceased to be identified as a related party as of January 1, 2016, due to the decline in the relative beneficial ownership below 5% and other qualitative considerations.

Refer to the note 3.3 and 4 regarding details of the transactions with BMS and Chiesi.

The following parties were registered as owning more than 5% of uniQure’s ordinary shares for some time during the period January 1, 2015 to December 31, 2016.

Fidelity Management & Research Company

Lupus Alpha PE Champions

Perceptive Advisors LLC

19.                               Key management compensation

On June 15, 2016, uniQure transitioned from a two-tier Management Board and Supervisory Board structure to a single Board of Directors with executive and non-executive directors.

The shareholders also approved the proposals to:

•                  Appoint Mr. Daniel Soland, the Company’s Chief Executive Officer, and Mr. Matthew Kapusta, the Company’s Chief Financial Officer, as executive directors; and

•                  Appoint Dr. Sander van Deventer, Ms. Paula Soteropoulos, Dr. David Schaffer, Mr. Will Lewis, Mr. Philip Astley-Sparke, and Mr. Jack Kaye as non-executive directors. As part of the governance transition, Mr. Ferdinand Verdonck and Mr. Joseph Feczko resigned from the board.

Mr. Soland resigned from the Company in September 2016. Mr. Kapusta was appointed Chief Executive Officer in December 2016.

Board of Directors

Members of the previous Supervisory Board are presented as non-executive members. The compensation costs of the Company’s Executive Directors, Mr. Kapusta, Mr. Soland (former CEO) and Mr. Aldag (former CEO) are included in the remuneration of the Board of Directors and excluded from the compensation costs of the Management Team.

The aggregate remuneration of the Board of Directors amounted to $1.8 million for the year ended December 31, 2016 (2015: $4.8 million). Details by director are as follows:

		Year ended December 31, 2016
		Short-term employee benefits	Share-based payments(7)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	552	423	7	—	—	982
Daniel Soland (1)	Executive	395	(154)	6	—	—	247
Philip Astley-Sparke (2)	Non-Executive, Chairman	—	67	—	48	—	115
Ferdinand Verdonck (3)	Non-Executive, Chairman	—	(6)	—	36	—	30
Joseph M. Feczko (3)	Non-Executive	—	(6)	—	17	—	11
Jack Kaye (4)	Non-Executive	—	12	—	25	—	37
Will Lewis	Non-Executive	—	58	—	58	—	116
David Schaffer	Non-Executive	—	87	—	—	—	87
Paula Soteropoulos	Non-Executive	—	49	—	40	—	89
Sander van Deventer	Non-Executive	—	53	—	43	—	96
Total		947	583	13	267	—	1,810

		Year ended December 31, 2015
		Short-term employee benefits	Share-based payments(7)	Post employment benefits	Board fee	Termination benefits	Total
		$ in thousands
Matthew Kapusta	Executive	665	758	—	—	—	1,423
Daniel Soland (1)	Executive	—	160	—	—	—	160
Joem Aldag (5)	Executive	1,241	1,527	24	—	25	2,817
Philip Astley-Sparke (2)	Non-Executive, Chairman	—	—	—	22	—	22
Ferdinand Verdonck (3)	Non-Executive, Chairman	—	11	—	93	—	104
Will Lewis	Non-Executive	—	21	—	65	—	86
David Schaffer	Non-Executive	—	—	—	—	—	—
Paula Soteropoulos	Non-Executive	—	—	—	42	—	42
Sander van Deventer	Non-Executive	—	11	—	52	—	63
Joseph M. Feczko (3)	Non-Executive	—	11	—	40	—	51
Sander Slootweg (6)	Non-Executive		17	—	16		33
Total		1,906	2,516	24	330	25	4,801

(1)                                 Appointed on December 18, 201,5 and resigned on September 22, 2016

(2)                                 Appointed on June 10, 2015, reappointed on June 15, 2016, and elected as Chairman on September 21, 2016

(3)                                 Resigned on June 15, 2016

(4)                                 Appointed on June 15, 2016

(5)                                 Resigned as an Executive Director on December 17, 2015

(6)                                 Resigned on June 10, 2015

(7)                                 The share based payment reflects the value of equity settled share options and RSUs expensed during the year, as required by IFRS 2.

The compensation costs of the Management Team for the year ended December 31, 2015, and 2016 were as follows:

		Short-term employee benefits	Share based payments	Post- employment benefits	Termination benefits	Total
		$ in thousands
Management Team	Year ended December 31, 2015	2,476	1,591	94	—	4,161
	Year ended December 31, 2016	2,564	1,660	101	1,548	5,873

Refer to note 10 for further information regarding share-based payment awarded to key management personnel and directors. Expenses resulting from the acceleration of performance share units for executives leaving the Company are presented within share-based payments. Termination benefits include short-term incentive bonus for the period ended December 31, 2016, that were agreed as part of the termination arrangement.

21.                               Events after the reporting date

None

22.                               Signing of the consolidated financial statements

Amsterdam, April 14, 2017

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman
Chief Executive Officer and interim Chief Financial Officer

Jack Kaye, Member

Will Lewis, Member

David Schaffer, Member

Paula Soteropoulos, Member

Sander van Deventer, Member

C                                       Company-only Financial Statements uniQure N.V. for the year ended December 31, 2016

Page

Company only Statement of Financial Position as of December 31, 2016	86
Company only Statement of Profit or Loss for the year ended December 31, 2016	87
Notes to Company-only Financial Statements	88

uniQure N.V.

Company-Only Statement of Financial Position

		December 31,	December 31,
	Note	2016	2015
		$ in thousands
Current assets
Cash and cash equivalents		28	4
Total current assets		28	4
Non-current assets
Financial fixed assets	3	63,816	131,783
Total non-current assets		63,816	131,783
Total assets		63,844	131,787

Current liabilities
Accrued expenses and other current liabilities		156	22
Debt to related party—embedded derivatives	7	—	1,080
Provision		—	1,445
Total current liabilities		156	2,547
Non-current liabilities
Debt to related party—embedded derivatives	7	51	578
Total non-current liabilities		51	578
Total liabilities		207	3,125

Shareholders’ equity
Share capital		1,593	1,542
Share premium		287,681	285,139
Other Reserves		28,661	24,887
Accumulated deficit		(254,298)	(182,906)
Total shareholders’ equity	5	63,637	128,662
Total liabilities and shareholders’ equity		63,844	131,787

uniQure N.V.

Company-Only Statement of Profit or Loss

	Years ended December 31,
	2016	2015
	$ in thousands
Loss from subsidiaries	(63,871)	(71,328)
Result uniQure N.V.	(7,521)	(10,688)
Net loss	(71,392)	(82,016)

Notes to the Company-only Financial Statements

1.                                      General

uniQure N.V. (“uniQure” or the “Company”) was incorporated on January 10, 2012.

The Company-only financial statements are part of the 2016 financial statements of uniQure N.V. On February 10, 2014, the Company converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands into a public company with limited liability (naamloze vennootschap), and changed its legal name from uniQure B.V. to uniQure N.V.

With reference to the Company-only income statement of uniQure, use has been made of the exemption pursuant to Section 402 of Book 2 of the Dutch Civil Code. For setting the principles for the recognition and measurement of assets and liabilities and determination of the result for its Company-only financial statements, uniQure makes use of the option provided in Section 2:362 (8) of the Dutch Civil Code.

The Company is the parent company of the uniQure group and is listed at the NASDAQ. The Company provides intercompany funding to its operational subsidiaries in the form of loans and equity financing. The Company conducts its business through its Dutch subsidiary uniQure Biopharma B.V. (“Biopharma”). Biopharma owns the U.S. operating entity uniQure Inc. as well as the German operating entity uniQure GmbH. The Company issued a joint and several liability statement per section 2 art 403 of the Dutch Civil Code, for the benefit of its Dutch subsidiaries, thereby establishing a contingent liability.

uniQure N.V. forms a fiscal unity with its Dutch subsidiaries for income tax purposes. In accordance with the standard conditions, a company and its subsidiaries that form the fiscal unity are jointly and severally liable for tax payable by the fiscal unity. The allocation of the tax expense will be considered at the time when the Company will be eligible to process tax expenses.

2.                                      Basis of preparation

These Company-only financial statements are prepared based on International Financial Reporting Standards recognition and measurement principles as issued by the International Accounting Standards Board and as adopted by the European Union for the financial year ended December 31, 2016. Please see the notes to the consolidated financial statements for a description of these recognition and measurement principles.

In the Company-only financial statements, investments in subsidiaries and long-term loan receivables are measured at their net asset value, being the equity of the respective subsidiary. The carrying amount of long-term loan receivables is reduced to the amount that is recoverable.

The Company-only financial statements have been prepared on a going concern basis based on the Company’s cash and cash equivalents as of December 31, 2016, and the Company’s budgeted cash flows for the twelve months following the signature date.

Change in presentation currency

The Company’s shares are listed on the NASDAQ Global Market subjecting the Company to U.S. Securities and Exchange Commission (“SEC”) rules and regulations. Since June 2016, the Company no longer qualifies as Foreign Private Issuer under the Securities Exchange Act of 1934 (“Exchange Act”) and the Securities Act of 1933 (“Securities Act”). As such, the Company is required to comply with the reporting requirements applicable to U.S. domestic filers including the filing of consolidated financial statements in accordance with U.S. GAAP. The Company elected to present its U.S. GAAP consolidated financial statements in U.S. dollar ($).

To enhance comparability between the Company’s statutory financial statements and reports filed with the SEC, the Company elected to change the presentation currency in its statutory IFRS consolidated financial statements and Company-only Financial Statements to U.S. dollar and aligned the presentation of its IFRS consolidated financial statements, where permitted by IFRS, with the presentation in the U.S. GAAP consolidated financial statements. These changes in presentation are voluntary changes in accounting policy and are applied retrospectively.

3.                                      Financial fixed assets

uniQure N.V. holds investments into the following entities:

	Percentage	Statutory
Name	of shares	seat
uniQure biopharma B.V	100%	Amsterdam
uniQure IP B.V.	100%	Amsterdam

	Loans to subsidiaries	Investment into subsidiaries	Total
		$ in thousands
Cost	261,151	2,773	263,924
Accumulated loss from subsidiaries	(129,368)	—	(129,368)
Accumulated losses	—	(2,773)	(2,773)
Carrying amount January 1, 2016	131,783	—	131,783
Repayments	(3,309)	—	(3,309)
Contribution into capital	(240,676)	240,676	—
Loss from subsidiaries	(63,397)	—	(63,397)
Accumulated loss from subsidiaries	185,341	(185,341)	—
Currency translation effects	(1,259)	(2)	(1,261)
Carrying amount December 31, 2016	8,483	55,333	63,816
Cost	8,483	243,356	251,839
Accumulated loss from subsidiaries	—	(185,343)	(185,343)
Accumulated losses	—	(2,680)	(2,680)
Carrying amount December 31, 2016	8,483	55,333	63,816

In December 2016, the Company contributed loan receivables to uniQure Biopharma B.V and uniQure IP B.V. As of December 31, 2016, the Company carrying amount of the loan receivable from uniQure Biopharma B.V. was $8.5 million (2015: $131.8 million). Biopharma’s net equity deficit as of December 31, 2016, amounts to $54.9 million (2015: $131.8 million). The loan receivable of the Company to Biopharma and shares owned in Biopharma have been impaired to the amount of net equity deficit.

4.                                      Shareholders’ equity

During the period covered by these Company-only financial statements uniQure had a single class of shares which are denominated as ordinary shares.

	Attributable to equity holders of the Company
	Share Capital		Share	Other	Accumulated
	No. of shares	Amount	Premium	Reserves	Deficit	Total Equity
	$ in thousands
Balance at December 31, 2015	24,327,944	1,542	285,139	24,887	(182,906)	128,662
Loss for the period	—	—	—	—	(71,392)	(71,392)
Other comprehensive loss, net of tax	—	—	—	(871)	—	(871)
Exercise of share options	750,408	41	2,542	—	—	2,583
Restricted share units distributed during the period	179,068	10	—	—	—	10
Share-based compensation expense	—	—	—	4,645	—	4,645
Balance at December 31, 2016	25,257,420	1,593	287,681	28,661	(254,298)	63,637

Further disclosures relating to the capital contributions and share-based payment expenses can be found in notes 10 and 11 to the consolidated financial statements.

As of December 31, 2016, a total of 25,257,420 ordinary shares were issued and paid up in full at a nominal value of €0.05 per share (2015: 24,327,944 ordinary shares). Of these, 929,476 ordinary shares were issued during the year (2015: 6,235,750 ordinary shares).

The total proceeds for issuance of shares during the period amount to $2.6 million (2015: $150.1 million).

5.                                      Compensation of the Board of Directors

For the period ending December 31, 2016, the Company recorded an amount of $0.0 million (December 31, 2015: $0.0 million) for social security and payroll tax obligations, in relation to the Board of Directors.

Refer to note 19 to the consolidated financial statements.

Personal loans or guarantees have not been provided by any member of the uniQure group to any member(s) of the Board of Directors.

6.                                      Derivative financial instruments to related parties

BMS warrants

As part of the collaboration agreement (see note 3.3 to the Consolidated Financial Statements) BMS was granted two warrants, the first BMS warrant and the second BMS warrant. These warrants provide BMS the right to purchase an additional 10% equity ownership immediately after the exercise of the warrants. The Company has determined that BMS’ rights to acquire equity in the future are financial instruments. The instruments are presented within non-current liabilities.

During the year ended December 31, 2016, the Company recognized a gain of $0.5 million in finance income (2015: $0.9 million gain) related to fair value changes of the warrants.

Warrants convertible loan

In 2012, uniQure issued warrants in connection to a convertible loan agreement with four of its major shareholders (Forbion, Gilde, Grupo Netco and Lupus Alpha), which in July 2013 converted into equity. The warrants have been derecognized in 2016 resulting in a $1.0 million non-cash gain presented in “Finance income” (2015: finance expense of $0.4 million).

7.             Audit fees

The following table sets forth, for each of the years indicated, the fees billed by the Company’s independent public accountant firm and the percentage of each of the fees out of the total amount billed by the accountants.

	Years ended December 31,
	2016		2015
	$ in thousands	%	$ in thousands	%
Audit of the financial statements	1,150	100%	822	98%
Tax services	—	0%	20	2%
Total	1,150	100%	842	100%

The fees listed above relate to the procedures applied to the Company and its consolidated group entities by accounting firms and independent auditors as referred to in Section 1, subsection 1 of the Dutch Accounting Firms Oversight Act (Dutch acronym: Wta), as well as by Dutch and foreign-based accounting firms, including their tax services and advisory groups.

8.             Signing of the Financial Statements

Amsterdam, April 14, 2017

Executive Director	Non-Executive Directors

Matthew Kapusta,	Philip Astley-Sparke, Chairman

Chief Executive Officer and interim Chief Financial Officer	Jack Kaye, Member

Will Lewis, Member

David Schaffer, Member

Paula Soteropoulos, Member

Sander van Deventer, Member

D             Other Information

Page

Statutory Arrangement Concerning the Appropriation of Profit	94
Proposed Result Appropriation for the Financial Year 2016	94
Independent Auditor’s Report to the general meeting of uniQure N.V.	95

Statutory Arrangement Concerning the Appropriation of Profit

The statutory arrangements regarding the appropriation of the profit is described in article 10.1 of the articles of association:

10.1. Profit and loss / Distributions on Shares.

10.1.1. The Board will keep a share premium reserve and profit reserve for the Shares.

10.1.2. The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3. Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4. The Board may determine that any amount out of the profit shall be added to the reserves.

10.1.5. The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.

10.1.6. On a proposal of the Board the General Meeting may resolve to distribute to the Shareholders a dividend in the form of Shares in the share capital of the Company.

10.1.7. Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

10.1.8. No dividends shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

Proposed Result Appropriation for the Financial Year 2016

We propose to the General Meeting of Shareholders to allocate the net loss for the twelve-month period ended December 31, 2016, of $71.4 million to the accumulated deficit.

Independent auditor’s report

To: the general meeting and the audit committee of uniQure N.V.

Report on the financial statements 2016

Our opinion

In our opinion:

•                                the accompanying consolidated financial statements give a true and fair view of the financial position of uniQure N.V. as at 31 December 2016 and of its result and cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code;

•                                the accompanying company financial statements give a true and fair view of the financial position of uniQure N.V. as at 31 December 2016 and of its result for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

What we have audited

We have audited the accompanying statutory financial statements 2016 of uniQure N.V., Amsterdam (‘the company’). The financial statements include the consolidated financial statements of uniQure N.V. and its subsidiaries (together: ‘the Group’) and the company only financial statements.

The consolidated financial statements comprise:

•                                the consolidated statement of financial position as at 31 December 2016;

•                                the following statements for 2016: the consolidated profit or loss and other comprehensive income, changes in equity and cash flows; and

•                                the notes, comprising a summary of the significant accounting policies and other explanatory information.

The company financial statements comprise:

•                                the company only statement of financial position as at 31 December 2016;

•                                the company only statement of profit or loss for the year then ended; and

•                                the notes, comprising a summary of the accounting policies and other explanatory information.

The financial reporting framework that has been applied in the preparation of the financial statements is EU-IFRS and the relevant provisions of Part 9 of Book 2 of the Dutch Civil Code for the consolidated financial statements and Part 9 of Book 2 of the Dutch Civil Code for the company only financial statements.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, P.O. Box 90357, 1006 BJ Amsterdam, the Netherlands

T: +31 (0) 88 792 00 20, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

The basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the section ‘Our responsibilities for the audit of the financial statements’ of our report.

Independence

We are independent of uniQure N.V. in accordance with the ‘Verordening inzake de onafhankelijkheid van accountants bij assuranceopdrachten’ (ViO) and other relevant independence requirements in the Netherlands. Furthermore, we have complied with the ‘Verordening gedrags- en beroepsregels accountants’ (VGBA).

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our audit approach

Overview and context

uniQure N.V. is a biopharmaceutical company specializing in the field of gene therapy. uniQure seeks to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. The company is a public company listed on the NASDAQ. To comply with Dutch statutory requirements, the company uses EU-IFRS and Part 9 of Book 2 of the Dutch Civil Code as their accounting framework for the statutory financial statements.

We designed our audit by determining materiality and assessing the risks of material misstatement in the financial statements. In particular, we looked at where the board of directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. Refer to paragraph 2.2 of the financial statements where the company describes the areas of judgment in applying accounting policies and the key areas of estimation uncertainty. Given the judgement related to change in accounting policy on presentational currency and other changes in presentation, we considered this to be a key audit matter as set out in the key audit matter section of this report. In addition, other areas of focus included:  financial instruments, share-based compensation, assessment of prior year control deficiencies, and the entity’s ability to continue as a going concern. As in all of our audits, we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the board of directors that may represent a risk of material misstatement due to fraud.

We ensured that the audit teams both at group and at component levels included the appropriate skills and competences which are needed for the audit of a biopharmaceutical company. We therefore included specialists in the areas of information technology, taxation and valuations specifically for share-based compensation and financial instruments in our team.

2

The outlines of our audit approach were as follows:

Materiality

•                               Overall materiality: $3.8 million which represents 5% of net loss before tax.

Audit scope

•                               We conducted audit work in two locations in Amsterdam (the Netherlands) and Lexington (the U.S. facility), covering substantially all material classes of transactions and balances.

Key audit matters

•                               Change in accounting policies within the statutory financial statements including changes in presentation and error corrections.

Materiality

The scope of our audit is influenced by the application of materiality which is further explained in the section ‘Our responsibilities for the audit of the financial statements’.

We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and to evaluate the effect of identified misstatements on our opinion.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

Overall group materiality	$3.8 million (2015: $3.3 million).
How we determined it	5% of net loss before tax based on the consolidated financial statements.
Rationale for benchmark applied

We have applied this benchmark, a generally accepted auditing practice, based on our analysis of the common information needs of users of the financial statements. On this basis we believe that net loss before tax is an important metric for the financial performance of the company.

Component materiality

To each component in our audit scope, we, based on our judgement, allocate materiality that is less than our overall group materiality. The range of materiality allocated across components was between $1.9 million and $3.8 million.

We also take misstatements and/or possible misstatements into account that, in our judgement, are material for qualitative reasons.

3

We agreed with the audit committee that we would report to them misstatements identified during our audit above $188 thousand (2015: $83 thousand) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

The scope of our group audit

uniQure N.V. is the parent company of a group of entities. The financial information of this group is included in the consolidated financial statements of uniQure N.V.

The group audit focussed on the significant components which included the uniQure European entities and uniQure Inc., which is based in the U.S. Substantially all of the consolidated financial statements are subject to audit procedures.

The uniQure European entities component was subjected to an audit of its complete financial information as this component is individually significant to the group. The uniQure Inc. component was subjected to specific risk-focussed audit procedures as the component included significant risk areas and material groups of transactions.  The uniQure Inc. component was audited by a component auditor.

Where the work was performed by component auditors, we determined the level of involvement we needed to have in their audit work to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole. The group engagement team visited the component team during the course of the audit.

The group consolidation, financial statement disclosures and a number of areas of focus are audited by the group engagement team at the head office. These include derivative financial instruments, contingent consideration, share-based payments and impairment analyses.

By performing the procedures above at components, combined with additional procedures at group level, we have obtained sufficient and appropriate audit evidence regarding the financial information of the group as a whole to provide a basis for our opinion on the consolidated financial statements.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements. We have communicated the key audit matters to the audit committee; but they are not a comprehensive reflection of all matters that were identified by our audit and that we discussed. We described the key audit matters and included a summary of the audit procedures we performed on those matters.

The key audit matter was addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon. We do not provide a separate opinion on this key audit matter or on specific elements of the financial statements. Any comments we make on the results of our procedures should be read in this context.

4

Key audit matter	How our audit addressed the matter

Change in accounting policy in reporting currency, other changes in presentation and error corrections
Refer to note 2.1, Basis of Preparation

With regard to both the consolidated financial statements and the company only financial statements, the company changed its accounting policy in presentation currency from euros to U.S. dollars which is in scope of IAS 8, Accounting policies, changes in accounting estimates and errors. The change in presentation currency is a change in accounting policy, and should be applied retrospectively in accordance with IAS 8. The company also incorporated other presentation changes disclosed in footnote 2.1. These changes do not constitute as a change in accounting policy, but guidance in IAS 1, Presentation of financial statements, should be considered. The changes are to enhance comparability between the financial statements included in documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the statutory financial statements issued in the Netherlands. Changes were made to align the reporting currency to U.S. dollar and the presentation of the statutory financial statements with reports filed with the SEC.

With regard to the consolidated financial statements, management identified four out-of-period adjustments from 2015 recorded during 2016, one revision to the 2015 consolidated statement of profit or loss and other comprehensive income, and one revision to the 2015 consolidated statement of cash flows. The out-of-period adjustments as well as the revisions fall in scope of IAS 8, Accounting policies, changes in accounting estimates and errors. These are discussed and disclosed in footnote 2.1 of the consolidated financial statements. The central issue regarding the correction of the out-of-period errors is whether these corrections, individually or in aggregate, are material, which would potentially necessitate a restatement.

This matter is deemed to be a key audit matter as the corrections impact comparability with the previously issued financial statements and require judgment in assessing the materiality of the errors.

Our audit procedures performed over the changes in presentation including the following:

•                  We validated the foreign exchange rates utilized to translate the functional currency into the presentation currency with third party source documents and verification of the rate applied.

•                  We evaluated the underlying root cause and reasons for the changes to ensure that any presentational changes are not incorrectly classified and should be accounted for as errors or change in estimate.

•                  We ensured the retrospective application is consistently applied in all periods presented in the consolidated financial statements, including the opening balance sheet of the earliest period presented (i.e. 1 January 2015) as required by IAS 8.

•                  We ensured both the accuracy and completeness of disclosures about the change in presentation, including the specific changes applied and the rationale for the change, that are fundamental and would enhance clarity for the users of the financial statements.

•                  We ensured other alignments in the disclosures met the requirements of IFRS.

In accordance with IAS 8, material errors require retrospective application and specific disclosures. Our audit procedures performed over the errors include following:

•                  We assessed whether the errors are material individually or in aggregate in the periods presented. In assessing the materiality of the errors, we considered both the Rollover and Iron Curtain methods (i.e., cumulative effect vs. corrections made in the same period). We agreed with management that none of the errors, individually or in aggregate, are material.

•                  We ensured that the disclosures on the identified errors met the requirements of IAS 8.

•                  To the extent appropriate, we evaluated whether voluntary revisions in the prior period are appropriate for comparability (i.e. whether the change enhance the users to better understand the operational results of the company).

•                  We assessed for potential control deficiencies related to these errors and concluded that the errors were a remnant of material control deficiencies that existed in the past. Most of these errors were detected by management with improved process and controls in 2016. We have no indications that these errors are indicative of material internal control deficiencies over financial reporting in the current control environment.

Our procedures did not yield any material exceptions.

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Report on the other information included in the annual report

In addition to the financial statements and our auditor’s report thereon, the annual report contains other information that consists of:

•                                the report of the Board of Directors;

•                                the other information pursuant to Part 9 of Book 2 of the Dutch Civil Code;

Based on the procedures performed as set out below, we conclude that the other information:

•                                is consistent with the financial statements and does not contain material misstatements;

•                                contains all information that is required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained in our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements.

By performing our procedures, we comply with the requirements of Part 9 Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of such procedures was substantially less than the scope of those performed in our audit of the financial statements.

Management is responsible for the preparation of the other information, including the directors’ report and the other information pursuant to Part 9 Book 2 of the Dutch Civil Code.

Report on other legal and regulatory requirements

Our appointment

We were appointed as auditors of uniQure N.V. by the shareholders at the annual meeting held on 30 March 2013 and the appointment has been renewed annually by shareholders representing a total period of 4 years consecutively.

Responsibilities for the financial statements and the audit

Responsibilities of the board of directors and the audit committee

The board of directors is responsible for:

•                                the preparation and fair presentation of the financial statements in accordance with EU-IFRS and with Part 9 of Book 2 of the Dutch Civil Code; and for

•                                such internal control as the board of directors determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, the board of directors is responsible for assessing the company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the board of directors should prepare the financial statements using the going-concern basis of accounting unless the board of directors either intends to liquidate the company or to cease operations, or has no realistic alternative but to do so. The board of directors should disclose events and circumstances that may cast significant doubt on the company’s ability to continue as a going concern in the financial statements.

The audit committee is responsible for overseeing the company’s financial reporting process.

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Our responsibilities for the audit of the financial statements

Our responsibility is to plan and perform an audit engagement in a manner that allows us to obtain sufficient and appropriate audit evidence to provide a basis for our opinion. Our audit opinion aims to provide reasonable assurance about whether the financial statements are free from material misstatement. Reasonable assurance is a high but not absolute level of assurance which makes it possible that we may not detect all misstatements. Misstatements may arise due to fraud or error. They are considered to be material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

Materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

A more detailed description of our responsibilities is set out in the appendix to our report.

Eindhoven, 14 April 2017

PricewaterhouseCoopers Accountants N.V.

Original has been signed by R.M.N. Admiraal RA

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Appendix to our auditor’s report on the financial statements 2016 of uniQure N.V.

In addition to what is included in our auditor’s report we have further set out in this appendix our responsibilities for the audit of the financial statements and explained what an audit involves.

The auditor’s responsibilities for the audit of the financial statements

We have exercised professional judgement and have maintained professional scepticism throughout the audit in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error. Our audit consisted, among other things of the following:

•                                Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the intentional override of internal control.

•                                Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•                                Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the board of directors.

•                                Concluding on the appropriateness of the board of directors’ use of the going concern basis of accounting, and based on the audit evidence obtained, concluding whether a material uncertainty exists related to events and/or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report and are made in the context of our opinion on the financial statements as a whole. However, future events or conditions may cause the company to cease to continue as a going concern.

•                                Evaluating the overall presentation, structure and content of the financial statements, including the disclosures, and evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Considering our ultimate responsibility for the opinion on the company’s consolidated financial statements we are responsible for the direction, supervision and performance of the group audit. In this context, we have determined the nature and extent of the audit procedures for components of the group to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole. Determining factors are the geographic structure of the group, the significance and/or risk profile of group entities or activities, the accounting processes and controls, and the industry in which the group operates. On this basis, we selected group entities for which an audit or review of financial information or specific balances was considered necessary.

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We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the audit committee, we determined those matters that were of most significance to the audit of the financial statements of the current period and are therefore the key audit matters. We described these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, not communicating the matter is in the public interest.

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